        As Filed with Securities and Exchange Commission on June 20, 2000
                          Registration No. ____________
                United States Securities and Exchange Commission
                             Washington, D.C. 20549

                                    Form SB-2

             Registration Statement under the Securities Act of 1933

                       COMPUTERIZED THERMAL IMAGING, INC.
                 ----------------------------------------------
                 (Name of Small Business Issuer in Its Charter)


     Nevada                        3815                           87-0458721
-----------------           --------------------          ----------------------
 (State or Other             (Primary Standard               (I.R.S. Employer
 Jurisdiction of                Industries                Identification Number)
Incorporation or            Classification Code
  Organization)                    Number)


                     476 Heritage Park Boulevard, Suite 210
                               Layton, Utah 84041
               voice: (801) 776-4700      fax: (801) 776-6440
  -----------------------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)


                     476 Heritage Park Boulevard, Suite 210
                               Layton, Utah 84041
               voice: (801) 776-4700      fax: (801) 776-6440
  -----------------------------------------------------------------------------
                    (Address of Principal Place of Business)


                               Kevin Packard, CFO
                     476 Heritage Park Boulevard, Suite 210
                               Layton, Utah 84041
               voice: (801) 776-4700      fax: (801) 776-6440
  -----------------------------------------------------------------------------
            (Name, Address and Telephone Number of Agent For Service)


                                 With a copy to:

                               Joel Seidner, Esq.
                         5300 Memorial Drive, Suite 700
                              Houston, Texas 77007
          voice: (713) 861-1996 ext. 112      fax: (713) 552-0202


Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement has been declared effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                                Proposed
                                                                 Maximum
                                                                Offering       Proposed Maximum
Title of Each Class of                                          Price Per         Aggregate
Registration Securities to be                Amount To Be        Share          Offering Price       Amount of
Registered                                    Registered         (1)(2)              (1)(2)            Fee
---------------------------------            ------------      ----------      ----------------     ------------
Common Stock to be Resold (3):

Shares Outstanding                            16,129,153           $9.50       $ 153,226,954        $40,451.92

Shares Underlying Resale Warrants              6,381,963           $9.50       $  60,628,649        $16,005.96

Shares Underlying Resale Options                 916,222           $9.50       $   8,704,109        $ 2,297.88
                                              ----------                        ------------        ----------
Total                                         23,427,338                       $ 222,559,712        $58,755.76
                                              ==========                        ============        ==========

----------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(2) Based upon the average of the bid and ask prices of the Common Stock reported on the OTC Bulletin Board on June 15, 2000.

(3) Common Stock to be Resold includes shares of the Common Stock underlying outstanding securities which are exercisable for or convertible into the Common Stock which have not yet been exercised or converted.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

     The information in this Prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     Subject to completion, dated June 20, 2000.


                       COMPUTERIZED THERMAL IMAGING, INC.

                        23,427,338 SHARES OF COMMON STOCK


     This Prospectus relates to the resale of our Common Stock by selling stockholders listed on Page 53.

     Our common stock trades on the over-the-counter Bulletin Board of the NASD, also called the OTCBB, under the trading symbol: COII. On June 15, 2000, the closing bid for our common stock as reported on the OTCBB was $9.625 per share.

              -----------------------------------------------------

     RISK FACTORS. OUR COMMON STOCK IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER OUR RISK FACTORS SECTION BEGINNING ON PAGE 8 BEFORE MAKING AN INVESTMENT DECISION.

              -----------------------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the Prospectus. Any representation to the contrary is a criminal offense.

              -----------------------------------------------------

                  THE DATE OF THIS PROSPECTUS IS JUNE ___, 2000

                              CAUTIONARY STATEMENT

     You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. The selling security holders are offering to sell, and seeking offers to buy, shares of Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of Common Stock.


                                TABLE OF CONTENTS

Available Information...........................................................   3
Glossary of Terms...............................................................   4
Summary of Information in the Prospectus........................................   5
Risk Factors....................................................................   8
Use of Proceeds.................................................................  14
Price Range of Our Common Stock.................................................  14
Our Dividend Policy.............................................................  14
Management's Discussion and Analysis of Financial Condition and
  Results of Operations.........................................................  15
Our Business....................................................................  21
Our Management..................................................................  36
Executive Compensation..........................................................  38
Certain Relationships and Related Transactions..................................  45
Security Ownership of Certain Beneficial Owners and Management..................  46
Description of Securities.......................................................  47
Plan of Distribution............................................................  52
Selling Stockholders............................................................  53
Legal Proceedings...............................................................  58
Legal Matters...................................................................  60
Experts.........................................................................  61
Indemnification.................................................................  61
Changes in Registrant's Certifying Accountants..................................  62
Index to Financial Statements................................................... F-1


                              AVAILABLE INFORMATION

     We are subject to the reporting requirements of the Securities and Exchange Commission (the "Commission"). We file periodic reports, proxy statements and other information with the Commission under the Securities Exchange Act of 1934. We will provide, without charge, to each person who receives a copy of this Prospectus, upon written or oral request, a copy of any information that is incorporated by reference in this Prospectus (not including exhibits to the information that are incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Requests should be directed to: Computerized Thermal Imaging, Inc., Attn: Kevin L. Packard, CFO, 476 Heritage Park Boulevard, Suite 210, Layton, Utah 84041, voice: (801) 776-4700, fax: (801) 776-6440. Our Internet address is www.cti-net.com.

     We have filed a Registration Statement on Form SB-2 under the Securities Act of 1993 Act with the Commission in connection with the securities offered by this Prospectus. This Prospectus does not contain all of the information that is in the Registration Statement. For further information with respect to us and the Registration Statement, you may inspect without charge, and copy our filings, at the public reference room maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Information about the public reference room is available from the Commission by calling 1-800-SEC-0330.

     The Commission maintains a web site on the Internet that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of the site is www.sec.gov. Visitors to the site may access such information by searching the EDGAR archives on this web site.

                                GLOSSARY OF TERMS

     Each of the following short titles and terms are used throughout this Prospectus. They are summarized here for convenience only.

Bales Bales Scientific, Inc., our wholly-owned subsidiary acquired on April 18, 2000.

BATTELLE            Battelle Memorial Institute, our principal systems engineer.

Beach Beach Boulevard, LLC, one of our primary financial supporters.

Company             Computerized Thermal Imaging, Inc. and Subsidiaries.

CT                  Computed Tomography.

CTICO               Thermal Medical Imaging, Inc., an 88%-owned subsidiary.

CTII Computerized Thermal Imaging International, Inc., an entity with which we have marketing agreements for deployment of our Medical Imaging Systems

FDA                 US Food and Drug Administration.

HICFA               The Health Insurance Care Financing Administration.

INFORMIX Informix Corporation, our principal software database provider.

Medical Imaging     Our Breast Imaging and General Use Systems.
Systems

MFG Manhattan Financial Group, one of our primary financial supporters and advisors.

MR                  Magnetic Resonance.

NM                  Nuclear Medicine.

OTCBB               Over-the-Counter Bulletin Board of the NASD.

PAC                 Picture Archiving and Communications System.

PET                 Positron Emission Tomography.

TRW                 TRW, Inc., our principal systems development vendor.

TII                 Thermal Imaging, Inc, an affiliate of David B. Johnston.

US                  Ultrasound.

                    SUMMARY OF INFORMATION IN THE PROSPECTUS

     This Summary highlights selected information contained in this Prospectus. To understand this offering fully, you should read the entire Prospectus carefully, including the Risk Factors beginning on Page 8 and the Financial Statements beginning on Page F-1.

     We were incorporated on June 10, 1987 in the State of Nevada. In 1988 we acquired substantially all of the assets of Thermal Imaging, Inc. that consisted of certain intellectual property regarding thermal imaging technology. We are presently a development stage company and have not yet had revenues from operations or sales of any magnitude related to our medical imaging equipment. Our Breast Imaging System is presently undergoing clinical trial testing that is required for FDA approval. We recently acquired Bales Scientific, Inc., a medical and industrial imaging equipment company, that had audited revenues of $893,247 for the 12-month period ended January 31, 2000.

     References to us in this Prospectus include our recently-acquired, wholly-owned subsidiary Bales Scientific, Inc. ("Bales") and our 88%-owned subsidiary, Thermal Medical Imaging, Inc. ("CTICO").

OUR PRODUCTS AND SERVICES

     We integrate computer hardware, proprietary software, and sophisticated heat sensing cameras to create systems that produce, interpret, and catalogue computerized thermal images for medical applications. Unlike most other imaging modalities, our computerized thermal imaging systems photograph how the body functions, in contrast to how it is structured, allowing painless, noninvasive detection of physiology-based disorders. Through Bales, we design, manufacture and sell high resolution, dynamic, digital infrared Imaging Workstations and related products for both medical and industrial applications. Specialized cameras developed as part of these workstations are integral components of our Breast Imaging and General Use Systems ("Medical Imaging Systems"). Our Breast Imaging System will initially serve as a non-invasive, painless adjunct to mammography. Our General Use System will function as a general diagnostic tool to help healthcare payers identify and reduce fraudulent workers' compensation claims. Our recently introduced Photonic Stimulators are used to increase blood flow and circulation in the treatment of chronic pain. Industrial application of our imaging systems include non-destructive inspection of aging aircraft, electronics, composites, metals and other advanced materials, as well as breakthroughs in the inspection of turbine blades of large power-generation equipment.

     Our revenue model offers our Medical Imaging Systems on a fee-per-use, maintenance-included, basis to create strong adoption incentives for healthcare providers burdened with large, often unexpected, maintenance costs and capital budgets. Due to the recent occurrence of our acquisition of Bales, we have not yet established a revenue model for our Photonic Stimulators and Imaging Workstations or assessed the marketability of these products for industrial and medical application. Such models and assessments are part of our plans for the coming fiscal year.

     TRW, Inc. ("TRW") is our primary systems development vendor, Battelle Memorial Institute ("BATTELLE") is our principal systems engineer and Informix Corporation ("INFORMIX") is our primary software database provider.

We expect these significant strategic partners will help us meet our rapid growth objectives.

     OUR MEDICAL IMAGING SYSTEMS

     Our Breast Imaging and General Use System each include: (1) a proprietary, climate-controlled examination unit; (2) a proprietary, test administration protocol; (3) infrared imaging and analysis hardware, including our sophisticated heat-sensing camera designed and manufactured by Bales, and high-speed computers; (4) our patent-pending thermal imaging software; and (5) our picture-archiving and communications ("PAC") system that comprises patient health cards holding 2,000 pages of information, a health card reader-writer and a Web-based user interface connection to an off-site, central database that catalogues all images and associated patient data from all of our sites.

     OTHER IMAGING SYSTEMS HAVE LIMITATIONS

     Established medical imaging modalities create anatomical snapshots, but do not expose dynamic, functional disorders. For example, mammography only detects the presence of a breast tumor; whether it functions as a cancer remains the task of a biopsy. In workers' compensation cases, healthcare payers bear higher costs because they lack the tools to economically and credibly challenge fraudulent claims.

     OUR SOLUTION: RECORD FUNCTION, NOT FORM

     We believe that our computerized, thermal imaging technology can complement other imaging modalities to reduce the number of benign biopsies and fraudulent workers' compensation claims. The body's response to stress or disease often stimulates caloric activity, generating heat that radiates through the skin. In a controlled environment, our Medical Imaging Systems can dynamically record the skin's response over time, compare it to a statistically valid model of "normal" and "abnormal" responses, and reliably infer a problem with the performance (not the structure) of an organ or body part. Our Medical Imaging Systems complement standard structural images with functional images in order to generate new insights into breast cancer activity and the progression of pain in the body. In time, we intend to use our adaptable technology to become the perfect compliment to the established imaging modalities and to create the first quantitative, multi-modality medical imaging system.

     FDA APPROVAL

     Our Breast Imaging and General Use Systems qualify as medical devices under 21 U.S.C. 321(h) because they are intended for use in the diagnosis, cure, mitigation, treatment or prevention of disease and do not interact chemically with the body. Typically, low risk (Class I or Class II) devices that are substantially similar to approved products already on the market can obtain FDA clearance by the agency's pre-market notification known as a 510(k) filing. Sophisticated instruments that entail significant risk are generally classified as Class III devices and require manufacturers to submit a Pre-Market Application ("PMA") to the FDA. A PMA is much more complex and time-consuming to prepare than a 510(k) filing. A PMA typically contains a significant quantity of clinical testing, manufacturing and other data, all of which are carefully scrutinized by the FDA to demonstrate the product's safety, reliability and effectiveness.

     We do not believe that either of our Medical Imaging Systems requires us to submit a PMA to the FDA for approval. Notwithstanding, we have chosen to pursue FDA approval via the PMA process to gain market acceptance of our Breast Imaging System. We believe that FDA approval of our Breast Imaging System will lend credibility to all of our imaging systems and ease the task of introducing our General Use System to the market, enable us to reference medical efficacy claims in connection with marketing efforts, enhance physician acceptance of our systems and obtain designation of insurance payment codes for particular procedures.

     The FDA is permitting us to submit our approval application in five modules, thereby, accelerating the data submittal and review process. We have already filed three modules and anticipate submitting the two remaining modules in 2000.

CONTACTING US

     Our web site is www.cti-net.com. However, the information contained on our web site is not part of this Prospectus. Our principal executive offices are located at: Computerized Thermal Imaging, Inc., 476 Heritage Park Boulevard, Suite 210, Layton, Utah 84041, voice: (801) 776-4700, fax: (801) 776-6440.

THE OFFERING

Common stock outstanding............................... 80,188,899 shares. (1)

Common Stock to be offered
  by our Selling Stockholders.......................... 23,427,338 shares. (2)


-------------------

(1) Includes shares of our common stock outstanding as of June 15, 2000, but does not include 15,748,555 shares underlying any of our outstanding options and warrants.

(2) Includes: (i) 16,129,153 shares issued and outstanding, (ii) 6,381,963 shares underlying the Resale Warrants, and (iii) 916,222 shares underlying the Resale Options.

THE MARKET FOR OUR COMMON STOCK

     Our common stock trades on the Over-the-Counter Bulletin Board of the NASD (the "OTCBB") under the trading symbol "COII". The market for our common stock is highly volatile. We can provide no assurance that there will be a market in the future for our common stock.

                                  RISK FACTORS

     Any investment in shares of our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this Prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business would likely suffer, the market price of our common stock could decline and you may lose all or part of the money you paid to buy our common stock.

     WE ARE A DEVELOPMENT STAGE COMPANY. WE HAVE NOT HAD REVENUES FROM OPERATIONS. WE HAVE A LIMITED OPERATING HISTORY. WE MAY NEVER HAVE REVENUE FROM OPERATIONS. WE MAY NEVER BE PROFITABLE.

     We have been engaged primarily in research and development activities. We have only recently begun product commercialization. The likelihood of our success must be considered in view of all of the risks related to the commercialization of our imaging systems, including whether or not there will be medical market acceptance of our Medical Imaging Systems. With limited exception, our products have not been used in commercial applications, other than clinical testing. Our ability to achieve profitability will depend, in part, on our ability to successfully develop clinical applications, obtain regulatory approvals for our Medical Imaging Systems and develop the capacity to manufacture and market our products. There is no assurance that we will be able to successfully make the transition from research and development to commercialization.

     WE HAVE HAD, AND COULD HAVE, LOSSES, DEFICITS, AND DEFICIENCIES IN LIQUIDITY THAT COULD IMPAIR OUR ABILITY TO GROW.

     Our ability to achieve profitability depends on our ability to successfully develop and market our Medical Imaging Systems. There is no assurance that we will be able to accomplish this in a profitable manner. We are subject to all of the risks inherent in a growing venture, including the need to develop marketing expertise and produce significant revenue. We may incur losses, deficits and deficiencies in liquidity for the foreseeable future due to the significant costs associated with the commercialization of our Medical Imaging Systems.

     For fiscal year 1999, we had a net loss of $(5,025,841), a deficit of $(25,708,810) and stockholders' deficit of $(159,709). For fiscal year 1998, we had a net loss of $(5,943,885), a deficit of $(20,682,969) and stockholders' deficit of $(2,787,343). For the nine months ended March 31, 2000 (unaudited), we had a net loss of $(5,339,391), a deficit of $(31,048,201) and stockholders' equity of $45,713,398.

     WE WILL NEED MORE FINANCING FOR GROWTH.

     We have limited internal financial resources. Until our operating results improve, we must obtain outside financing to fund the expansion of our business and to meet our obligations as they become due. Any additional debt or equity financing may be dilutive to our shareholders. Financing must be provided from future operations, the sale of equity securities, borrowing, or other sources of third-party financing. The sale of equity securities could dilute our existing stockholders' interest, and borrowings from third parties could result in our assets being pledged as collateral and loan terms that would increase our debt service requirements and, thereby, could restrict our operations. There is no assurance that capital will be available from any of these sources, or, if available, upon terms and conditions acceptable to us.

     OUR INDEPENDENT ACCOUNTANTS HAVE EXPRESSED DOUBTS ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

     The reports of our independent accountants for the fiscal years ended June 30, 1999 and 1998 include explanatory paragraphs that describes substantial doubt concerning our ability to continue as a going concern without additional capital. Although we have since raised additional capital through two private placements, we may continue to incur losses in the foreseeable future due to the significant costs associated with research and development and commercialization of our products.

     WE HAVE NEVER PAID A CASH DIVIDEND AND IT IS LIKELY THAT THE ONLY WAY YOU WILL REALIZE A RETURN ON YOUR INVESTMENT IS BY SELLING YOUR SHARES.

     We have never paid cash dividends on any of our securities. Our Board of Directors does not anticipate paying cash dividends in the foreseeable future. We currently intend to retain future earnings to finance our growth. As a result, your return on investment in our stock will likely depend on your ability to sell our stock at a profit.

     THERE IS LIMITED MARKET LIQUIDITY FOR OUR SECURITIES AND THERE ARE PENNY STOCK SECURITIES LAW CONSIDERATIONS THAT COULD LIMIT YOUR ABILITY TO SELL YOUR SHARES.

     On June 15, 2000, the closing bid price of our common stock was $9.625 per share. If our closing stock price were to fall below $5.00, our stock would be considered "penny stock" and the sale of our stock would be subject to the "penny stock rules" of the Securities and Exchange Commission. These rules require broker-dealers to take steps before making any penny stock trades in customer accounts including the requirement to advise a customer about the lowest offer and highest bid for our stock, to state the broker dealer's compensation on the trade, and to make a special written suitability determination for the customer and receive the customer's prior written agreement. If we were to become subject to the penny stock rules, there could be delays in the trading of our stock. The market liquidity of our stock could be adversely affected.

     THE MARKET PRICE OF YOUR SHARES MAY BE VOLATILE.

     The stock market price of medical equipment companies like us has been volatile. Securities markets may experience price and volume volatility. The market price of our stock may experience wide fluctuations, as it has in the recent past, that could be unrelated to our financial and operating results.

     WE COULD ISSUE PREFERRED STOCK AND THIS COULD HARM YOUR INTERESTS.

     We presently have authorized 3,000,000 shares of preferred stock, par value $.001 per share, none of which are outstanding. The shares of preferred stock, when and if issued, could adversely affect the rights of the holders of common stock and could prevent holders of common stock from receiving a premium for their common stock. An issuance of preferred stock could result in a class of securities outstanding that would have preferences with respect to voting rights and dividends and in liquidation over the common stock, and could (upon conversion or otherwise) enjoy all of the rights of holders of common stock. Our Board's authority to issue preferred stock could discourage potential takeover attempts and could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve and more costly.

     WE MAY SEEK BUSINESS COMBINATIONS WITH OTHER FIRMS AND ISSUE MORE SECURITIES THAT COULD DILUTE YOUR INTERESTS AND PLACE MORE OF OUR SHARES INTO THE MARKET.

     We may enter into business combinations with other firms by exchanging our stock. Doing so would enable us to acquire additional assets without spending cash. However, it may result in dilution in per-share net tangible book value to existing shareholders, and put more of our shares into the market.

     WE MAY NOT BE ABLE TO COMPETE FOR BUSINESS AND THIS WOULD SUBSTANTIALLY IMPAIR OUR GROWTH.

     There are other companies that are engaged in the medical imaging business. Many of our competitors are established companies with substantially greater capital resources and substantially greater marketing capabilities. No assurances can be given that we will be able to successfully compete with such companies. We anticipate that the number of competitors will increase in the future as the role of software in medical applications increases.

     IF WE WERE UNSUCCESSFUL IN PREVENTING OTHERS FROM USING OUR INTELLECTUAL PROPERTY, WE WOULD LOSE A COMPETITIVE ADVANTAGE.

     We have common law rights to our intellectual property. We applied for patents on some aspects of our Medical Imaging Systems and hold other patents in connection with our Imaging Workstations and Photonic Stimulators. There can be no assurance that the steps we have taken to protect our property will be adequate to deter misappropriation. Any attempts that we make to defend our intellectual property would be expensive and time consuming.

     WE ARE SUBJECT TO GOVERNMENT REGULATION.

     FDA APPROVAL

     Our Breast Imaging System is presently undergoing clinical trial testing for FDA approval. There is no assurance that we will ever receive FDA approval. Failure to secure FDA approval would reduce the market for our products.

     MEDICAL CARE PAYMENT SYSTEMS

     Third party payers, such as Medicare or Medicaid, could reduce the reimbursement rate for usage of equipment such as ours. This could reduce the market for our products.

     WE ARE DEPENDENT ON OUR PRESENT MANAGERS AND OUR ABILITY TO GROW COULD BE IMPAIRED IF WE LOST THEIR SERVICES.

     Our success is substantially dependent upon the time, talent, and experience of David B. Johnston, David A. Packer and Richard V. Secord who are several of our officers. Mr. Packer is our key product employee. Mr. Johnston and General Secord are our key marketing employees. We have employment agreements with each of these individuals. The loss of the services of any of them could have a material adverse impact on us. No assurance can be given that a replacement for any of them could be located. In order for us to expand, we must continue to improve and expand the level of expertise of our personnel and we must attract, train and manage qualified managers and employees to oversee and manage our expanding operations. Demand for medical technology personnel is high. There is no assurance that we will be in a position to offer competitive compensation to attract or retain such personnel. You should not invest in us unless you are willing to entrust all aspects of our management to our directors and officers.

     WE MAY NOT BE ABLE TO MANAGE GROWTH AND THIS COULD RESULT IN A WEAKENING OF OUR FINANCIAL AND COMPETITIVE POSITION.

     Our intention is to expand business operations by acquiring companies and commercializing our imaging systems and related products. This expansion will subject us to a variety of risks associated with rapidly growing companies. In particular, our plans may place a significant strain on our day-to-day operations. There can be no assurance that our plans, controls or personnel will be sufficient to meet these demands. Inadequacies in these areas could have a material adverse effect on our business, financial condition and results of operations.

     WE DO NOT HAVE PRODUCT LIABILITY INSURANCE.

     The manufacture and sale of medical imaging information systems entail significant risk of product liability claims. We do not believe that we need product liability insurance now because our imaging systems are either in development or operated by our subsidiary, which carries insurance for our clinical trials. There can be no assurance that we can obtain insurance coverage with limits adequate to protect us from any liability that might arise in connection with the sale of our products. We anticipate obtaining product liability coverage as our products are commercialized. However, this type of insurance is expensive and may not be available at all.

     YOU HAVE A RISK OF DILUTION.

     As of June 16, 2000, we had outstanding a total of 15,748,555 options and warrants to purchase our common stock at exercise prices ranging from $.60 to $9.0625 per share, which are near or below current market prices. Of these, 2,271,083 options and warrants expire at various times through the year 2000, 1,215,000 options and warrants expire at various times through the year 2001, 1,900,000 options and warrants expire at various times through the year 2002, 8,262,472 options and warrants expire at various times through the year 2005 and 2,100,000 expire after 2005. If the exercise of warrants or options occur at below market prices, you will be subject to an immediate dilution in your per-share net tangible book value.

     We have a financing arrangement whereby Beach Boulevard, L.L.C. ("Beach") is currently required to provide us with up to $4,000,000 in financing from time to time under certain conditions and then only if we desire to obtain financing from Beach from time to time. This financing arrangement is in the form of a Securities Purchase Agreement whereby Beach purchases shares of our common stock at a 15% discount to the market price of our common stock at the time of the funding. The issuance of shares to Beach may have a severe dilutive effect.

     If fundings with Beach occur, the actual number of shares of our common stock that will be issuable to Beach is based upon fluctuations in the market price of our common stock, cannot be determined until the time of the transactions with Beach and is calculated by a formula in the Securities Purchase Agreement. There is no limit on the number of shares that could be issued to Beach upon further transactions pursuant to the Securities Purchase Agreement. The actual number of shares of our common stock that may be issuable and beneficially owned by Beach in connection with the transactions cannot be determined at this time.

     THE SALE OF OUR OUTSTANDING SHARES COULD RESULT IN A LOW MARKET PRICE FOR YOUR COMMON STOCK. THERE IS A LIMITED PUBLIC FLOAT FOR OUR COMMON STOCK AND YOU MAY NOT BE ABLE TO SELL YOUR SHARES AT THE PRICE, OR IN THE VOLUME, YOU DESIRE.

     As of June 15, 2000, we had outstanding 80,188,899 shares of common stock, out of which approximately 30.8 million shares are restricted securities. Approximately 12.5 million shares of our restricted common stock has been held for less than one year and cannot be traded without an effective registration statement or acceptable opinion that such shares could be sold. Approximately
4.9 million shares of our restricted common stock has been held by our shareholders for more than one year and less than two years and could be sold into the market immediately with volume limits pursuant to Rule 144. Approximately 13.4 million shares of our restricted common stock has been held by our shareholders for more than two years, most of which is held by affiliates and is subject to volume limits pursuant to Rule 144. In addition, if shares are issued in the future to Beach and those shares are sold, the price of our common stock may decrease due to these additional shares being sold into the market.

     WE INDEMNIFY OUR DIRECTORS AND OFFICERS AND THIS REDUCES THE LIKELIHOOD OF SHAREHOLDER LITIGATION.

     Our Bylaws provide that our directors and officers are indemnified by us if any are a party to a matter by reason of being a director or officer. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by our stockholders on our behalf against a director.

     WE MAY NOT BE ABLE TO COMPETE FOR BUSINESS AND THIS WOULD SUBSTANTIALLY IMPAIR OUR GROWTH.

     There are many other firms that compete in the medical imaging and diagnostic marketplace. We will have to compete with these firms when we commercialize our products and services. Most of our competitors are more established companies with substantially greater capital resources and marketing capabilities. We anticipate that the number of competitors will increase in the future. No assurance can be given that we will be able to successfully compete with these companies.

ANTI-TAKEOVER PROVISIONS.

     Our Articles of Incorporation and Bylaws contain provisions that may have the effect of discouraging certain transactions involving a change of control. Our Board of Directors has the authority to issue up to 3,000,000 shares of preferred stock. Our ability to issue shares of preferred stock could have the effect of discouraging unsolicited acquisition proposals or making it more difficult for a third party to gain control of us, or otherwise could adversely affect the market price of our common stock.

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS.

     This Prospectus contains numerous forward-looking statements about our business and future. The United States Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Our forward-looking statements are expressed in good faith and we believe that there is a reasonable basis for us to make them. However, readers are cautioned not to place undue reliance on such statements. Forward-looking statements include, but are not limited to, statements about our:

     -    plans;

     -    objectives;

     -    goals;

     -    strategies;

     -    expectations for the future;

     -    future performance and events;

     -    underlying assumptions for all of the above; and

     -    other statements that are not statements of historical fact.

     We make these forward-looking statements based on our analysis of internal and external historical trends and future expectations. However, such statements involve risks and uncertainties that could cause our actual results to materially differ from our forward-looking statements and there can be no assurance that we will achieve the results set forth in these forward-looking statements. In addition to other factors, the following are important factors that could cause our actual results to materially differ from our forward-looking statements:

     -    the results of our pre-clinical and clinical testing;

     - the time and costs involved in obtaining regulatory approvals for our systems and products;

     - our ability to respond to changes in the medical technology marketplace including our ability to develop or acquire new technologies;

     -    competitive factors;

     - the availability of financing on terms and conditions acceptable to us;

     -    the availability of personnel with requisite skills; and

     - the terms of any new collaborative, licensing and other arrangements that we may establish.

     We have no obligation, or intent, to update or revise these forward-looking statements to reflect future events, new information or otherwise.

                                 USE OF PROCEEDS

     We will not receive any proceeds upon the sale of the Common Stock in this offering. If all the warrants and options in this offering are exercised, the net proceeds to us from the exercise of such, after the deduction of offering expenses, will be approximately $33.27 million. We intend to use any proceeds derived from the exercise of warrants and options for working capital and general corporate purposes. We will pay for the cost of registering the shares of Common Stock in this offering.

                         PRICE RANGE OF OUR COMMON STOCK

     Our common stock trades on the OTCBB under the trading symbol COII. This table summarizes the quarterly high and low bid prices per share for our common stock. The bid prices reflect inter-dealer prices, without retail markup, markdown, or commission and may not represent actual transactions.

          FISCAL YEAR ENDED JUNE 30, 1998
          -------------------------------
          First Quarter                                    $0.56           $1.69
          Second Quarter                                   $0.52           $1.06
          Third Quarter                                    $0.47           $0.81
          Fourth Quarter                                   $0.50           $1.11

          FISCAL YEAR ENDED JUNE 30, 1999
          -------------------------------
          First Quarter                                    $0.75           $2.13
          Second Quarter                                   $0.51           $0.76
          Third Quarter                                    $0.58           $1.75
          Fourth Quarter                                   $0.64           $1.06

          FISCAL YEAR ENDED JUNE 30, 2000
          -------------------------------
          First Quarter                                    $0.63           $1.45
          Second Quarter                                   $1.40           $5.03
          Third Quarter                                    $3.00          $20.63
          Fourth Quarter                                   $5.38          $13.75
          (through June 15, 2000)


     On June 15, 2000, the closing bid price of our common stock as reported on the OTCBB was $9.625 per share. On June 15, 2000, we had approximately 29,000 beneficial stockholders of our common stock and 80,188,899 shares of our common stock outstanding.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is Colonial Stock & Transfer Company, 455 East 400 South, #100, Salt Lake City, Utah 84111.

                               OUR DIVIDEND POLICY

     We have not paid, and do not intend to pay, cash dividends on our common stock in the foreseeable future. Our current dividend policy is to retain all earnings, if any, to provide funds for operation and expansion of our business. Our declaration of dividends, if any, will be subject to the discretion of our Board of Directors, who may consider, without limitation, factors such as our results of operations, financial condition, capital needs, and acquisition strategy.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     TRENDS/UNCERTAINTIES AFFECTING CONTINUING OPERATIONS

     The following discussion and analysis of the combined financial condition and results of operations should be read in conjunction with our Consolidated Financial Statements and Notes thereto contained in this Prospectus. Statements contained in this "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are not historical facts may be forward-looking statements. Such information involves risks and uncertainties that could cause actual results to differ materially from those projected. (Refer to "RISK FACTORS" beginning on Page 8 of this Prospectus).

     We are a development stage enterprise and have generated no significant revenues since inception in 1987. Although our recently acquired subsidiary, Bales, has generated limited revenues during the past several years, Bales has also primarily been a development stage enterprise since its inception. Accordingly, our ability to achieve profitability will depend, in part, on our ability to successfully develop clinical applications for our products, obtain regulatory approvals, and develop the capacity to manufacture and extensively market our products.

     We can make no assurances that we will be able to successfully make the transition from research and development to manufacturing and selling commercial thermal imaging products on a broad basis. While attempting to make this transition, we will be subject to all risks inherent in a growing venture, including, but not limited to, the need to develop and manufacture reliable and effective products, develop marketing expertise and expand our sales force.

     GENERAL

     We are a medical imaging systems integrator producing thermal imaging diagnostic and patient management systems configured to produce, interpret, and catalogue computerized thermal images for medical applications. Through Bales, we design, manufacture and sell high resolution, dynamic, digital infrared Imaging Workstations and related products for both medical and industrial application. Specialized cameras developed as part of these workstations are integral components of our Breast Imaging and General Use Systems. Our Breast Imaging System will serve as a non-invasive, painless adjunct to mammography, whereas, our General Use System will function as a diagnostic tool to help healthcare payers identify and reduce fraudulent workers' compensation claims. Our recently introduced Photonic Stimulators are used to increase blood flow and circulation in the treatment of chronic pain. Industrial application of our imaging systems include non-destructive inspection of aging aircraft, electronics, composites, metals and other advanced materials, as well as breakthroughs in the inspection of turbine blades of large power-generation equipment. TRW is our primary systems development vendor, BATTELLE is our principal systems engineer and INFORMIX is our primary software database provider.

     Capital is required to satisfy general corporate expenses, software license and maintenance contracts payments, professional fees to comply with securities reporting requirements, cost of clinical trials and technical support, FDA consulting expenses, acquisition of technology and expenses associated with the private placement and registration of our securities. Our capital resources are principally derived from the sale of our common stock and warrants from series of private placements recently conducted, equity funding pursuant to our agreement in effect with Beach Boulevard LLC, and the exercise of common stock warrants and options by our current shareholders.

RESULTS OF OPERATIONS

NINE MONTHS ENDED MARCH 31, 2000 COMPARED TO
  NINE MONTHS ENDED MARCH 31, 1999

     During the nine-month period ended March 31, 2000, we recorded a net loss of $5,339,391, a $1,865,954 increase over the same nine-month period loss in 1999 of $3,473,437. This increase was principally due to a $1,743,584 increase in research and development expenses, a $646,906 increase in general and administrative expenses, a $217,445 increase in depreciation expense; partially offset by a $540,501 decrease in interest expense.

     The increase in expenses for the nine months ended March 31, 2000 was primarily related to escalated efforts during the second and third quarters of the fiscal year to accelerate the FDA approval process and preliminary marketing efforts towards acceptance of our Breast Imaging System in the medical community and markets. Additional funding derived from the exercise of warrants and the sale of our common stock and warrants provided the resources for this increase in expenditures.

     The increase in research and development expenses between the two nine-month periods reflect large increases in TRW and patent work of $833,800 and of $593,000 in associated research and development expenses incurred through BATTELLE. The increase in general and administrative expenses reflected above primarily resulted from an increase in stockholder services costs of $826,400, an increase in salary expense of $336,300, an overall increase in office expenses of $267,700 and an increase in travel expenses of $69,200.

FISCAL YEAR ENDED JUNE 30, 1999 COMPARED TO
  FISCAL YEAR ENDED JUNE 30, 1998.

     We incurred a loss of $5,025,841 for the year ended June 30 1999 compared to a loss of $5,943,885 for the year ended June 30, 1998. The principal reason for our reduction in losses was a decrease of approximately $540,000 in general and administrative expenses; from $3,167,690 during the 1998 fiscal year to $2,626,562 during the 1999 fiscal year. This reduction in general and administrative expenses primarily resulted from a $153,000 reduction in SEC-related legal and accounting fees and a temporary reduction in office salaries of approximately $75,000. We incurred administrative charges of $850,167 for incentive stock options issued to non-employees in our fiscal years ended 1998 and 1999. We also incurred a $525,000 compensation expense in eliminating a $525,000 subscription receivable from an unrelated third party.

     During our fiscal year ended June 30, 1999, we spent $1,837,182 on research and development expenses compared to $2,430,038 in 1998. The decrease occurred despite higher clinical testing costs in 1999 ($659,091 in 1999 compared to $438,530 in 1998) and FDA and consulting expenses of $134,651 in 1999, due to a $750,632 decrease in TRW contract expenses, from $1,237,905 in 1998 to $485,273 in 1999. Shifting in contract objectives from product development and enhancement to support of clinical testing caused the large decrease. We also incurred expenses of $54,484 for research equipment in 1998 compared to $155,826 in 1999. During our 1999 fiscal year and all prior fiscal years, we expensed all costs associated with processes and systems, including software code writings, computer systems hardware and software purchases, material expenses in the development of our examination table and all payroll expenses throughout the periods presented.

     Interest expense increased to $568,221 from $415,101 largely due to the realization of discounts on two third-party notes that were convertible, upon maturity, into our common stock at a rate of fifty percent of market price. Depreciation expense during the two comparable periods was slightly higher in 1999, $50,353 in 1999 versus $32,344 in 1998.

SOURCES OF LIQUIDITY - CAPITAL RESOURCES

     NO REVENUES FROM OPERATIONS

     We have generated no significant revenues from operations since inception in 1987. Although our recently acquired subsidiary has generated limited revenues during the past several years, Bales, like us, has primarily been a development stage enterprise. (Refer to "RISK FACTORS" beginning on Page 8 of this Prospectus). Our cash requirements consist of, but are not limited to: general corporate expenses including office salaries and expenses, lease payments on our office space, acquisition of technology, software license and maintenance contracts payments, legal and accounting fees to comply with securities registration and reporting requirements, costs of clinical trials and technical support, FDA consulting expenses, and expenses associated with our recent private placements. Capital resources needed to meet our planned expenditures are derived from equity funding on the private placement of our common stock and warrants, equity funding pursuant to our agreement in effect with Beach, and the exercise of warrants and options by our current shareholders.

NINE MONTHS ENDED MARCH 31, 2000 COMPARED TO
  NINE MONTHS ENDED MARCH 31, 1999

     We funded our losses during the nine months ended March 31, 2000 through the issuance of our common stock aggregating $51,046,998 (net of offering costs); $44,543,103 that came from the sale of common stock pursuant to two private placements conducted during the quarter ended March 31, 2000 and $6,503,895 that came from Beach Boulevard and warrant holders exercising warrants. We also issued restricted common stock aggregating $417,343 to compensate various individuals and entities for services rendered.

     During the nine months ended March 31, 2000, we acquired an additional 10-percent interest in our majority-owned subsidiary, CTICO, for a combination of $60,000 in cash and restricted common stock of $165,500. For the same period, we incurred capital expenditures of $4,074,768 comprised of $236,768 in upgrades of our computers and thermal imaging systems and a software license agreement to establish our information database for $3,838,000. In conjunction with our acquisition of the software license agreement, we entered into a one-year maintenance agreement for $650,000. An initial payment of $1.6 million for the software license and maintenance agreement was made in February 2000. The balance owed on the software license and maintenance agreement of $2,888,000 was paid in April 2000.

     In comparison, we funded our losses during the nine months ended March 31, 1999 through issuances of our common stock, notes, and advances from one or more of the parties that have consistently provided funding to us. In connection therewith, we received funding of $2,263,200 from sales of our common stock including a private placement with an officer/director for $200,000, the exercise of certain warrants for $188,200, the completion of a private placement for $1 million, and $875,000 pursuant to a stock purchase agreement with Manhattan Financial Group ("MFG"). We further funded operations with common stock for services and through non-interest bearing advances from affiliates including the issuance of 3,936,150 common shares to certain affiliates as repayment of advances aggregating $1,968,085.

FISCAL YEAR ENDED JUNE 30, 1999 COMPARED TO
  FISCAL YEAR ENDED JUNE 30, 1998.

     We funded our losses during the fiscal years ended June 30, 1999 and 1998 through issuances of our common stock in exchange for cash contributions, notes, and through advances from parties that have previously provided funding including Thermal Imaging, Inc. ("TII"), an affiliate of Messr. Johnston; Doug Holt doing business as PDH, Ltd.; and Daron Dillia doing business as MFG.

     We received funding of $3,175,540 from sales of our stock during our fiscal year ended June 30, 1999, including $200,000 from a private placement of our stock with an officer/director; $188,200 from the exercise of warrants; $1,912,340, net, from the completion of two private placements, and $875,000 pursuant to a stock purchase agreement with MFG. We also received $1,500,000 pursuant to an Investment Agreement with Beach Boulevard. We also funded operations with stock for services and payment of non-interest bearing advances from affiliates. These transactions included the issuance of 4,864,184 shares to certain affiliates as repayment of advances; the issuance of 2,140,164 shares to MFG in satisfaction of two notes payable totaling $1,244,638 and the issuance of shares to relieve a $525,000 subscription receivable as compensation for services rendered.

     In comparison, we funded losses during our fiscal year ended June 30, 1998 by selling shares of common stock for cash in the amount $2,906,236. We also received advances of $1,416,574 from shareholders, issued 521,478 shares as compensation for services valued at $306,381 and issued warrants as compensation for services with an aggregate value of $1,006,000.

AGREEMENT WITH BEACH BOULEVARD, LLC. On March 4, 1999, we entered into a Securities Purchase Agreement (as amended in May 1999, the "Investment Agreement") with Beach Boulevard L.L.C. ("Beach"). Subject to certain conditions provided in the Investment Agreement, we could require Beach to purchase up to $7 million of our common stock in a series of $500,000 tranches. As of the date hereof, we have required Beach to purchase approximately $3 million of our common stock in a series of six tranches. The first two tranches were completed prior to our fiscal year ended June 30, 1999. At the closing of the first of these tranches on May 13, 1999, we issued 757,576 shares to Beach. At the closing of the second of these tranches on June 15, 1999, we issued 862,069 shares to Beach. Gross proceeds from these two tranches totaled $1,000,000. The third tranche closed on July 15, 1999 with 843,170 shares issued to Beach for additional gross proceeds of $500,000. Beach elected to participate in a fourth and fifth tranche on August 1, 1999 and September 13, 1999 with the issuance of 856,164 and 875,657 shares, respectively, and net proceeds to us of $978,458. During our quarter ended December 31, 1999, Beach participated in a sixth tranche resulting in net proceeds to us of $474,970. Since Beach's participation in the sixth tranche, we have made no requirements of funding by Beach, although Beach's obligation to provide funding, should we elect to require participation, continues in effect and is conditioned on various factors specified in the Investment Agreement.

     Because Beach is not required to purchase additional shares unless certain provisions are met as set forth in the Investment Agreement, there is no assurance that Beach will ultimately provide us with the remaining $4 million commitment.

AGREEMENT WITH MANHATTAN FINANCIAL GROUP. Since January 1, 1997, we have been a party to a Consulting Agreement with Manhattan Financial Group, a provider of financial advisory services. The term of the Consulting Agreement is for one year and automatically renews for annual periods thereafter unless terminated upon proper notification. Consideration paid in connection with the Consulting Agreement was 100,000 shares of our common stock and a five-year option to purchase an additional 2 million shares at $.60 per share. The Consulting Agreement remains in effect. Fees are negotiated on a case-by-case basis depending on services to be provided.

     On February 8, 1999, we entered into a stock purchase agreement with MFG wherein it subsequently purchased 2,364,865 shares of our common stock for $875,000 at 50% of our stock's low bid price as reported on the OTCBB for the period from February 8 through March 15, 1999. In May 1999, we issued 2,140,164 additional shares to MFG in satisfaction of notes due to MFG totaling $1,244,638. Prior to the conclusion of our fiscal year ended June 30, 1999, we also eliminated a $525,000 subscription receivable for 525,000 shares issued to MFG as a result of consulting services rendered to us. During the nine-months ended March 31, 2000, we compensated Manhattan approximately $61,000 and granted options to acquire 3,038 shares of our common stock at a strike price of $1.70 per share, for services rendered.

CAPITAL REQUIREMENTS/PLAN OF OPERATION

     We are a development stage enterprise and, as such, are largely dependent on the sale of our common stock to provide liquidity. Since inception, we have continually sought funding to meet our day-to-day operations and business plan and have often sought substantial loans from affiliates and shareholders to meet our financial obligations. Such loans were often repaid in stock. Although we believe that we have sufficient resources to meet our current plan of operations for the next 12 months, it is possible that, due to unforeseen events, we will have insufficient resources and funding required to implement our plan of operations. Until such time as we begin generating revenues from operations, which is not likely until and unless pre-market approval is obtained from the FDA, we will be faced with the difficulties and expenses associated with our financing needs and obligations.

     Our capital requirements may vary from our estimates and depends on numerous factors including, but not limited to: 1) progress in our research and development programs; 2) results of pre-clinical and clinical testing; 3) costs of technology; 4) time and costs involved in obtaining regulatory approvals; 5) costs of filing, defending and enforcing any patent claims and other intellectual property rights; 6) economic impact of competing technological and market developments; and 7) the terms of any new collaborative, licensing and other arrangements that we may establish.

     We estimate that we will require approximately $14 million in cash to meet our business plan and obligations for the 12-month period ending March 31, 2001 including approximately $5.2 million in research and development to complete our clinical trials and test our systems in connection with other applications, $2.9 million for our software license and contract, $2.9 million for payment of commissions earned in connection with our recent private placement, $2.4 million for day-to-day operating expenses including lease payments on our facilities, $2.0 million to cover salaries, and $600,000 for legal and accounting for SEC compliance with reporting obligations. We currently have 30 employees and plan to hire additional employees as we move further into the FDA approval process and develop our marketing and distribution plan. The $14 million noted above does not include approximately $5.6 million cash and $5.5 million of our common stock used to acquire Bales on April 18, 2000, nor the operating and capital expenditures that we expect to incur in connection with the newly acquired subsidiary. The audited revenues and expenses of Bales for the 12-month period ended January 31, 2000 were $893,247 and $900,222, respectively. We can provide no assurances this prior activity is representative of Bales' future contribution to our business.

     Certain aspects, listed in order of priority, of our Plan of Operation for the next twelve months include: 1) completion of pre-market approval on our Breast Imaging System through clinical trials as well as associated system integration and algorithm development; 2) additional development of our General Use System applications including imaging of lower-back and reflex-sympathetic dystrophy-related diseases; 3) integration of new technologies into the development of our Breast Imaging System; 4) listing our shares on the NASDAQ large cap market and registration of our shares; and 5) development of relationships with potential marketing and/or support entities.

     There currently exists approximately 15.75 million shares underlying options and warrants that can be purchased upon conversion at exercise prices ranging from $.60 to $9.0625. Additional proceeds of approximately $44 million are available to us upon the exercise of these securities. The likelihood of warrants and options being exercised remains high as long as the listing price of our common stock remains above the respective strike prices of these securities. Beach Boulevard LLC may also continue to be a limited source of funding for us.

     Based on the foregoing, we believe we will have sufficient capital to fund our business plan over the next year. If, due to unforeseen events, funding falls short, we will rely on affiliates to support us either through loans or contributions to capital in exchange for restricted common stock.

SOURCES OF POTENTIAL LONG-TERM LIQUIDITY. We expect that both Use Agreements and Equipment Financing will be sources of long-term liquidity for us, although it is premature to anticipate the results of either. Although we have investigated both options and have entered into preliminary discussions with equipment financing companies, we are awaiting pre-market approval of our Breast Imaging System before entering into any additional planning regarding either. Much of what we anticipate as being sources of long-term liquidity is contingent upon
(1) whether or not we achieve pre-market approval on our Breast Imaging System,
(2) the development of a definitive
and successful marketing strategy, (3) whether we are able to develop our Medical Imaging Systems for other applications in the United States, and (4) the results of our marketing efforts in domestic and foreign markets.

                                  OUR BUSINESS

GENERAL

     We were incorporated on June 10, 1987 in the State of Nevada as Business Helper, Inc. In 1988, we acquired substantially all of the assets of Thermal Imaging, Inc., which assets consisted of certain thermal imaging intellectual property, proprietary ideas and technology. We amended our Articles of Incorporation ("Articles") in August 1989 to effect a name change to DTI Dorex, Ltd. and again in November 1989 to our current name. In April 1992, we further amended our Articles to provide for a capital structure of 100,000,000 shares of common, par value $0.001 per share, and 3,000,000 shares of preferred stock with such designations, preferences and other features as may be required by our Board of Directors. In March 1998, we further amended our Articles to describe in more detail the authority of our Board of Directors with respect to shares of our preferred stock and deny preemptive rights to all of our stockholders.

     We are presently a development stage company and have not yet had revenues from operations or sales of any magnitude related to our medical imaging equipment. Over the course of several years prior to 1991, we developed a dynamic imaging protocol for our Medical Imaging Systems. During 1991 though 1993, we developed a quantitative thermal assessment laboratory, completed a round of marketing studies, and began developing our proprietary software-imaging algorithm. From these efforts, we developed our Breast Imaging and General Use Systems. In an effort to vertically integrate our technologies with compatible technologies of other companies, we recently acquired all of the assets of Bales. Bales designs, manufactures and sells high resolution, dynamic, digital infrared Imaging Workstations and related products for both medical and industrial application.

OUR PRODUCTS AND SERVICES

OVERVIEW. To date, we have developed the following significant technologies: (1) climate-controlled examination units designed to enhance patient comfort and facilitate reproducible tests; (2) a controlled, dynamic imaging protocol that produces consistent results; (3) a statistical model that detects physiological irregularities; and (4) our proprietary record management system. These developments can be generally segregated into our two principal products, our Breast Imaging and General Use Systems (jointly referred to herein as "Medical Imaging Systems"). These systems are configured to address the premier healthcare issue for women and the growing workers' compensation market, respectively. Our Breast Imaging System serves as a non-invasive, painless adjunct to mammography, whereas, our General Use System functions as a general diagnostic tool to help healthcare payers identify and reduce fraudulent workers' compensation claims. Each system integrates computer hardware, proprietary software, and sophisticated heat-sensing cameras to create systems that produce, interpret, and catalogue computerized thermal images for medical applications. Each of our Medical Imaging Systems include: (1) a proprietary, climate-controlled examination unit; (2) a proprietary, test administration protocol; (3) infrared imaging and analysis hardware, including our sophisticated heat-sensing camera, designed and manufactured by Bales, and high-speed computers; (4) our patent-pending thermal imaging software; and (5) our picture and communications ("PAC") system that comprises patient health cards holding 2,000 pages of information, a health card reader-writer and a Web-based user interface connection to an off-site, central database that catalogues data from all of our sites.

     Our Medical Imaging Systems operate on the premise that every externally or internally triggered physiological event causes an associated, measurable caloric heat-releasing response. Medical science has sufficiently established the body's thermatome or "temperature map" as a source for reliable physiological clues. Abnormal caloric activity stimulates the body's temperature and thermal regulating systems and creates a physiological response detectable by sophisticated heat-sensing equipment. However, unlike most other imaging modalities, our Medical Imaging Systems photograph how the body functions, in contrast to how it is structured, thereby, allowing quantitative observation and interpretation of irregularities in the body's thermal regulatory systems. In the end, data generated by our Medical Imaging Systems allow physicians to find and monitor the progress of many diseases, disorders, and injuries that may go undetected through conventional dense tissue/skeletal imaging modalities such as X-ray, Computed Tomography, Magnetic Resonance, and Ultrasound technologies.

     Neither of our Medical Imaging Systems involves harmful radiation, uncomfortable breast compression, electrical shocks or any other discomfort. Furthermore, our Medical Imaging Systems have no contraindications, making them uniquely suitable for post-surgical and post-therapeutic monitoring to track recovery or potential tumor recurrence.

     In addition to our Medical Imaging Systems and as a consequence of our acquisition of Bales in April 2000, we also design, manufacture and sell high resolution, dynamic, digital infrared Imaging Workstations and related products for both medical and industrial application. Specialized cameras developed as part of these workstations are integral components of our Medical Imaging Systems. Our recently introduced Photonic Stimulators are used to increase blood flow and circulation in the treatment of chronic pain. Industrial application of our imaging systems include non-destructive inspection of aging aircraft, electronics, composites, metals and other advanced materials, as well as breakthroughs in the inspection of turbine blades of large power-generation equipment.

     Since inception in 1987, we have spent nearly $10.23 million on research and development ("R&D") of our Medical Imaging Systems and approximately $4.5 million in capitalized software and maintenance costs. We incurred a significant portion of these expenses for software development by TRW, engineering studies conducted by BATTELLE and clinical testing relating to our Breast Imaging System. We have contracted out much of our R&D to third parties, but have retained all rights related thereto. Doing so has enabled us to focus on product design and effectiveness without the burden of R&D overhead. A material portion of our other expenditures since inception (including salaries, rent and other overhead) indirectly result from our R&D efforts over the past 12 years.

     As we emerge from the product development stage, we anticipate using available funds to shift from a primary reliance on trade secrets for intellectual property protection to reliance on formal protection via patents. To this end, we acquired, by assignment from TRW, a patent application on a Functional Thermal Imaging Apparatus filed with the United States Patent and Trademark Office. We also have pending a patent application with the United

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States Patent and Trademark Office for an algorithm used to analyze imaging data collected through our Breast Imaging System. We expect that other technologies or components of our Medical Imaging Systems will warrant patent protection in the future.

CLIMATE-CONTROLLED EXAMINATION UNITS. Our climate-controlled examination unit consists of sophisticated temperature controllers capable of precise temperature management, imaging monitors, computers, a high-resolution printer and proprietary software. The unit's software integrates and calibrates our entire Breast Imaging System to provide analytical flexibility for physicians and technicians. Our unit also represents the industry's first thermal imaging tool capable of objective and consistent diagnostic assessments that feature multiple thermal parameters including dynamic graphing of temperature distributions in the inset domain and the use of temperature gradient profiles.

PATIENT POSITIONING TABLE. Our Breast Imaging System's patient positioning table incorporates a local climate control system, affords the camera a comprehensive view of the breast and most of the lymph nodes and eliminates the sometimes painful breast compression common to mammograms. Compared to mammography plates, we believe that the patient positioning table affords more viewing of the breast tissue and surrounding regions. Further, our positioning system limits patient movement during the examination to ensure consistent cooling, to enable the application of localized thermal events and to accommodate residual breathing movement. The examination unit permits testing one breast at a time in a center cavity. Each breast scan requires a minimum of 3.5 minutes and yields approximately 20 million data points.

QUANTITATIVE THERMAL ASSESSMENT LAB. Our modular Quantitative Thermal Assessment Lab (or "room-within-a-room"), fills a standard two-bed hospital room, uses a climate control system and requires about a day to setup. To improve queuing times, we have designed our lab to permit thermal stabilization of one patient while another patient is attended. While waiting, patients are afforded the opportunity to educate themselves on the capabilities of each of our Medical Imaging Systems.

PROPRIETARY MEDICAL PROTOCOLS. Proprietary medical protocols make up another important element of our Medical Imaging Systems. Each employs a unique protocol specifically suited to a diagnosis that results in reproducible images and processes that minimize patient anxiety. Protocols include everything from the precise thermal challenge to the simple patient-preparation procedure. We plan to develop proprietary protocols that provide an important, competitive advantage for every new computerized thermal imaging application.

IMAGING OPTICS AND HARDWARE. A highly responsive infrared camera and enabling hardware makes up the heart of our Medical imaging optics package. A computer system equipped with a specialized keyboard and high-density optical storage controls the camera. In simple terms, the camera detects infrared heat given off by the body and is capable of mapping 103 images during a single scan of 3.5 minutes duration. During the first 30 seconds of the scan, the camera captures 15 images in the target region prior to the start of the controlled thermal challenge. During the remaining three minutes while the thermal challenge is in process, the camera captures the remaining 88 images, yielding 35 megabytes of total data.

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THERMAL IMAGING AND ANALYSIS ALGORITHMS. After capturing high-quality images, our systems apply patent-pending algorithms to the digital image to differentiate normal and abnormal heat patterns. The model then identifies and displays suspicious areas to the physician to aid in patient diagnosis and in the determination of subsequent patient care.

PICTURE-ARCHIVING AND COMMUNICATIONS SYSTEM. Our PAC system centrally stores and makes available to physicians the thermal images taken by our Medical Imaging Systems. The storage of these images provides physicians a model from which to verify the presence and severity of anomalies detected. Another feature of our PAC system is a "Health Card" that permits patients to create and maintain a personal health card containing a record of their imaging results. During subsequent visits to a different healthcare provider, the attending physician can monitor progress and identify changes in a patient's condition by comparing historical images against new ones.

ONLINE SUPPORT AND MAINTENANCE. Use of the Internet is a key feature in servicing and maintaining our Medical Imaging Systems. We plan to interface each of our locations with our central database facility and system support center via the Internet. Images collected by our Medical Imaging Systems in the field will be transmitted to our central database facility and support center where we will be able to monitor operations, diagnose problems and upload software enhancements.

SERVICES. We offer healthcare providers training and all-inclusive maintenance services, and we offer the academic, medical, insurance, employer and government communities access to the vast data set on our PAC system.

TRAINING. We plan to train technicians to use our Medical Imaging Systems and physicians how to interpret the resulting thermal images. Analysis software provided with our systems, and the capability to compare new images with old ones, simplifies the task of training. Nonetheless, we plan to allot as much as three days training per placement to ensure that users know how to operate our systems and read the images.

OUR BUSINESS STRATEGY

OVERVIEW. Though FDA approved, thermal imaging has long failed to achieve its great promise and commercial potential due to deficiencies in enabling technologies. Further, in adopting emerging technologies, healthcare providers must contend with restricted access to capital and excessive, often unexpected, maintenance costs. Recent technological advances in high-speed computers and sophisticated heat-sensing cameras have allowed us to tap these markets and address healthcare provider concerns by offering valid and cost-effective computerized thermal imaging. Our business strategy makes it easy for providers to adopt our systems through our competitive, fee-per-use agreements.

Our Breast Imaging and General Use Systems qualify as medical devices under 21 U.S.C. 321(h) because they are intended for use in the diagnosis, cure, mitigation, treatment or prevention of disease and do not interact chemically with the body. We do not believe that either of our Medical Imaging Systems requires us to submit a Pre-Market Application to the FDA for approval. Notwithstanding, we have chosen to pursue FDA approval via the PMA process to gain market acceptance of our Breast Imaging System. We believe that FDA approval of our Breast Imaging System will lend credibility to all of our imaging systems and ease the task of introducing our General Use System to

                                      -24-
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the market, enable us to reference medical efficacy claims in connection with marketing efforts, enhance physician acceptance of our systems and obtain designation of insurance payment codes for particular procedures. For these reasons, we intend to launch both Medical Imaging Systems upon obtaining FDA approval for our Breast Imaging System.

INDUSTRY OVERVIEW. For 1998, the U.S. Health Care Financing Administration ("HCFA") reported that national health expenditures topped $1.1 trillion, rising
5.6 percent over 1997. In it annual report entitled NATIONAL HEALTH EXPENDITURES PROJECTIONS, HCFA estimates that, for the period 1998 through 2008, national healthcare expenditures will reach $2.2 trillion and account for 16.2% percent of projected gross domestic product ("GDP"), after stabilizing in a range of 13.5% to 13.7% of GDP from 1993 through 1998. Healthcare spending increases have primarily resulted from technological advances in the healthcare industry and an aging population that consumes more healthcare resources on a per capita basis ($4,094 per capita in 1998).

     Diagnostic imaging comprises a critical component of technologies available to aid in diagnosing diseases, maladies and injuries. In addition to saving human lives and alleviating suffering, early and accurate diagnosis of disease and chronic conditions can help physicians provide optimal cost-effective treatments, thereby eliminating unnecessary procedures and hospitalization.

     Revenue growth of the medical device sector remains well above that of the general U.S. economy. In their September 1999 Industry Survey, Standard and Poor's views the Health Care Products and Supplies sector as one of the more fundamentally attractive for the coming years, with projected annual revenue growth of 12 percent over the coming five to seven years. On average, the sector's revenues grew 15 percent during the second quarter of 1999. The bulk of diagnostic imaging product sales remains conventional x-ray equipment, ultrasound ("US"), magnetic resonance ("MRI"), radiation therapy, nuclear medicine ("NM") and computed tomography ("CT").

INDUSTRY TRENDS. In the recent past, managed care focused almost entirely on reducing hospital costs, physician costs, and pharmaceutical costs; costs that comprise the largest sector of healthcare expenditures. Today, HMOs increasingly seek ways to reduce and manage their costs, such as utilization of diagnostic equipment. As a result of this intensified pressure from managed healthcare providers to hold down costs and eliminate unnecessary diagnostic procedures, both domestic and export shipments of electromedical equipment by U.S. manufacturers have been relatively flat in recent years.

     Despite the recent trend, the world market, according to Standard and Poor's, should continue to grow in coming years. Key factors spurring this business include (1) patients' insistence on quality healthcare regardless of cost; (2) the aging population; (3) the recognition of the cost savings that diagnostic products can provide and (4) the trend towards more advanced medical technology, techniques and equipment. Despite the fact that the increased presence of managed care providers has worked to suppress healthcare expenditures, real growth (inflation adjusted) in health spending accelerated from less than 3 percent each year in 1995 through 1997 to 4.5 percent in 1998. Furthermore, recent data demonstrates that medical costs continue to outpace overall inflation on the consumer levels. According to the Bureau of Labor Statistics, the overall Consumer Price Index rose 2.0 percent for the 12 months ended June 1999, while the overall price of medical care advanced 3.4 percent during this same period.

     Co-sourcing, a recent business model emerging in the diagnostic imaging market, is the operation by an independent provider of imaging equipment permanently located in a hospital or facility. Pressure from Medicare and managed care providers has forced hospitals to optimize their budgets so that total costs do not exceed allowable reimbursements. Understating costs associated with delivering a particular diagnostic service can eliminate a healthcare provider's bottom line. Co-sourcing arrangements enable hospitals to more efficiently manage and operate departments and, therefor, maintain their profits.

OUR COMPETITION

MEDICAL IMAGING. The principal modalities for visualizing internal anatomy continue to be: X-ray, Computed Tomography ("CT"), Ultrasound ("US") and Magnetic Resonance ("MR"). A fifth technique, Nuclear Medicine ("NM"), is useful for diagnosing biochemical functions. Physicians do not view these technologies as substitutes one for another. Each modality contributes to a physician's toolkit and each is uniquely suited to help diagnose a specific patient problem. Consequently, diagnostic imaging modals primarily compete to address problems for which they are not currently being used.

     The companies that supply diagnostic imaging equipment range from large manufacturers to smaller specialized companies. Large diversified manufacturers, for which medical systems define only part of their total business include General Electric, Siemens, Toshiba, Hitachi and Philips. Specialized companies like Acuson Corp. and ADAC Laboratories concentrate on producing a single product.

     The medical imaging equipment business is international in scope. A number of foreign suppliers hold a substantial share of the U.S. market and most U.S. companies conduct significant business overseas. Many of the larger players actively seek to consolidate the industry or gain positions in competing products to improve profitability and market share.

X-RAY. X-ray imaging includes a variety of equipment including: (1) fluoroscopic equipment designed for cardiac catheterization (visualizing the coronary arteries) and angiography (visualizing other blood vessels); (2) mammography (visualizing the breast to detect cancer); (3) radiography (static X-ray images on film); (4) fluoroscopy (moving X-ray images); and (5) portable X-ray machines used in hospitals when patients cannot be taken to the radiology department.

     Although most X-ray suppliers offer equipment in all of these categories, the market forces in each category can vary significantly. For example, demand for catheterization lab equipment has been driven largely by the growth in angioplasty and cardiac surgery, both of which are profitable procedures for hospitals. On the other hand, demand for mammography equipment depends largely on opinions regarding the wisdom of screening women for breast cancer. Cardiac catheterization equipment is generally very expensive making it comparable to CT and MR, while mammography equipment generally costs much less.

COMPUTED TOMOGRAPHY. Physicians use CT for a variety of examinations in the head, spine, thorax and abdomen. Spiral CT enables CT angiography, where 3-D representations allow doctors to evaluate the performance of blood vessels throughout the body. Physicians can use CT for examinations of the head and

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

spine, but CT is best used for other examinations, especially where speed is required. Although CT systems range in price, they tend to be quite expensive.

ULTRASOUND. The Ultrasound market is more fragmented and is represented by a relatively large number of competitors. The market is segmented according to the medical specialists who use the equipment: radiologists, for examinations of abdominal and pelvic organs, and accessible arteries like the carotid; obstetricians and gynecologists, for examinations of the female reproductive system; cardiologists, for examinations of the heart and blood vessels; urologists, for examinations of the prostate and bladder; and surgeons, for intra-operative visualization of hidden structures.

     Ultrasound is not known to produce any harmful side effects. In addition, Ultrasound equipment generally costs less than most other imaging equipment and can be located almost anywhere, encouraging wide use in physician offices and hospital departments.

MAGNETIC RESONANCE. MR grew steadily from its inception in 1983 until 1993, when demand for MR procedures fell off because of the rise of managed care and other developments (such as the ban on self-referral). MR sales in the U.S. declined precipitously between 1992 and 1994 but has since recovered in large measure. The long-term outlook for MR appears positive because of new contrast agents and improved imaging performance. Many doctors tend to prefer MR for imaging the brain, spine and certain joints, such as the knee and shoulder. MR angiography, an established technique offering images of blood vessels without the need for contrast agents, also generates significant use. Various medical sources predict that continued MR improvements will allow MR examinations of abdominal organs and the heart.

     Many of the installed MR units are aging and many were manufactured by companies no longer in the business. For this reason, the replacement market has begun to grow because of falling prices and limited demand. MR equipment is expensive, but prices have declined over the years.

NUCLEAR MEDICINE. NM produces images of radio-pharmaceuticals (carriers tagged with radioactive tracers) whose distribution in the body provides diagnostic information. The market potential of NM largely depends on the development of improved radiopharmaceuticals rather than on improved equipment.

NEW TECHNOLOGIES. Examples of noteworthy new technologies reshaping the industry include digital X-ray, positron emission tomography ("PET") and PAC systems.

     Digital X-ray captures X-rays directly, promising several important benefits: (1) better image quality, which will lead to more accurate and earlier diagnoses; (2) faster access to images, allowing interpretation of emergency room patients as well as remote consultation on difficult cases; and (3) increased productivity, accompanied by savings in both labor and the processing of radiographic film. Digital X-ray, however, will likely gain only gradual acceptance from the medical community because the cost of a digital radiography system will likely far exceed the cost of a film-cassette system.

     PET, a non-invasive, diagnostic imaging technique for measuring the metabolic activity of cells in the human body, may benefit patients suffering

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from certain types of cancer or certain conditions affecting the brain and the heart. Many insurance carriers approve PET, but the technology is still unfolding into clinical diagnostic medicine. PET, like computerized thermal imaging, can diagnose some functional disorders, but it does so at the biochemical level. Diseases can alter biochemical processes and PET can visualize some of these changing processes. For example, PET can detect diseases, such as Alzheimer's disease, which do not modify the anatomy.

     PAC systems play an increasingly important role as complements to the imaging equipment. A PAC system is a computer network designed to transmit, store and retrieve digital medical images. It makes an electronic copy of images. Users can magnify and enhance the images through brightness and contrast controls, and multiple users can view the same image at the same time from different stations. The electronic image greatly reduces film usage and cost.

OUR MARKETS

OVERVIEW. We plan to address the unique features and problems of domestic and international healthcare providers in order to maximize profitability. While our initial plans focus on the domestic market, we expect the international market will ultimately dominate our revenue base.

DOMESTIC MARKET. Of the three segments in the domestic medical imaging market (hospital-based, freestanding, and mobile), we designed our product offering around the hospital-based segment for seven primary reasons: (1) the substantial market size; (2) the central management structure affords the chance to maximize selling economies and deployment momentum; (3) hospital inefficiencies create opportunities for improvement; (4) our familiarity with hospitals through clinical trials; (5) the potential to align ourselves and our products with large and prestigious hospitals; (6) the hope that the visibility of hospitals will induce freestanding and mobile medical diagnostic imaging centers to adopt our Medical Imaging Systems; and (7) the substantial, on-going patient management practices.

INEFFICIENT MARKET SEGMENT. We plan to capitalize on the opportunity for improvement in hospitals to differentiate our business strategy our competitors'. The trend towards outsourcing and growth of PAC systems are examples of market forces shaping solutions to address inefficiencies in hospital-based diagnostic imaging centers. Our product offering blends the efficiency of outsourcing medical diagnostic imaging functions with the convenience to physicians of in-hospital systems to create the industry's first co-sourcing arrangement. By assuming responsibility for equipment performance and for cataloging all relevant imaging data, we eliminate unexpected maintenance costs, control imaging quality and reduce hospital record-keeping overhead.

RELATIONSHIPS WITH TEACHING HOSPITALS; BRAND EQUITY. We plan to leverage our positive relationship with the five prestigious teaching hospitals conducting our clinical trials in order to establish a reputation for innovation. We plan to publicize results from these institutions to associate our brand with recognized symbols of innovation and patient care. We believe that our success in hospitals will lend us credibility and valuable publicity that will lead the remaining market (the freestanding and mobile diagnostic imaging centers) to adopt our Medical Imaging Systems.

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PATIENT MANAGEMENT. Hospitals provide significant on-going patient management.
Because our thermal scans are harmless and non-invasive, physicians can use them at any frequency deemed necessary. Our post-surgery diagnosis capability enables doctors to better verify and track patient recovery. Our system's relevance to pre- and post-procedural diagnoses also allows hospitals to improve bed turnover by immediate observation of the effects of surgery and/or medication to ameliorate the healing process.

COMMERCIALIZED PRODUCT WITH INTERNATIONAL APPEAL. On the international front, we see many opportunities for growth. International growth will afford us the following benefits: (1) different customer bases add diversity to our database and enhance database depth and strength, and (2) the potential demand from socialized governments requiring conformity and subsequent adoption of approved products by many of their healthcare providers.

     To date, we have deployed seven of our systems at various sites: five Breast Imaging Systems in hospitals throughout the U.S. and two General Use Systems in Asia. We use the Breast Imaging Systems for clinical trials at five teaching hospitals noted for their activity in the fight against breast cancer. We sold one General Use System to Orchard Hospital in Bangkok, Thailand in May 1996 and we placed a second unit with the Friendship Hospital in Beijing, China for demonstration purposes. However, in 1997, we recovered this second unit to use some of its components in one of our five Breast Imaging Systems. This permitted us to focus available resources towards FDA approval.

DIVERSE CUSTOMER BASE. An international customer base allows us the opportunity to capture a more diverse data set and train our classifiers to recognize a wider range of maladies. The diverse demographic data associated with international patient scans creates an unrivaled PAC system for data mining by academic, medical and insurance communities.

HIGHER PATIENT VOLUME. The high patient volume associated with an international presence adds to the depth and strength of our PAC system as well. A larger database will allow us to make more accurate diagnosis which, in turn, may lead to enhanced branding of our products and greater revenues.

CENTRALIZED HEALTHCARE CONTROLS. Many potential international customers have centralized governments that exercise considerable control over the manner and methods of treatment provided by healthcare facilities. Given their favorable disposition towards thermography, foreign government acceptance of our Medical Imaging Systems may lead to substantial international demand.

OUR SALES AND MARKETING STRATEGY

OVERVIEW. In the near term, we will focus on developing our domestic market with the expectation that U.S. adoption of our systems will serve as our vehicle for international acceptance. As opportunities arise, we will extend our reach into foreign countries, many of which are generally receptive to thermography.

DOMESTIC STRATEGY. We designed our domestic sales and marketing strategy to facilitate rapid deployment and maximize customer retention by adapting our product offering to complement key structural elements in the healthcare adoption cycle. Recognizing the need for an effective deployment strategy, we have retained various marketing consultants and professionals over the past years to assess the market for medical imaging equipment and recommend

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product placement strategies. We will introduce products that serve the needs of healthcare providers with shrinking capital budgets and pressure to reduce costs, and capitalize on the trend towards co-sourcing of healthcare services and growth in broadband infrastructures. We also adapted our domestic marketing strategy to accommodate two important structural elements of the sales cycle: top-down, bureaucratic decision making and the Healthcare Financing Administration's influence on billing codes.

     Our resultant strategy includes: (1) outsourcing most of our marketing functions and some sales functions; (2) adopting a simple, fee-per-use revenue model; (3) targeting corporate level decision makers; (4) positioning new products as adjunctive tests; (5) co-promoting products and services with strategic partners; (6) leveraging FDA approvals across multiple products; and
(7) continuing to foster relationships with respected persons in domestic and foreign markets.

MANAGE SALES INTERNALLY; SEGREGATE MARKETING. In order to accelerate product deployment and more closely match our infrastructure growth with product placements, we have chosen to segregate our marketing functions and focus internally on sales. In addition to the public relations agreement that we have with Chadwick Communications, we recently employed three individuals whose sole time and effort is focused on the tasks of building our market, specifically with respect to our Breast Imaging System.

FEE-PER-USE REVENUE MODEL TO ACCELERATE ADOPTION RATES. We plan to generate revenue through usage agreements, removing two critical customer adoption barriers: capital budget constraints and surprise maintenance fees. We install our equipment, remotely monitor it and periodically service it. The customer only bears the burden of paying for use of our systems. Our fee-per-use agreement will include minimum usage requirements which, if not satisfied by the customer, will give us the right to remove our systems and place them in more profitable sites. The portability of our systems makes it practical for us to enforce our removal provisions.

TARGET CENTRALIZED DECISION MAKERS. We plan to focus our sales effort to persuade adoption of our technologies at the corporate level, thereby, enabling us to maximize selling economies and reduce bureaucratic burdening. A healthcare provider's corporate office often oversees many hospitals. This means that we can place many systems following just one favorable sell at the corporate level. Our strategy also accelerates the sales cycle by removing layers of decision making. We may also address physicians directly to encourage grassroots acceptance. We expect that the successful completion of the clinical trials of our Breast Imaging System will offer compelling performance evidence to physicians.

CROSS-PROMOTING PRODUCTS WITH STRATEGIC PARTNERS. We plan to cross-promote products with our strategic partners to leverage their reputation into improved consumer and healthcare provider awareness of our systems. Our clinical trial sites present a unique opportunity for us to associate our products with the prestige and patient care reputation associated with these institutions.

POSITION NEW PRODUCTS AS AUXILIARY MODALITIES. To reduce the burden associated with FDA approval, we plan to initially position any of our systems designed for a specific application as an adjunctive diagnostic. Though our systems do not technically require FDA approval, we recognize lack of FDA approval as a practical impediment to widespread use of our system.

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Once our system receives FDA approval as an adjunct for a specific application, we can place more units and speed up the data collection process required for FDA approval as a stand-alone diagnostic.

LEVERAGE FDA APPROVAL ACROSS MULTIPLE PRODUCTS. We plan to use FDA approval of our Breast Imaging System to promote the benefits of computerized thermal imaging in general and generate medical and consumer acceptance of our General Use System. Healthcare providers can currently bill computerized thermal imaging under legacy thermography codes. Accordingly, we plan to use FDA approvals to distribute specific application products to decrease the time involved in extensive data gathering of clinical trials.

INTERNATIONAL STRATEGY. On the international front, we will continue to foster and nurture relationships in Mexico, Central and South and Latin America, the Middle East, the Peoples' Republic of China, and India to prepare for the future deployment of our Breast Imaging System. In connection therewith, we entered into two letter Agreements on October 28, 1999 with Computerized Thermal Imaging International, Inc. ("CTII"), whereby CTII received the exclusive right to represent the expansion of our business into Central and South America, prepare and implement a marketing strategy for deployment of our Breast Imaging System in those areas of the world, have the right of first refusal on our Health Card manufacturing worldwide, and right to sell a minimum of 100 of our Breast Imaging Systems over a two-year period. The Agreements provide that we grant to CTII, as compensation, options to purchase up to 5 million shares of our common stock in 50,000 share increments based on their deployment of our Breast Imaging System in the specified territories. Each option grants the holder thereof the right to purchase 50,000 shares of our common stock at a strike price equal to a 15 percent discount to the bid price on the Effective Date of the Agreement, or October 28,1999. Options expire two years from the date of grant.

     On June 6, 2000, the Company entered into agreements for the sale of 10 systems to CTII for $5 million. In connection therewith, we received a down payment of $1.75 million with the remaining $3.25 million to be received upon delivery of the systems.

     We will continue to seek opportunities to form joint ventures in foreign countries and expect to generate revenue from product sales to these joint ventures through fee-per-use agreements.

OPPORTUNITIES

MAINTENANCE. We maintain our systems on fee-per-use arrangements in order to oversee their performance and help healthcare providers manage their budgets. Cost containment pressure exerted by managed care providers makes it critical for healthcare providers to manage their costs. We help in this process by eliminating the risk of large, sometimes unexpected, maintenance fees. We can easily and remotely monitor product performance through our PAC system interface. In this way, we ensure the reliability of the data base and proper functioning of our systems. Onsite repairs and maintenance can also be provided by our engineering consultants.

     Due to their cost-effectiveness relative to other imaging modalities, our Medical Imaging Systems should compete very well in the industry's low-cost environment. Because our planned commercialization strategy for the Breast Imaging System is based on a fee-per-use arrangement, the effect on capital budgets of expenditure-weary providers is minimized. Finally,

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because of the ability of our systems to non-invasively exclude the need for other testing and disqualify many fraudulent insurance claims related to soft tissue injuries, our systems should also appeal to healthcare and insurance providers.

THIRD PARTY REIMBURSEMENT. Although physicians now permit use of our General Use System and Breast Imaging System, the absence of FDA approval is a practical impediment to widespread acceptance. Most physicians prescribe use of external procedures and imaging modalities only when there are approved payment codes acceptable for third party reimbursement (e.g., insurance, Medicare, etc). The Health Insurance Care Finance Administration ("HICFA") establishes, for Medicare/Medicaid, a payment code approval for certain imaging modalities as used to detect particular suspected ailments. Generally, HICFA does not set payment codes for use of new technology unless the technology has obtained FDA approval. Most insurance companies establish payment codes for their insureds based upon experience and, for new procedures or imaging modalities, HICFA's determination. Therefore, unless covered by other general payment codes, we intend to seek FDA approval for each specific use of our system designed to detect specific ailments.

DATA MINING. The full breadth and depth of the information on our PAC system can be accessed to address specific needs including: (1) government agencies wishing to conduct longitudinal studies to infer progression of disease in a specific region of the country; (2) insurance carriers seeking more reliable data upon which to base workers' compensation premiums; (3) academicians searching for cause and effect relationships between stress and various illnesses; (4) employers looking to establish fitness standards for new employees; and (5) courts and litigators attempting to confirm the validity of healthcare liability claims. In future years, we expect our PAC system services will materially contribute to our revenues.

FUTURE PRODUCT AND SERVICE PLANS. We will continue to invest in the effectiveness of our proprietary application software and hardware. In addition, we will continue to use the services of vendors who can improve the precision and reliability of patient testing. We believe that the next quantum leap in medical imaging will result from the integration of our imaging technology with anatomical and other imaging data. For example, our Medical Imaging Systems data would overlay on a CT, MR, X-ray or US scan to create an inter-modal composite. We believe that it is both technically and economically feasible for our Medical Imaging Systems to lead inter-modal imaging.

     At present, some imaging modalities might be generally termed non-quantifiable. In other words, even if computers digitize information from a MRI, technicians and doctors must still interpret the image. To alleviate this difficulty, we intend to build quantified data sets of tests by other imaging modalities and develop the necessary interfaces to allow overlay. We can then, with the combined data, offer computerized recognition of disorder patterns using inter-modality images.

STRATEGIC ALLIANCES

OVERVIEW. Our business platform capitalizes on supplier and vendor strengths to reduce our transition risk from system development to system deployment. By keeping our overhead low and outsourcing component production, integration and various elements of our research and development, we can focus our efforts and resources on sales, cultivating our brand, and adapting our systems to new opportunities and evolving customer needs. To date, we have significant strategic relationships with:

1.   TRW Inc. to integrate, install and maintain our systems.

2. Battelle Memorial Institute and Quintiles Transnational Corp. to provide technical analysis, clinical trial monitoring and FDA submittal preparation support.

3. Bales Scientific Inc., our recently acquired subsidiary, to secure high-speed infrared cameras.

4.   Therma Corp. to supply climate control equipment.

5. Chadwick Communications, a specialist in launching and positioning corporate and consumer brands, to handle marketing communications.

6.   Lasercard Systems, Inc. to produce lasercards to store patient data.

7. Informix, to help us lay a strategic and adaptable Internet platform to maximize the potential for vast amounts of patient data.

8. Computerized Thermal Imaging International, a Latin American consortium established to place our systems in Latin America.

9. Pegaso PCS, S.A. de C.V. to provide system-wide telecommunications connectivity across Latin America.

     In addition to the foregoing strategic partners, we have enlisted five prominent U.S. teaching hospitals to conduct the clinical trials necessary for FDA approval including:

     -    Norris Comprehensive Cancer Center, Los Angeles;

     -    Mt. Sinai Hospital, Miami;

     -    St. Agnes Hospital, Baltimore;

     -    Lahey Clinic, Boston; and

     -    Providence Hospital, Washington, D.C.

     We believe that the trial conducted by these prestigious facilities will validate the effectiveness of our Breast Imaging System in detecting breast cancer.

GOVERNMENT REGULATIONS

OVERVIEW. Our Breast Imaging and General Use Systems qualify as medical devices under 21 U.S.C. 321(h) because they are intended for use in the diagnosis, cure, mitigation, treatment or prevention of disease and do not interact chemically with the body. Typically, low risk, Class I or Class II devices that are substantially similar to approved products already on the market can obtain FDA clearance by the agency's pre-market notification known as a 510(k) filing. Sophisticated instruments that entail significant risk are generally classified as Class III devices and require manufacturers to submit a Pre-Market Application ("PMA") to the FDA. A PMA is much more complex and time-consuming to prepare than a 510(k) filing. A PMA typically contains a significant quantity of clinical testing, manufacturing and other data, all of which are carefully scrutinized by the FDA to demonstrate the product's safety, reliability and effectiveness.

     We do not believe that either of our Medical Imaging Systems requires us to submit a PMA to the FDA for approval. Notwithstanding, we have chosen to pursue FDA approval via the PMA process to gain market acceptance of our Breast Imaging System. We believe that FDA approval of our Breast Imaging System will lend credibility to all of our imaging systems and ease the task of introducing our General Use System to the market, enable us to reference medical efficacy claims in connection with marketing efforts, enhance physician acceptance of our systems and obtain designation of insurance payment codes for particular procedures.

     The FDA is permitting us to submit our approval application in five modules, thereby, accelerating the data submittal and review process. We have already filed three modules and anticipate submitting the two remaining modules in 2000.

FDA APPROVAL PROCESS. Following the design of our Breast Imaging System, we initiated a series of discussions with the FDA. We presented pretrial data that demonstrated a sufficient probability of success to warrant FDA consideration. Our discussions fashioned a trial protocol that would produce data of sufficient quantity and quality to allow a FDA review of our Breast Imaging System.

     The trial protocol requires an initial data collection of thermal images by our Breast Imaging System from approximately 700 qualified patients. In response, we initiated a data collection process in five prestigious hospitals including: (1) Norris Comprehensive Cancer Center, Los Angeles; (2) Mt. Sinai Hospital, Miami; (3) St. Agnes Hospital, Baltimore; (4) Lahey Clinic, Boston; and (5) Providence Hospital, Washington, D.C. Currently, we are executing the approved protocol and collecting actual patient data in clinical trials underway at the Hospitals. In a double-blind study, each participating hospital uses our Breast Imaging System to collect the required patient information and examination results and compare the collected Breast Imaging System data to pathology findings. We engaged Quintiles, Inc., a consulting firm recognized by the FDA, to oversee adherence to FDA requirements and examination procedures in data collection. Following our completion of the data collection phase, we must, in concert with our consultants, analyze the trial results and prepare an FDA Approval submission.

FDA REVIEW. The FDA review of a pre-market approval application consists of four steps: (1) administrative and limited scientific review by the FDA staff to determine that the application is complete; (2) in-depth scientific and regulatory review by the FDA compliance personnel; (3) review and recommendation of the appropriate advisory committee (panel review); and (4) an FDA good manufacturing practices inspection. Following review, the FDA will notify the applicant by letter of its decision to approve or deny the application and will publish a notice in the Federal Register.

RECENT EVENTS

PRIVATE PLACEMENTS. To accelerate the pre-market application process and provide funding necessary to continue clinical testing, we raised approximately $45 million, net of placement costs, in two private placements of common stock and warrants during the quarter ended March 31, 2000. Specifically, on March 31, 2000, we concluded a private placement (the "Offering") of our securities pursuant to Regulation D, Rule 506, of the Securities Act of 1933. As a consequence, we raised, net of offering costs, approximately $39,543,103. Total common stock subscribed to as a result of subscriptions accepted equaled 11,148,766 shares. Warrants of equal quantity were issued and give participating shareholders the right to acquire 5,574,316 shares of our common shares at $5.00 per share (subject to specified anti-dilution provisions). Common stock and warrants subscribed to in the Offering are restricted and cannot be resold without registration under applicable federal and state laws.

     In addition to the foregoing, on March 30, 2000, we signed an agreement with INFORMIX, Inc. providing for the sale of $5,000,000 of our common stock. In connection therewith, INFORMIX subscribed to 510,204 shares of our common stock. The shares were issued in reliance upon the exemption available under Section 4(2) of the Securities Act of 1933. Common stock shares subscribed to by INFORMIX are restricted and cannot be resold without registration under applicable federal and state laws.

BALES ACQUISITION. On April 18, 2000, we acquired Bales Scientific, Inc. ("Bales") for $5.6 million in cash and $5.5 million of our common stock. Bales, founded in 1977, designs, manufactures, and sells high-resolution, dynamic, digital infrared-imaging workstations and related products for both medical and industrial applications. These workstations are integral components of our Medical Imaging Systems. Medical applications for Bales' products include imaging of circulatory, neurological and soft tissue abnormalities, including work in the area of breast cancer. Its recently introduced Photonic Stimulators are used to increase blood flow and circulation in the treatment of chronic pain. Industrial applications include non-destructive inspection of aging aircraft, electronics, composites, metals and other advanced materials as well as breakthroughs in the inspection of turbine blades of large power generation equipment. More information about Bales can be found at www.balesscientific.com.

     In connection with the deal, Maurice Bales, previous majority-shareholder of Bales and noted authority in thermal imaging technology, entered into a three-year employment contract with us to provide expertise and services to further develop our thermal imaging technology and integrate Bales' technology with our Medical Imaging Systems. Mr. Bales is currently in charge of the scientific development of our technologies.

CURRENT EMPLOYEES

     As of the date hereof, we have 30 full-time employees, four of who are part of our management team. None of our employees are represented by a union and we consider our employee relations to be good.

OUR BUSINESS LOCATIONS

     Our corporate offices are located at 476 Heritage Park Boulevard, Suite 210, Layton, Utah 84041, where we lease approximately 6,030 square feet of office space for $9,521 per month. Our lease at this location expires November 30, 2002. We also lease, at $7,500 per month, 5,000 square feet of office space in Walnut Creek, California to house our scientific development department. This lease expires April 18, 2003. Finally, we lease, on a month-to-month basis, minimal office space in Lake Oswego, Oregon for approximately $950 per month. We believe that our offices are adequate for our present needs and that suitable space will be available for our future needs.

                                 OUR MANAGEMENT

     Following is a list of our executive officers and members of our Board of
Directors:

Name                              Age     Position
-----------------------           ---     ------------------------------------
David B. Johnston (1)              57     Chairman of the Board & Chief Executive Officer

Richard V. Secord (1)              67     Vice Chairman & Secretary

David A. Packer (1)                48     President, Chief Operating Officer, Treasurer & Director

Brent M. Pratley, MD (2)           64     Director

Milton R. Geilmann (2)             68     Director

Harry C. Aderholt (2)              80     Director

Kevin L. Packard                   39     Chief Financial Officer


-------------------

(1)  Member of our Executive Committee

(2)  Member of our Audit and Compensation Committees.

     DAVID B. JOHNSTON, age 57, has served as our Chairman of the Board since August 1987 and Chief Executive Officer, since July 1, 1997. He currently serves as an officer and/or director of CTICO, our 88-percent owned subsidiary and of Thermal Imaging, Inc., an affiliate of Mr. Johnston. From 1984 through 1989, Mr. Johnston was President of Funding Selection, Inc., an Oregon investment banking and mergers and acquisitions firm. Prior to that, Mr. Johnston was Chairman of Grace Capital, Ltd., a specialized medical and computer high technology private placement firm in Oregon. Mr. Johnston received a Bachelor of Science degree in Business Administration from Brigham Young University and a graduate degree in banking and corporate finance from the University of Southern California.

     RICHARD V. SECORD, age 67, (Major General, United States Air Force, Retired) was elected as a director effective February 1996 and has served as Vice Chairman and Secretary since July 1, 1997. From February 1996 to April 1997, General Secord served as President. General Secord also previously served as Chief Operating Officer from June 1995 to December 1999. He is also Chief Executive Officer and a director of CTICO. General Secord served in numerous positions while performing military service. He was the first military officer to be appointed Deputy Assistant Secretary of Defense (Near East, Africa and South Asia). General Secord received a Bachelor of Science degree from the United States Military Academy. He is also a graduate of the United States Air Force Command and Staff College, and United States Naval War College. In addition, he holds a Masters degree in International Affairs from George Washington University.

     DAVID A. PACKER, 48, was elected President in April 1997 and appointed as a director and Chief Operating Officer in December 1999. Effective July 1, 1997, he was also elected to be Treasurer. In December 1998, Mr. Packer was appointed to serve as President and Chief Operating Officer of CTICO. Before joining us, Mr. Packer served as a senior manager for TRW's engineering office in Ogden, Utah from 1976 until 1997. Mr. Packer received a Bachelor of Science degree in Electronics from Brigham Young University in 1975.

     BRENT M. PRATLEY, M.D., age 64, was elected as a director in June 1994 and served as Secretary from June 1994 to September 1997. Dr. Pratley is currently licensed to practice medicine in Utah and California and, since 1978, has been in private practice in General Orthopedics and Sports Medicine at Utah Valley Regional Medical Center located in Provo, Utah, as well as in Los Angeles, California. Dr. Pratley received his Doctor of Medicine degree in Orthopedic Surgery in 1968 from the College of Medicine at the University of California, Irvine, California.

     MILTON R. GEILMANN, age 68, (Retired), was elected as a director in January 1998. Mr. Geilmann has been associated with the medical field for over 32 years. From 1985 to 1993, he worked at E. R. Squibb and Sons, where he held many positions, including Nuclear Consultant for Diagnostic Medicine. Mr. Geilmann retired from Squibb in 1993. Mr. Geilmann received a Masters of Science degree in Pharmacology in 1957 from State University of New York.

     HARRY C. ADERHOLT, age 80, (Brigadier General, United States Air Force, Retired) was elected as a director in January 1998. General Aderholt served in Southeast Asia, particularly Thailand, for many years both in and out of the U.S. Air Force. Since his retirement from military service in 1976, General Aderholt has engaged in various private business ventures, including serving as Vice President of Air Siam in Bangkok, Thailand.

     KEVIN L. PACKARD, age 39, was appointed Chief Financial Officer in March 2000. From 1999 through March 2000, Mr. Packard was a manager with PricewaterhouseCoopers in Salt Lake City and from June 1987 through July 1992 was a manager with Deloitte + Touche in Seattle. From July 1992 through 1998, Mr. Packard served in various capacities with Coeur d'Alene Mines Corporation including Vice President, Treasurer and CFO. Mr. Packard is licensed as a certified public accountant in Utah, Idaho and Washington and is a member of the AICPA. Mr. Packard received a Masters of Professional Accountancy degree from University of Utah in 1987.

     Directors are elected by our stockholders at each annual meeting and serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. Officers are elected to serve, subject to the discretion of the Board of Directors, until their successors are appointed or their earlier resignation or removal from office. David B. Johnston, David A. Packer and Richard V. Secord are the only directors who are also officers.

     We have an Executive Committee, an Audit Committee and a Compensation Committee. The Executive Committee oversees our operations and all strategic planning. The Audit Committee reviews and reports to the Board of Directors on our financial results of operations and the results of the audit services provided by our independent accountants. The Compensation Committee reviews compensation paid to management, including administration of our 1997 Stock Option and Restricted Stock Plan, and recommends to the Board of Directors appropriate executive compensation.

     Messrs. Johnston, Secord and Packer comprise our Executive Committee. The members of our Audit and Compensation Committees are Messrs. Pratley, Geilmann and Aderholt.

     In March 2000, the Board adopted a Charter for the Audit Committee. The Charter establishes the independence of our Audit Committee and sets forth the scope of the Audit Committee's duties. Only independent Directors may serve on the Audit Committee.

     The Purpose of the Audit Committee is to conduct continuing oversight of our financial affairs. The Audit Committee conducts an ongoing review of our financial reports and other financial information prior to their being filed with the U.S. Securities and Exchange Commission, or otherwise provided to the public. The Audit Committee also reviews our systems, methods and procedures of internal controls in the areas of: financial reporting, audits, treasury operations, corporate finance, managerial, financial and SEC accounting, compliance with law, and ethical conduct. The Audit Committee is independent and objective, and reviews and assesses the work of our independent accountants and internal audit department. The Audit Committee consists of three or more Members (the "Members") who are independent Directors. The Board of Directors shall elect the Members annually. Members shall serve until their successors are duly elected and qualified. Unless an Audit Committee Chairperson is elected by the full Board, the Members of the Committee may designate a Chairperson by majority vote of the all Members. Each member is free from any relationship that could conflict with a Member's independent judgment. All Members must be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement. At least one Member must have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

     Inasmuch as the Charter for the Audit Committee was only recently adopted, the Audit Committee has not yet reviewed and discussed our audited financial statements with management or discussed with our independent auditors the matters required by SAS 61. The Audit Committee has not yet received the written disclosures and the letter from our independent accountants required by Independence Standards Board No. 1, and the Audit Committee has not yet discussed with our independent accountants the independent accountant's independence. Each of these items will be properly addressed in forthcoming months. The Audit Committee did not make any recommendation to our Board of Directors that should be included in our audited financial statements included in our Annual Report on Form 10-KSB for the last fiscal year.

     There is no family relationship between or among any of our directors and executive officers, except for the relationship between Mr. Johnston and Mr. Packer, who are cousins by marriage.

                             EXECUTIVE COMPENSATION

     All corporate decisions regarding employee compensation and stock option awards during the last three-year period have been approved by our Board of Directors. In January 1998, our Board of Directors created a Compensation Committee composed of Dr. Pratley, Mr. Geilmann and General Aderholt, all independent directors. The committee assumes all responsibility for reviewing executive compensation matters and administering our 1997 Stock Option and Restricted Stock Plan.

     Following is a summary of compensation paid to each of our named executive officers for each of the fiscal years ended June 30, 1997, 1998 and 1999. Mr. Johnston, our Chief Executive Officer has not been paid a cash salary over the past three years but instead has been paid by the in-kind issuance of our common stock in the name of Thermal Imaging, Inc., an affiliate of Mr. Johnston. These issuance are in settlement of both services provided to and expenses incurred on behalf of us by Mr. Johnston during 1997:

                           SUMMARY COMPENSATION TABLE

                                                           Annual Compensation                     Long-Term Compensation
                                                -----------------------------------------     ------------------------------
                                                                                                                Securities
                                                                                                                Underlying
  Name and Principal              Fiscal                                   All Other           Restricted      Options and
      Position                     Year          Salary        Bonus     Compensation (1)     Common Stock     Warrants (2)
----------------------            ------        --------       -----     ----------------     ------------     ------------
David B. Johnston,                 1999         $      0         0         $      0                  0                 0
   Chairman of the Board &         1998         $      0         0         $      0                  0         1,000,000
   Chief Executive Officer         1997         $      0         0         $152,498                  0                 0


Richard V. Secord,                 1999         $175,000         0         $  6,000                  0                 0
   Vice Chairman of the            1998         $175,000         0         $  6,000                  0         1,250,000
   Board & Secretary               1997         $198,486         0         $  6,000                  0                 0

David A. Packer,                   1999         $135,000         0         $  6,000                  0                 0
   President, Chief                1998         $135,000         0         $  6,000                  0                 0
   Operating Officer &             1997         $ 31,657         0         $  1,000                  0           500,000
   Treasurer


-------------------

(1) Certain of our officers routinely receive other benefits, including travel reimbursement, the amounts of which are customary in the industry and do not exceed the lessor of $50,000 or 10 percent of the total compensation for the executive. These amounts have been omitted. Mr. Johnston has foregone annual monetary compensation in favor of the issuance of restricted shares of common stock. Included in "Other Annual Compensation" for Mr. Johnston are reimbursements of travel expenses for himself and other executives that were paid by TII, an affiliate. Mr. Johnston also has the use of a Company vehicle. Mr. Secord and Mr. Packer each receive a monthly automobile allowance of $500.

(2) As of June 16, 2000, 35,000 of the options granted to our officers have been exercised. Of Mr. Johnston's options on 1,000,000 shares, 750,000 shares are vested as of the date hereof and have been conveyed to TII. Of General Secord's options on 3,250,000 shares (2,000,000 of which were granted in 1996), 35,000 have been exercised and 2,902,500 shares are vested as of the date hereof. Of the 500,000 options granted to Mr. Packer, 500,000 are vested as of the date hereof.

EMPLOYMENT CONTRACTS

     DAVID B. JOHNSTON has an employment agreement effective as of September 18, 1997. The term of the agreement is for three years, automatically renewable for additional periods of one year thereafter unless terminated upon the giving of notice at least 14 days prior to the annual renewal date. The agreement calls for no mandatory annual cash compensation, but does provide for compensation in the form of non-statutory stock options covering 1,000,000 shares of common stock at an exercise price of $0.75 per share. Twenty-five percent of the options vested upon the execution of the agreement and 25 percent of the remaining options vest on each anniversary date of the agreement. The options granted to Mr. Johnston must be exercised within five years from the date of grant. To the extent applicable, the options granted to Mr. Johnston are subject to our 1997 Stock Option and Restricted Stock Plan. At our cost, Mr. Johnston has "piggyback" registration rights with respect to the shares of common stock derived from the exercise of the options. As of June 15, 2000, none of the options granted to Mr. Johnston under the agreement have been exercised. The agreement subjects Mr. Johnston to a two-year non-compete restriction, the obligation not to induce any employee to leave our employment during the term of the agreement or for two years after the termination thereof, and the duty not to reveal any confidential information about our business.

     RICHARD V. SECORD entered into an employment agreement dated June 12, 1995, which was superseded by a new agreement dated September 18, 1997. The term of the new agreement is for three years and calls for compensation of $175,000 per year. In addition to the cash compensation, the agreement ratifies an original grant to General Secord of non-statutory stock options covering 2,000,000 shares of common stock at an exercise price of $1.25 per share, 50 percent of which vested on June 12, 1996 and 50 percent of which vested on June 12, 1998. The options granted pursuant to the original agreement must be exercised within ten years from the date of grant. In addition, General Secord was granted additional non-statutory options covering 1,250,000 shares of common stock at an exercise price of $0.70 per share. Twenty-five percent of these additional options vested on September 18, 1997, and 25 percent of the remaining options vest on each anniversary date of the agreement. These options must be exercised within five years from the date of grant. To the extent applicable, the additional options granted to General Secord are subject to our 1997 Stock Option and Restricted Stock Plan. At our cost, General Secord has "piggyback" registration rights with respect to shares of common stock derived from the exercise of the options. As of June 16, 2000, 35,000 of the options granted to General Secord under the agreement have been exercised. The agreement subjects Mr. Secord to a two-year non-compete restriction, the obligation not to induce any employee to leave our employment during the term of the agreement or for two years after the termination thereof, and the duty not to reveal any confidential information about our business.

     DAVID A. PACKER has an employment agreement dated April 30, 1997. The term of the agreement is for three years and calls for compensation of $135,000 per year, plus non-statutory stock options covering 500,000 shares of Common Stock at an exercise price of $0.97 per share. One-third of the options vests on each anniversary date of the agreement. The options granted to Mr. Packer must be exercised within five years from the date of the agreement. If the agreement is terminated for "cause" as defined in the agreement, or Mr. Packer voluntarily terminates the agreement, all of the options granted to Mr. Packer thereunder, and which have not been exercised, shall be forfeited. At our cost, Mr. Packer has "piggyback" registration rights with respect to the shares of Common Stock derived from the exercise of the options. As of June 15, 2000, none of the options granted to Mr. Packer under the agreement have been exercised. The agreement subjects Mr. Packer to a two-year non-compete restriction, the obligation to give us the right to take advantage of any business opportunity, and the duty not to reveal any confidential information about our business. In December 1999, our Board of Directors approved a $40,000 increase, $to $175,000, in Mr. Packer's base annual salary. As of the date hereof, Mr. Packer's employment agreement has expired. We are currently re-negotiating a new employment agreement with Mr. Packer, an important element of which will consist of long-term incentives to be granted under our 1997 Incentive and Restricted Stock Plan. Due to the fact that we have issued or committed 100 percent of our authorized common shares, no additional options or shares can be issued under the Plan. Final negotiations with Mr. Packer are pending the outcome of a shareholder vote to authorize additional common shares.

EXECUTIVE SEVERANCE AGREEMENTS

     At its regular meeting in April 2000, our Board of Directors approved an Executive Severance Agreement that provides Severance Benefits for certain of our executive officers (the "Executive") in the event their employment is terminated subsequent to a "Change in Control" of the Company. The Agreement, once executed, continues from year to year until terminated at the end of any year by written notice from us, unless a Change in Control has occurred prior to that date, in which event it shall continue in effect during the two-year period immediately following such Change in Control.

     For purpose of the Agreement, a Change in Control is determined to have occurred if (a) any organization, group or person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is, or becomes, the beneficial owner (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the then outstanding securities of the Company; or (b) during any two-year period, a majority of the members of the Board serving at the effective date of the Agreement is replaced by directors who are not nominated and approved by the Board; or (c) a majority of the members of the Board is represented by, appointed by, or affiliated with any person whom the Board has determined is seeking to effect a Change in Control of the Company, or (d) the Company is combined with or acquired by another company and the Board determines, either before such event or thereafter, by resolution, that a Change in Control will or has occurred.

     If a Change in Control occurs, the Executive is entitled to Severance Benefits upon the subsequent involuntary termination, whether actual or constructive, of the employment of the Executive within the two-year period immediately following such Change in Control, for any reason other than termination for cause, disability, death, normal retirement or early retirement. For purposes of the Agreement, "Constructive Involuntary Termination" means voluntary termination of employment by Executive as a result of a significant change in the duties, responsibilities, reporting relationship, job description, compensation, perquisites, office or location of employment of Executive without the written consent of the Executive.

     If, following a Change of Ownership, the Executive's employment by the Company is terminated other than for cause, disability or death, the Executive shall, subject to the provisions of the Agreement be entitled to:

     1) compensation at his or her full annual base salary at the rate in effect immediately prior to the termination of the employment of the Executive, and short-term and long-term bonuses at the target levels pursuant to the Company's annual incentive plan, if any, for the period of two years following actual involuntary termination or Constructive Involuntary Termination (the "Salary Continuance Period");

     2) all medical and dental benefits and all long-term disability benefits in which the Executive was entitled to participate immediately prior to the date of termination, to the same extent as if the Executive had continued to be an employee of the Company during the Salary Continuance Period, provided that such continued participation is feasible under the general terms and provisions of such plans and programs;

     3) an immediate vesting of all outstanding stock options, stock appreciation rights, restricted stock, performance plan awards and performance shares granted by the Company to the Executive;

     4) continued credit for years of service under the benefit plan of the Company from the date of termination through the Salary Continuance Period, and any compensation paid to the Executive above shall be treated as salary compensation for purposes of such plan;

     5) an amount necessary to reimburse the Executive for all legal fees and expenses incurred by the Executive as a result of the Change in Control of the Company and such termination of employment, including fees and expenses incurred in successfully contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by the Agreement.

     If the Severance Benefits provided for under the Agreement, either alone or together with other payments which the Executive would have the right to receive from the Company, would constitute a "parachute payment" as defined in Section 280G(a) of the Internal Revenue Code in effect at the time of payment, such payment shall, in good faith, be reduced to the largest amount as will result in no portion being subject to the excise tax imposed by Section 4999 of the Code or the disallowance of a deduction by Company pursuant to Section 280G of the Code.

     As of the date hereof, no Severance Agreements have been entered into with any of our executives.

DIRECTOR COMPENSATION

     By appropriate resolution of the Board of Directors, directors may be reimbursed or advanced cash for expenses, relating to attendance at meetings of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board, or a stated salary as director. No payment precludes any director from serving the Company in any other capacity and receiving compensation. Members of special or standing committees may be allowed similar reimbursement of expenses and compensation for attending committee meetings.

STOCK OPTION PLAN

     In June 1995, the Board of Directors adopted our 1995 Stock Option Plan, which was never ratified by the stockholders and formally terminated by the Board of Directors on September 18, 1997. On September 18, 1997, the Board of Directors adopted our 1997 Stock Option and Restricted Stock Plan (the "Plan") subject to the approval of the stockholders of the Company. The Plan was formally adopted by the stockholders of the Company on February 6, 1998. The Plan provides that we may grant our employees (i) options to purchase shares of our common stock, and (ii) shares of restricted common stock (the "Restricted Stock"). The options and the Restricted Stock are hereinafter sometimes collectively referred to as the "Plan Awards". Options granted under the Plan may include non-statutory options that do not meet the requirements of Sections 421 through 424 of the Internal Revenue Code of 1986, as amended (the "Code"), as well as incentive stock options ("ISO") intended to qualify under Section 422 of the Code. An aggregate of 5,250,000 shares of common stock may currently be issued pursuant to the provisions of the Plan. As of the date hereof, we have forwarded a proposal to our stockholders to increase to 10,000,000 the number of shares of common stock that may be issued under the Plan. This proposal will be voted upon at our Annual Shareholders' Meeting to be held on June 27, 2000. The Plan is administered by the Board of Directors or by a committee of the Board composed solely of two or more non-employee directors (the "Administrator"). The Administrator administers the Plan so as to comply at all times with the Exchange Act, including Rule 16b-3 (or any successor rule), and, subject to the Code, has absolute and final authority to interpret the Plan. The Plan continues for a term of 10 years unless sooner terminated pursuant to its provisions.

     As mentioned above, the 1995 Stock Option Plan was to be submitted to our stockholders in order to qualify for statutory treatment under the Code, but such submission never occurred. Any of our employees who were awarded options pursuant, or in reference, to our 1995 Stock Option Plan have ratified their agreements to reflect that the plan was never submitted to our stockholders for approval but that such options incorporate, as contractual terms, the terms and conditions of the 1995 Stock Option Plan.

     Pursuant to the Plan, the term of each option is 10 years from the date of grant or such shorter term as may be determined by the Administrator; provided, in the case of an ISO granted to a 10 percent stockholder, the term is five years from the date of grant or such shorter time as may be determined by the Administrator. Each option granted under the Plan may only be exercised to the extent that the optionee is vested in such option. Except as otherwise provided, all options issued under the Plan vest 20 percent each year over a five-year period. Notwithstanding the foregoing, the Administrator has the discretionary power to establish the vesting periods for any option granted under the Plan, except that in no case may the Administrator permit more than 25 percent of any option to vest before the first anniversary of the earlier of the date of grant or the date on which the optionee began employment with us. The exercise price of options granted pursuant to the Plan is determined by the Administrator in its sole discretion; provided, however, the exercise price cannot be less than 100 percent of the Fair Market Value of the shares of common stock subject to such option on the date of grant (or 110 percent in the case of an option granted to an employee who is a 10 percent stockholder on the date of grant). A 10 percent stockholder means a person that owns more than 10 percent of the total combined voting power of all classes of our outstanding stock, taking into account the attribution rules set forth in Section 424 of the Code. Any shares of common stock issued upon exercise of an option are subject to such rights of repurchase and other transfer restrictions as the Administrator may determine in its sole discretion. To the extent that the aggregate Fair Market Value (determined on the date of grant) of the shares with respect to which ISOs are exercisable for the first time by an individual during any calendar year under the Plan, and under all other plans maintained by the Company, exceeds $100,000, such options are treated as non-statutory options. For this purpose, "Fair Market Value" is defined as the mean between the closing bid and asked prices of the shares of common stock on the date in question (on the principal market in which the shares are traded), or if the shares were not traded on such date, the mean between closing bid and asked prices of the shares on the preceding trading day during which the shares were traded.

     The Administrator has the authority to grant shares of common stock to employees that are subject to certain terms, conditions, and restrictions (the "Restricted Stock"). The Restricted Stock may be granted by the Administrator either separately or in combination with options. The terms, conditions and restrictions of the Restricted Stock are determined from time to time by the Administrator without limitation, except as otherwise provided in the Plan; provided, however, that each grant of Restricted Stock to an employee requires the employee to remain an employee of the Company for at least six months from the date of grant. The Restricted Stock may be granted to employees for services rendered and at no additional cost to the employee, provided, however, that the value of the services performed must, in the opinion of the Administrator, equal or exceed the par value of the Restricted Stock to be granted to the employee. The terms, conditions, and restrictions of the Restricted Stock are determined by the Administrator on the date of grant. No certificates will be issued to an employee with respect to the Restricted Stock until the date the Restricted Stock becomes vested in accordance with the Plan. The Restricted Stock may not be sold, assigned, transferred, redeemed, pledged or otherwise encumbered during the period in which the terms, conditions and restrictions apply (the "Restriction Period"). More than one grant of Restricted Stock may be outstanding at any one time, and the Restriction Periods may be of different lengths. Receipt of the Restricted Stock is conditioned upon satisfactory compliance with the terms, conditions and restrictions of the Plan and those imposed by the Administrator. On the date the Restriction Period terminates, the Restricted Stock vest in the employee. If an employee (i) with the consent of the Administrator, ceases to be an employee of, or otherwise ceases to provide services to us, or (ii) dies or suffers from permanent and total disability, the vesting or forfeiture (including without limitation the terms, conditions and restrictions) of any grant under the Plan is determined by the Administrator in its sole discretion, subject to any limitations or terms of the Plan. If the employee ceases to be an employee of, or otherwise ceases to provide services to, us for any other reason, all grants of Restricted Stock under the Plan are forfeited (subject to the terms of the Plan).

     As of June 15, 2000, no shares of Restricted Stock have been granted under the Plan. As of June 15, 2000, the following options were outstanding under the Plan for executive officers and directors.


                             OPTION PLAN GRANT TABLE

                                              Number of
                                               Shares           Expiration
Name of Persons to Whom Options                Under             Date of              Vesting             Exercise
Were Granted                                   Option             Option                Date                Price
---------------------------------------       ---------        ------------         ------------         ----------
David B. Johnston, Chairman of the             250,000         09/18/02 (1)         09/18/97 (2)         $.75/share
   Board and Chief Executive Officer           250,000         09/18/02 (1)         09/18/98 (2)         $.75/share
                                               250,000         09/18/02 (1)         09/18/99 (2)         $.75/share
                                               250,000         09/18/02 (1)         09/18/00 (2)         $.75/share

Richard V. Secord, Vice-Chairman of            277,500         09/18/02 (1)         09/18/97 (2)         $.70/share
   the Board and Secretary (3)                 312,500         09/18/02 (1)         09/18/98 (2)         $.70/share
                                               312,500         09/18/02 (1)         09/18/99 (2)         $.70/share
                                               312,500         09/18/02 (1)         09/18/00 (2)         $.70/share

David A. Packer, President, Chief                    0            N/A                  N/A
   Operating Officer and Treasurer (3)


-------------------

(1) The option may terminate prior to this date upon the termination of employee with "cause", as defined in the employee's Employment Agreement. In addition, an option will automatically terminate and revert to us if vested as of the date of resignation or termination "without cause", as defined in the employee's Employment Agreement, but not exercised on or before the expiration of 90 days after the termination date of employment.

(2)  Conditioned on the employee's continued employment with us.

(3) These employees hold options granted prior to the adoption of our 1997 Stock Option and Restricted Stock Plan. The options were originally granted pursuant to the terms of our 1995 Stock Option Plan that was never ratified by the stockholders and formally terminated by our Board of Directors on September 18, 1997. Options granted prior to the Plan were: 2,000,000 to General Secord and 500,000 to Mr. Packer. The terms of the employee stock option agreements were amended to ratify and incorporate the terms of our 1995 Stock Option Plan into the respective stock option agreements as contractual provisions.

     There were no options granted in the last fiscal year to any of our named executive officers or directors. The following table shows, as to the named executive officers, information concerning aggregate option exercises and values as of June 15, 2000.

           AGGREGATED OPTION EXERCISES AND VALUES AS OF JUNE 15, 2000

                                  Shares                          Number of Securities        Value of Unexercised
                                 Acquired                        Underlying Unexercised           In-the-Money
                                   on              Value        Options at June 15, 2000    Options at June 15, 2000
Name of Officer                  Exercise         Realized     Exercisable/Unexercisable   Exercisable/Unexercisable (1)
---------------------            --------         --------     -------------------------   -----------------------------
David B. Johnston,                      0         $      0           750,000/250,000          $6,656,250/$2,218,750
   Chairman of the Board &
   Chief Executive Officer (2)

Richard V. Secord, Vice            35,000         $300,000         2,902,500/312,500         $24,804,813/$2,789,063
   Chairman of the Board &
   Secretary (3)

David A. Packer,                        0         $      0                 500,000/0                  $4,327,500/$0
   President, Chief
   Operating Officer &
   Treasurer (4)


-------------------

(1) The value of the unexercised in-the-money options at June 15, 2000 was determined by calculating the difference between the exercise price per share of common stock, as set forth in the respective stock option agreement, and the closing bid price per share of common stock on June 15, 2000, which was $9.625. The resulting amount is deemed to be the value of the options/warrants for purposes of this table.

(2) The option granted to Mr. Johnston for 1,000,000 shares of common stock is exercisable at $0.75 per share.

(3) The option granted to General Secord for 2,000,000 shares of common stock has an exercise price of $1.25 per share; the option granted for 1,250,000 shares of common stock (35,000 of which have been exercised as of the date hereof) has an exercise price of $0.70 per share.

(4) The option granted to David Packer for 500,000 shares has an exercise price of $0.97 per share.

     The Company has no long-term incentive plans or defined benefit plans.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We believe that all prior related-party transactions are on terms no less favorable than what we could have obtained from unaffiliated third parties. Our reasonable belief of fair values is based upon proximate similar transactions with third parties or attempts to obtain the consideration from third parties. All ongoing and future transactions with such persons, including any loans or compensation to such persons, will be approved by a majority of disinterested, independent outside members of the Board of Directors.

     THERMAL IMAGING, INC., AN AFFILIATE OF DAVID B. JOHNSTON. For the year ended June 30, 1999, we issued 4,514,507 shares of common stock to Thermal Imaging, Inc. ("TII"), an affiliate of David B. Johnston, in satisfaction of advances from TII of $2,273,436. For the year ended June 30, 1998, we sold 5,463,477 shares of our common stock to TII for $1,827,130.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents certain information regarding the beneficial ownership of all shares of common stock at June 15, 2000 for each of our executive officers and/or directors and for each person known to us who owns beneficially more than 5% of the outstanding shares of our common stock. The percentage ownership is based on 80,188,899 common shares issued and outstanding at June 15, 2000 and ownership by these persons of options or warrants exercisable within 60 days of June 15, 2000. Unless otherwise indicated, each person has sole voting and investment power over the shares.

                                                                              Number of Shares
Name and Address of Directors, Officers and More Than                          Of Common Stock
5% Beneficial Owners                                                               Owned                Percent of Class
------------------------------------------------------                        ----------------          ----------------
David B. Johnston, 6105 Macadam, Portland, OR 97201                            13,967,761 (1)                17.257%

Thermal Imaging, Inc., 6105 Macadam, Portland, OR 97201
                                                                               13,217,761                    16.483%

Daron C. Dillia dba Manhattan Financial Group, 1147 Manhattan
   Avenue #134, Manhattan Beach, CA 90266                                       5,561,178 (2)                 6.709%

Richard V. Secord, 515 Pocahontas Dr., Ft. Walton Beach, FL 52347
                                                                                3,088,500 (3)                 3.717%

David A. Packer, 476 Heritage Park Blvd, Suite 210, Layton, UT
   84041                                                                          693,939 (4)                 0.865%

Brent M. Pratley, 1055 North 300 West, Provo, UT 84604                                750                     0.000%

Milton R. Geilmann, 206 60 SW, Shoshone Drive Tualatin, OR 97062
                                                                                   15,000                     0.019%

Harry C. Aderholt, 23 Miracle Strip Parkway N.E., Ft. Walton
   Beach, FL 32548                                                                143,500                     0.179%

Kevin L. Packard, 476 Heritage Park Blvd, Suite 210, Layton, UT
   84041                                                                                0                     0.000%
                                                                               ----------                    ------
DIRECTORS, OFFICERS AND GREATER THAN 5% BENEFICIAL OWNERS AS A
   GROUP (EIGHT PERSONS)                                                       23,819,128                    28.746%
                                                                               ==========                    ======

-------------------

(1) Includes 750,000 shares of common stock underlying options which are immediately exercisable by Mr. Johnston and 13,217,761 shares of common stock owned by Thermal Imaging, Inc., an affiliate of Mr. Johnston.

(2) Includes 2,858,140 shares of common stock owned by Manhattan Financial Group and 2,703,038 warrants and/or options that are immediately exercisable.

(3) Includes 1,000 shares in the name of Joanne Secord, 185,000 shares in the name of General Secord and 2,902,500 shares of common stock underlying options that are immediately exercisable.

(4) Includes 500,000 shares of common stock underlying options that are immediately exercisable, 93,939 shares in the name of IRA FBO David A. Packer and 100,000 shares in the name of David A. Packer.

     As of the date hereof, we know of no arrangement or understanding that may, at a subsequent date, result in a change of control.

                            DESCRIPTION OF SECURITIES

     Under our Articles of Incorporation ("Articles"), the authorized capital stock of the Company consists of 103,000,000 shares, of which 100,000,000 are shares of common stock, par value $0.001 per share (the "Common Stock") and 3,000,000 are shares of preferred stock (the "Preferred Stock"). As of June 15, 2000, there were 80,188,899 shares of the Common Stock issued and outstanding. As of the date of this Prospectus, we have submitted to a vote of our shareholders a proposal to increase our authorized common shares to 200,000,000. This proposal will be voted upon at our Annual Shareholders' Meeting to be held on June 27, 2000. No shares of the Preferred Stock are issued or outstanding.

     The following description of certain matters relating to the Common Stock, the Preferred Stock, the Warrants and the Options is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws.

COMMON STOCK

     The holders of the Common Stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. The holders of the Common Stock have the sole right to vote, except as otherwise provided by law or by our Articles of Incorporation, including provisions governing any shares of the Preferred Stock. In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the payment of preferential dividends with respect to any shares of the Preferred Stock that from time to time may be outstanding. In the event of our dissolution, liquidation or winding up, the holders of the Common Stock are entitled to share ratably in all assets remaining after payment of all our liabilities, subject to the prior distribution rights of the holders of any shares of the Preferred Stock that may be outstanding at that time.

CUMULATIVE VOTING RIGHTS

     The holders of the Common Stock do not have cumulative voting rights. Accordingly, the holders of more than 50 percent of the issued and outstanding shares of the Common Stock voting for the election of directors can elect all of the directors if they choose to do so, and in such event, the holders of the remaining shares of the Common Stock voting for the election of the directors will be unable to elect any person or persons to the Board of Directors.

PREEMPTIVE RIGHTS

     Pursuant to Title 7, Chapter 79 of the Nevada Revised Statutes, stockholders of corporations organized before October 1, 1991, with certain limited exceptions set out in the statute, have preemptive rights to acquire pro rata unissued shares, treasury shares or securities convertible into such shares, being offered for sale, except to the extent limited or denied by the corporation's Articles of Incorporation. Prior to October 1, 1991, among other circumstances, preemptive rights did not exist with respect to (i) shares issued to our directors, officers or employees pursuant to a vote of the stockholders, or pursuant to a plan authorized by the stockholders, (ii) shares sold for a consideration other than cash, and (iii) shares issued at the same time that the stockholder who claims a preemptive right acquired his shares. We were incorporated on June 10, 1987, and prior to March 16, 1998, our Articles of Incorporation did not provide for any limitation with respect to preemptive rights. In the various offerings of our securities, we did not offer to our existing stockholders preemptive rights to acquire any of the securities so offered other than to persons in exchange for services rendered. The applicable remedy, if any, for our failure offer to our stockholders the preemptive rights is not certain after the passage of time and Common Stock price fluctuations. Under Nevada law, the preemptive right is only an opportunity to acquire shares upon such terms as the Board of Directors fixes for the purpose of providing a fair and reasonable opportunity for the exercise of such right. If a stockholder were to timely demand preemptive rights for a particular non-excepted prior sale, we might be required in equity to sell additional shares of the Common Stock to the complaining stockholder at previously offered prices to enable a stockholder exercising such rights to maintain his ownership percentage for prior sales that would effect preemptive rights. To the extent that any stockholders were entitled to the right to purchase shares of the Common Stock upon the exercise of any such preemptive rights, we plan to allow any such requesting stockholder the right to purchase his pro rata amount of such shares at the same price per share to which he would have been entitled if such preemptive rights had been offered in conformity with Nevada law. Any such offering of preemptive rights will be in conformity with the Securities Act and the various states where any such stockholders may be located. If any stockholders were to exercise their preemptive rights within the applicable statute of limitations for any sale of securities which carried a preemptive right prior to March 16, 1998, the percentage interests of investors may be diluted by any such sales of additional securities and the contributions to us from such sales, if required to be offered at the price of previous issuances and if such price is below the current market value, could result in contributions to us at a per share contribution less than the current market value. We cannot speculate whether any stockholders would elect such preemptive rights, if the statute of limitations has not barred such rights, or how much additional capital would be raised or how many shares would be issued or whether other remedies would be available. As of the date of this Prospectus, we are not aware of any stockholder who intends to make any claim with respect to our failure to offer any such preemptive rights. On February 4, 1998, a majority of our stockholders voted to amend the Articles of Incorporation to deny preemptive rights with respect to each new issuance of shares of the Common Stock. However, the amendment to the Articles of Incorporation will have no effect with respect to preemptive rights that may have existed for certain sales of the Common Stock prior to such amendment.

PREFERRED STOCK

     The Board of Directors is authorized, without action by the holders of the Common Stock, to provide for the issuance of the Preferred Stock in one or more series, to establish the number of shares to be included in each series and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. This includes, among other things, voting rights, conversion privileges, dividend rates, redemption rights, sinking fund provisions and liquidation rights which shall be superior to the Common Stock. The issuance of one or more series of the Preferred Stock could adversely affect the voting power of the holders of the Common Stock and could have the effect of discouraging or making more difficult any attempt by a person or group to attain control of us. As of the date of this Prospectus, there are no shares of the Preferred Stock issued and outstanding.

WARRANTS

     2000 PRIVATE PLACEMENT WARRANTS. On March 31, 2000, we concluded a private placement (the "Offering") of our securities pursuant to Regulation D, Rule 506, of the Securities Act of 1933. As a consequence, we raised, net of offering costs, approximately $39,543,103. Total common stock subscribed to as a result of subscriptions accepted equaled 11,148,766 shares. Warrants of equal quantity were issued and give participating shareholders the right to acquire 5,574,316 shares of our common shares at $5.00 per share (subject to specified anti-dilution provisions). Common stock and warrants subscribed to in the Offering are restricted and cannot be resold without registration under applicable federal and state laws.

     PIKE WARRANTS. As compensation for services rendered in connection with his employment with us, we issued James Pike 170,000 warrants on May 2, 2000. Each warrant, exercisable through May 2, 2005, entitles the holder thereof, upon exercise, to one share of our common stock at $1.5625 per share.

     SUTRO WARRANTS. As compensation for investment banking services, we issued Sutro & Company 200,000 warrants on April 17, 2000. Each warrant, exercisable through December 31, 2000, entitles the holder thereof, upon exercise, to one share of our common stock at $1.70 per share.

     SITRICK WARRANTS. As compensation for financial consulting services, we issued Sitrick & Company 37,648 warrants during the first calendar quarter of 2000. Each warrant entitles the holder thereof, upon exercise, to one share of our common stock at $0.9375 per share.

     BRISTOL WARRANTS. In connection with our settlement of two alleged claims filed in March 2000 against us, we issued 400,000 warrants to Bristol Asset Management on June 16, 2000. Each warrant entitles the holder thereof, upon exercise, to one share of common at an exercise price of $7.25 per share.

     The resale of 5,574,315 shares of the Common Stock underlying the 2000 Private Placement Warrants, 200,000 shares of the Common Stock underlying the Sutro Warrants, 170,000 shares of the Common Stock underlying the Pike Warrants, 37,648 shares of the Common Stock underlying the Sitrick Warrants, and 400,000 shares of the Common Stock underlying the Bristol Warrants (collectively, the "Resale Warrants") are being registered hereby pursuant to registration rights granted to the holders thereof.

OPTIONS

     2000 PRIVATE PLACEMENT OPTIONS. In connection with the 2000 Private Placement, we entered into commission agreements with various individuals and entities (jointly referred herein to as "Advisors") to assist in the private placement of our common stock and warrants in connection with the Placement. Such agreements stipulated that we would compensate Advisors cash consideration equal to seven percent of the final gross proceeds derived by the Advisors in connection with the Offering, plus additional consideration in the form of stock options, the number of which would be equal to ten percent of the final gross proceeds derived by the Advisors in connection with the Offering divided by the closing price of our common shares on February 29, 2000 as quoted on the OTC Bulletin Board of the NASD. Options granted pursuant to the agreements are exercisable at any time during the three-year period from February 29, 2000 through February 28, 2003 at a strike price of $1.70 per share. In consequence of the foregoing, we granted options to acquire 380,508 shares of our common stock to the Advisors.

     BALES OPTIONS. On April 17, 2000, in connection with his employment agreement and our acquisition of Bales Scientific, Inc., we issued 100,000 options (exercisable through April 17, 2003) to Maurice Bales. Each option entitles the holder thereof, upon exercise, to one share of common stock at an exercise price $9.0625 per share.

     DIRECTOR AND OFFICER OPTIONS. Mr. Richard V. Secord and David A. Packer are two of our officers and directors. Each have been granted options pursuant to our 1995 and/or 1997 Stock Option and Restricted Stock Plans. Although the shares underlying such options have been registered pursuant to an effective registration of our Stock Option and Restricted Stock Plans, Mr. Secord and Mr. Packer may assign up to 435,714 options, and/or shares underlying such options, for charitable purposes.

     The resale of 380,508 shares of the Common Stock underlying the 2000 Private Placement Options, 100,000 shares of the Common Stock underlying the Bales Options, and 435,714 shares of the Common Stock underlying the Director and Officer Options (collectively, the "Resale Options") are being registered hereby pursuant to registration rights granted to the holders thereof.

CERTAIN PROVISION OF THE ARTICLES OF INCORPORATION AND BYLAWS

GENERAL

     A number of provisions of our Articles of Incorporation ("Articles") and Bylaws ("Bylaws") concern matters of corporate governance and the rights of stockholders. Certain of these provisions, as well as the ability of the Board of Directors to issue shares of the Preferred Stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including takeovers which certain stockholders may deem to be in their best interests). To the extent takeover attempts are discouraged, temporary fluctuations in the market price of the Common Stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the ability of the Board of Directors to issue the Preferred Stock without further stockholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by the stockholders, even if such removal or assumption would be beneficial to our stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be favorable to the interests of the stockholders, and could potentially depress the market price of the Common Stock. The Board of Directors believes that these provisions are appropriate to protect our interests and those of our stockholders.

MEETINGS OF STOCKHOLDERS

     Our Bylaws provide that a special meeting of the stockholders may be called by the Chairman of the Board, the President, the Board of Directors, or the holders of not less than 10 percent of the outstanding shares of our capital stock entitled to vote at such a meeting unless otherwise required by law. Our Bylaws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at the special meeting.

AMENDMENT OF BYLAWS

     The Bylaws provide that the Bylaws may be altered, amended or repealed by the Board of Directors or our stockholders. Such action by the Board of Directors requires the affirmative vote of a majority of the directors present at such meeting.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

     One effect of having authorized but unissued capital stock may be to enable the Board of Directors to render more difficult, or to discourage, an attempt to obtain control of us by means of a tender offer, proxy contest or otherwise, and thereby protect the continuity of the our management. If in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal was not in our best interests, such shares could be issued by the Board of Directors without stockholder approval in one or more private or public offerings or other transactions that might prevent or render more difficult or costly the completion of the proposed takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group, by creating a substantial voting block of institutional or other investors that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. In this regard, our Articles grant the Board of Directors broad power to establish the rights and preferences of the authorized, but unissued Preferred Stock, one or more series of which would be issued entitling holders to vote separately as a class on any proposed merger or consolidation, to convert Preferred Stock into a larger number of shares of the Common Stock or other securities, to demand redemption at a specified price under prescribed circumstances related to a change in control, or to exercise other rights designed to impede a takeover.

     The issuance of shares of the Preferred Stock pursuant to the Board's authority described above could decrease the amount of earnings and assets available for distribution to holders of the Common Stock, and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control. The Board of Directors does not currently intend to seek stockholder approval prior to any issuance of authorized, but unissued stock, unless otherwise required by law.

                              PLAN OF DISTRIBUTION

     This Prospectus relates to the aggregate resale of 23,427,338 shares of the Common Stock that may be sold by the Selling Stockholders. The shares of the Common Stock to be resold include (i) 16,129,153 shares issued and outstanding;
(ii) 6,381,963 shares underlying outstanding warrants (the "Resale Warrants") and (iii) 916,222 shares underlying outstanding options (the "Resale Options").

The selling stockholders and any of their pledgees, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. There is no assurance that the selling stockholders will sell any or all of the Common Stock in this offering. The selling stockholders may use any one or more of the following methods when selling shares:

     - Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.

     - Block trades in which the broker-dealer will attempt to sell the shares as an agent but may position and resell a portion of the block as principal to facilitate the transaction.

     - Purchases by a broker-dealer as principal and resale by the broker-dealer for its own account.

     - An exchange distribution following the rules of the applicable exchange

     -    Privately negotiated transactions.

     -    Short sales or sales of shares not previously owned by the seller.

     - Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share.

     -    A combination of any such methods of sale.

     -    Any other lawful method.

The selling stockholders may also engage in:

     - Short selling against the box, which is making a short sale when the seller already owns the shares.

     - Buying puts, which is a contract whereby the person buying the contract may sell shares at a specified price by a specified date.

     - Selling calls, which is a contract giving the person buying the contract the right to buy shares at a specified price by a specified date.

     - Selling under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

     - Other transactions in our securities, or in derivatives of our securities, and the subsequent sale or delivery of shares by the stockholder.

     - Pledging shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders in amounts to be negotiated.

     If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be considered to be "underwriters" within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

     We pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the Common Stock in this offering.

     If we are notified by a selling stockholder that they have a material arrangement with a broker-dealer for the resale of the Common Stock, then we would be required to amend the registration statement of which this Prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

                              SELLING STOCKHOLDERS

     The following tables set forth certain information with respect to the resale of the Common Stock by the Selling Stockholders as described in this Prospectus. We will not receive any proceeds from the resale of the Common Stock by the Selling Stockholders. However, we will receive proceeds upon the exercise of the Resale Warrants and the Resale Options.

     RESALE BY SELLING STOCKHOLDERS OF SHARES CURRENTLY OUTSTANDING ("S") AND SHARES UNDERLYING RESALE WARRANTS ("W") AND RESALE OPTIONS ("O")

                                                      Shares                              Shares
                                                   Beneficially                        Beneficially
                                                   Owned Before          Amount        Owned after
Stockholder                                          Resale (1)        Offered (2)        Resale    Percent (3)
-----------------------------------                -------------       -----------     -----------  -----------
Gene & Nahla Abdin (S)(W)                              19,684            19,684              0         *
Abdul Wase Abdul Wali Al-Amri (S)(W)                   19,684            19,684              0         *
Action Communications, Inc. Retirement Plan
  (S)(W)                                               78,739            78,739              0         *
Adelman Revocable Family Trust dtd 8/89
  (S)(W)                                               85,700            75,000         10,700         *
Harry Aderholt (S)(4)                                 143,500           142,500          1,000         *
Paul B. Ahlstrom (S)(W)                                78,739            78,739              0         *
Ahmed Al-Aqeel (S)(W)                                  19,684            19,684              0         *
Salah S. Albuseri (S)(W)                               19,684            19,684              0         *
Khaldoon Khalifa Alghunaim (S)(W)                      57,375            57,375              0         *
Mohammed Ali Y. Al-Hindi (S)(W)                       137,796           137,796              0         *
Jaafar Akbar Ali (S)(W)                                19,678            19,678              0         *
Al-Mal Kuwati Company (S)(W)                        1,673,205         1,673,205              0         *
Tareq Al-Mudhaf (S)(W)                                137,796           137,796              0         *
Mazin Hamid Al Moumen/Nidal Douba Al Moumen
  (S)(W)                                               39,370            39,370              0         *
Nabeel Al-Mulla (O)                                    93,559            93,559              0         *
Abdullah Yeslam Alnahdi (S)(W)                         39,370            39,370              0         *


     RESALE BY SELLING STOCKHOLDERS OF SHARES CURRENTLY OUTSTANDING ("S") AND SHARES UNDERLYING RESALE WARRANTS ("W") AND RESALE OPTIONS ("O")

                                                      Shares                           Shares
                                                   Beneficially                     Beneficially
                                                   Owned Before       Amount        Owned after
Stockholder                                          Resale (1)     Offered (2)        Resale    Percent (3)
-----------------------------------                -------------    -----------     -----------  -----------
Jon B. Alvord (S)(W)                                  412,701         393,700          19,001         *
American Pensions/FUB CF Randy
  Darrohn IRA (S)(W)                                   19,684          19,684               0         *
Benjamin W. & Nancy L. Anderson (S)(W)                645,750          42,000         603,750         *
Jeremy B. Andrus (S)(W)                               173,675         173,675               0         *
Vaughn Andrus (S)(W)                                   19,684          19,684               0         *
John Argoitia (S)(W)                                   19,684          19,684               0         *
Maurice J. Bales (0)                                  100,000         100,000               0         *
Maurice J. & Marianne J. Bales as Trustees
  of the Maurice J. & Marianne J. Bales
  Trust (S)                                           606,452         606,452               0         *
Omar S. Banagatah (S)(W)                               39,370          39,370               0         *
Geoffrey D. Barnet (S)(W)                              59,055          59,055               0         *
Harold A. Barnett (S)(W)                               78,720          78,720               0         *
David A. & Cheryl K. Bartel as community
  property (S)(W)                                      19,684          19,684               0         *
Mark & Angela Bazalgette (S)(W)                        19,684          19,684               0         *
Hillard & Marlene Bear (S)(W)                          69,058          59,058          10,000         *
Ronald D. Bishop (S)                                   50,000          50,000               0         *
Eric & Susanne Bledsoe - husband & wife and
  Lee & Josette Bledsoe - husband & wife
  (S)(W)                                               19,684          19,684               0         *
Barton J. Blinder (S)                                   5,000           5,000               0         *
Michael J. Bodell (S)(W)                               25,591          25,591               0         *
Douglas Boucher (S)(W)                                590,810         511,810          79,000         *
Julie Boucher Trust dtd 4/4/92 (S)(W)                  90,115          59,055          31,060         *
Justin Boucher Trust dtd 4/4/92 (S)(W)                 90,115          59,055          31,060         *
Ted & Shirley Boucher Revocable Trust dtd
  4/19/91 (S)(W)                                      733,386         728,346           5,040         *
John Kimmel Bristol (S)(W)                             19,684          19,684               0         *
Joseph Brodsky (S)(W)                                  39,370          39,370               0         *
James E. & Lindsay D. Brown, as community
  property with rights of survivorship (S)(W)          63,984          19,684          44,300         *
Gene & Carol Bunnell (S)(W)                            42,522          23,622          18,900         *
Busch Provo, L.C. (S)(W)                               49,312          49,212             100         *
Jeffrey J. Butler (S)(W)                               19,684          19,684               0         *
MJ & Pat Camberlango (S)(W)                            72,880          39,370          33,510         *
Burch Cambers/Stacy Cambers (S)(W)                     20,184          19,684             500         *
William M. Campbell III (S)(W)                         59,055          59,055               0         *
Robert J. Cappelloni (S)(W)                            64,104          59,054           5,050         *
William S. Carpenter, Trustee under Trust
  dtd 4/20/94 (S)(W)                                  175,000          21,000         154,000         *
Robert Castellanos (S)(W)                              39,370          39,370               0         *
Robert & Maria Castellanos (S)(W)                      78,739          78,739               0         *
Abe Chitayat (S)(W)                                    98,413          98,413               0         *
Anwar Chitayat (S)(W)                                 157,480         157,480               0         *
Blayne Christensen (S)(W)                              80,630          39,370          41,260         *
Gary H. Clunas (S)(W)                                  19,684          19,684               0         *
Christopher D. Cochrane (S)(W)                         19,684          19,684               0         *
Computerized Thermal Imaging, Inc. 401K
  Profit Sharing Plan (S)                              11,348          11,348               0         *
Susan W. Coon (S)(W)                                   22,579          19,684           2,895         *
Thor Culverhouse (S)(W)                                19,684          19,684               0         *
Lloyd & Susan Cymrot (S)(W)                            78,739          78,739               0         *
Cherie S. Darrohn (S)(W)                               21,684          19,684           2,000         *
Bruce G. Dayton (S)(W)                                 27,000          27,000               0         *
Drew C. Dayton/Seleste S. Dayton (S)(W)                86,501          36,501          50,000         *
James E. & Jean Deitz (S)(W)                           19,684          19,684               0         *


     RESALE BY SELLING STOCKHOLDERS OF SHARES CURRENTLY OUTSTANDING ("S") AND SHARES UNDERLYING RESALE WARRANTS ("W") AND RESALE OPTIONS ("O")

                                                      Shares                            Shares
                                                   Beneficially                      Beneficially
                                                   Owned Before        Amount        Owned after
Stockholder                                          Resale (1)      Offered (2)        Resale     Percent (3)
-----------------------------------                -------------     -----------     -----------   -----------
Nilesh & Sonai Desai (S)(W)                             65,481            39,370          26,111         *
Determined Productions, Inc. (S)(W)                    354,331           354,331               0         *
Clifford Dobson Family Limited Partnership
  (S)(W)                                                39,370            39,370               0         *
Gerald J. Dobson & Kathryn H. Dobson Loving
  Trust (S)(W)                                          25,245            25,245               0         *
Suresh J. Doshi (S)(W)                                  39,370            39,370               0         *
The Drucker Family Trust (S)(W)                        261,999           101,299         160,700         *
Lisa Eccles (S)(W)                                      19,684            19,684               0         *
EG Investments, LLC (S)(W)                              19,684            19,684               0         *
John G. Egbert (S)(W)                                   39,370            39,370               0         *
IRA FBO Eric D. Emanuel (S)(W)                          59,055            59,055               0         *
Enterprise Events Group, Inc. (S)(W)                    19,684            19,684               0         *
The Epstein Family Trust (S)(W)                         19,684            19,684               0         *
E.S.K. Enterprises, LLC/Jill
  Berlinger/Richard Berlinger (S)(W)                    19,684            19,684               0         *
Timothy J. & Joy L. Feller (S)(W)                       28,834            27,559           1,275         *
Financial Services Group, Inc (S)(W)                 2,322,781         2,322,781               0         *
Carla A. Fisher (S)(W)                                  39,370            39,370               0         *
Hyman Jack Foreman (S)(W)                               19,684            19,684               0         *
Ronald D. Foreman (S)(W)                                93,739            78,739          15,000         *
Stuart Gary Friedman (S)(W)                             29,627            29,527             100         *
Galaxy Global Investments Int'l., LLC (S)(W)            19,684            19,684               0         *
Gardner Growth Fund, LP (S)(W)                          19,684            19,684               0         *
David L. Garrett (S)(W)                                 19,684            19,684               0         *
C. Robert & Patricia M. Gates (S)(W)                    19,684            19,684               0         *
Fran Golden (S)(W)                                      19,684            19,684               0         *
Don Golden (S)(W)                                       59,055            59,055               0         *
Amanda Golden with Fran & Don Golden as
  Custodians under the Uniform Gifts to
  Minors Act (S)(W)                                     19,684            19,684               0         *
Lyndsay Golden with Fran & Don Golden as
  Custodians under the Uniform Gifts to
  Minors Act (S)(W)                                     19,684            19,684               0         *
Charles Goodman, Trustee of the C&B Goodman
  Rev. Trust (S)(W)                                     39,370            39,370               0         *
Michael E. Gottlieb 1992 Trust (S)(W)                   19,684            19,684               0         *
Michael E. Gottlieb 1992 Trust (S)(W)                   19,684            19,684               0         *
Robert M. & Joyce S. Graham (JTWROS) (S)(W)             19,684            19,684               0         *
Jacob Green (S)                                         14,194            14,194               0         *
Hachma International, S.A. (S)(W)                      118,110           118,110               0         *
Michael J. Hardesty, (S)(W)                             48,364            39,370           8,994         *
Willard Harpster, Jr. (O)                               83,090            79,276           3,814         *
The Harris Family Trust, Neal & SueAnn
  Harris, Trustees (S)(W)                               59,055            59,055               0         *
George D. Harris/Barbara F. Harris (S)(W)               39,370            39,370               0         *
Todd and/or Mary Jo Harris (S)(W)                       40,370            39,370           1,000         *
Andrew M. Heiner (S)(W)                                150,000           150,000               0         *
Craig Heiner/Debby Heiner (S)(W)                        24,802            24,802               0         *
D. Craig Heiner Profit Sharing Plan (S)(W)              19,684            19,684               0         *
Jeffrey A. Heyser (S)(W)                                19,686            19,686               0         *
Ingrid Von Mangoldt Hills (S)(W)                        59,055            59,055               0         *
Jerry J. Hudson (S)(W)                                  54,186            54,186               0         *
Carl L. Humphreys Inc. Profit Sharing Plan,
  Carl L. Humphreys, TTEE (S)(W)                        20,699            19,684           1,015         *
Ron S. Hurwin/James Russell (S)(W)                      19,684            19,684               0         *


     RESALE BY SELLING STOCKHOLDERS OF SHARES CURRENTLY OUTSTANDING ("S") AND SHARES UNDERLYING RESALE WARRANTS ("W") AND RESALE OPTIONS ("O")

                                                        Shares                                Shares
                                                     Beneficially                          Beneficially
                                                     Owned Before          Amount          Owned after
Stockholder                                            Resale (1)        Offered (2)          Resale          Percent (3)
-----------------------------------                  -------------       -----------       -----------        -----------
Ron S. Hurwin, TTEE of Ron & Duffy Hurwin
  Rev. Trust (S)(W)                                      112,134            19,684            92,450                *
H. A. Husain (S)(W)                                       19,671            19,671                 0                *
Informix Corporation (S)                                 510,204           510,204                 0                *
Lawrence L. Jacobs (S)                                    15,000            15,000                 0                *
Amna S. Jamhour (S)(W)                                    23,250            23,250                 0                *
JenDav Investments (S)(W)                                 39,370            39,370                 0                *
Rick L. Jensen (S)(W)                                     39,370            39,370                 0                *
Sterling K. Jenson (S)(W)                                 83,250            83,250                 0                *
Michael Kain (S)(W)                                       78,739            78,739                 0                *
Bonnie L. Kaye (S)(W)                                     29,631            29,631                 0                *
Billie R. and M. Virgina Keeler (S)(W)                    24,184            19,684             4,500                *
Steven Keller (S)(W)                                      74,376            74,376                 0                *
Paul Kessler (S)(W)                                      100,130            98,430             1,700                *
Norman G. Kosco/Barbara L. Kosco (S)(W)                   76,555            59,055            17,500                *
Marlo J. & Elma N. Krogue, Trustees of the
  Mayo J. Krogue Family Trust (S)(W)                      19,684            19,684                 0                *
TeKBanC (S)(W)                                         1,968,504         1,968,504                 0                *
Kuwait Real Estate Company (S)(W)                        196,851           196,851                 0                *
Robert Yin Chin Lee (S)(W)                                98,425            98,425                 0                *
David W. Lewis (S)(W)                                     49,370            39,370            10,000                *
Vilma & Ben-Zion Levy (S)(W)                              19,684            19,684                 0                *
Robert Hsiang Lin Wu (S)(W)                               98,425            98,425                 0                *
Luxor, L.L.C. (S)(W)                                     120,750           120,750                 0                *
Rick Majerus (S)(W)                                       19,684            19,684                 0                *
Daron C. Dillia dba Manhattan Financial
  Group (O)(S)                                         5,561,178         2,367,903         3,193,275            3.98%
George & Lucero Marcoux (S)(W)                            25,791            19,684             6,107                *
Bruce M. & Elaine Mark JT Tenants (S)(W)                  19,684            19,684                 0                *
David & Carol Marks (S)(W)                                27,300            27,300                 0                *
Larry and/or Audree Martin (S)(W)                         19,684            19,684                 0                *
William L. Mazilly (S)                                   108,510           100,000             8,510                *
MBH Associates FBO Mark B. Hansen (S)(W)                  24,384            19,684             4,700                *
Gary N. Miller (S)(W)                                    142,800            19,500           123,300                *
Larry W. Miller (S)(W)                                    42,234            19,684            22,550                *
Larry W. & Lindi Miller (S)(W)                            19,684            19,684                 0                *
Gary N. Miller, D.C. Money Purchase Pension
  (Trust) Plan (S)(W)                                     98,055            98,055                 0                *
Mitchell J. & Marilyn Pike (S)(W)                         19,684            19,684                 0                *
The Joann Mitchell Family Trust (S)(W)                    19,684            19,684                 0                *
Doris M. Mohan Trust (S)(W)                               19,684            19,684                 0                *
Todd Morgan (S)(W)                                        27,559            27,559                 0                *
Dee Moses (S)(W)                                          19,684            19,684                 0                *
Stephen Moses (S)(W)                                      78,739            78,739                 0                *
John P. & Tracy M. Murphy, JT Tenants (S)                  2,000             2,000                 0                *
Nob Hill Capital Partners, LP (S)(W)                      59,055            59,055                 0                *
Nob Hill Capital Associates, LP (S)(W)                    19,684            19,684                 0                *
David Novick (S)(W)                                       21,000            21,000                 0                *
Jerry E. Nutt (S)(W)                                      20,684            19,684             1,000                *
Nuwave Limited (S)(W)                                  1,023,622         1,023,622                 0                *
James O'Brien (S)                                         36,800            36,800                 0                *
Stephen A. Oliver Trust dtd 2/4/93 (S)(W)                 19,684            19,684                 0                *
Fredrick A. & Karilene B. Pack (S)(W)                     19,684            19,684                 0                *


     RESALE BY SELLING STOCKHOLDERS OF SHARES CURRENTLY OUTSTANDING ("S") AND SHARES UNDERLYING RESALE WARRANTS ("W") AND RESALE OPTIONS ("O")

                                                        Shares                          Shares
                                                     Beneficially                    Beneficially
                                                     Owned Before      Amount         Owned after
Stockholder                                            Resale (1)    Offered (2)         Resale      Percent (3)
-----------------------------------                  -------------   -----------      -----------    -----------
David A. Packer or Assignee (O)(4)                     693,939           7,143           686,796         *
Barbara Claire Parmeter (S)(W)                          19,684          19,684                 0         *
PDH, LTD. (S)                                          537,037         460,861            76,176         *
C. Matthew or Pauline B. Peterson (S)(W)                19,684          19,684                 0         *
Glenn B. Pfeffer/Susan J. Friedland (S)(W)              19,684          19,684                 0         *
Kenneth R. Phipps/Cherie K.C. Phipps (S)(W)             19,684          19,684                 0         *
James D. Pike (O)(W)(5)                                281,076         281,076                 0         *
Kenneth H. Polk (S)(W)                                  19,684          19,684                 0         *
Gary Post (S)                                          150,000         150,000                 0         *
Mark Preslar (S)(W)                                     19,800          19,800                 0         *
Amirali A. Rajwany (S)                                 107,625         100,000             7,625         *
Robert M. & JoAnn C. Randolph (S)(W)                    75,870          39,370            36,500         *
Norman Ravich (S)(W)                                    21,000          21,000                 0         *
W. Earl Richards (S)(W)                                201,555         201,555                 0         *
Janet W. Rigby (S)(W)                                   78,739          78,739                 0         *
Alex Saenz (O)                                          94,669          93,559             1,110         *
Denise Salomon (S)(W)                                   19,684          19,684                 0         *
Sanam Investment Co., Ltd. (S)(W)                       19,684          19,684                 0         *
Richard V. Secord or Assignee (O)(4)                 3,401,000         428,571         2,972,429     3.71%
Steven C. Segal/Rick Trono (S)(W)                      101,184          19,684            81,500         *
Carmel Shashua (S)(W)                                   39,370          39,370                 0         *
Ronald J. & Violet A. Shivok (S)(W)                     63,055          59,055             4,000         *
Sitrick & Company (W)(S)                               101,153         101,153                 0         *
Joseph Smyth (S)(W)                                    123,750         114,750             9,000         *
Peter R. Sobelton (S)(W)                                19,684          19,684                 0         *
Wayne B. Soldati (S)(W)                                 19,684          19,684                 0         *
Southestern Neuroscience Institute Profit
  Sharing Plan for Jacob Green (S)                      56,774          56,774                 0         *
Southgate Plaza, Inc. (S)(W)                            22,500          22,500                 0         *
David R. Spangenberg (S)(W)                            110,039          78,739            31,300         *
Lowell N. Steele/Deanne D. Steele (S)(W)                19,684          19,684                 0         *
David Duane Stewart (S)(W)                              39,370          39,370                 0         *
Constance Haber Stevenson (S)                           32,258          32,258                 0         *
James W. Stone/Joan E. Stone (JTWROS) (S)(W)            21,684          19,684             2,000         *
Charles D. Strang, Jr. as Trustee under the
  Charles D. Strang, Jr. Trust Agreement dtd
  10/29/85 (S)(W)                                       29,550          29,550                 0         *
Sutro & Company (W)                                    200,000         200,000                 0         *
Aubrey A. Swartz (S)(W)                                 39,920          39,370               550         *
Heather Sweeney (S)(W)                                  70,866          70,866                 0         *
Helge Theiss-Nyland (S)(W)                              19,684          19,684                 0         *
David E. Thomas (S)(W)                                  19,684          19,684                 0         *
TQ Advisors, LLC (S)(W)                                 39,370          39,370                 0         *
Trans-Union Group, Inc. (S)(W)                          19,684          19,684                 0         *
Harley A. & Joanne E. Tucker (S)(W)                     32,494          19,684            12,810         *
Le Tue (S)(W)                                          423,228         423,228                 0         *
Alan & Glenda Virdinis (S)(W)                           21,184          19,684             1,500         *
Virdinis, Inc. Retirement Trust (S)(W)                  51,370          39,370            12,000         *
Loi Wang (S)(W)                                         19,684          19,684                 0         *
Ann Wasserman (S)(W)                                    19,684          19,684                 0         *
Harold Werth, Jr. (S)                                   31,875          31,875                 0         *
Peter J. White (S)(W)                                   39,370          39,370                 0         *
Tony D. Wicks (S)(W)                                    29,527          29,527                 0         *
John L. and/or Evangeline H. Wilcox (S)(W)              87,008          71,508            15,500         *


     RESALE BY SELLING STOCKHOLDERS OF SHARES CURRENTLY OUTSTANDING ("S") AND SHARES UNDERLYING RESALE WARRANTS ("W") AND RESALE OPTIONS ("O")

                                                        Shares                             Shares
                                                     Beneficially                       Beneficially
                                                     Owned Before         Amount         Owned after
Stockholder                                            Resale (1)       Offered (2)         Resale      Percent (3)
-----------------------------------                  -------------      -----------      -----------    -----------
Jerry N. Williams (S)(W)                                 19,684             19,684            0              *
Jeffrey D. Wilson (S)                                     4,500              4,500            0              *
Margo H. Wilson (S)                                       4,500              4,500            0
Eugene M. Wolf (S)(W)                                    98,425             98,425            0              *
Annie Liu Wong/Gary C. Wong (S)(W)                       19,684             19,684            0              *
Strauss Zelnick & Wendy Belzberg as
  Co-Trustees of the Zelnick/Belzberg Living
  Trust dtd 12/17/92 (S)(W)                              19,684             19,684            0              *
Linda R. & Todd E. Zenger (S)(W)                         39,370             39,370            0              *
Bristol Asset Management (W)                            400,000            400,000            0              *

-------------------

*    Less than one percent.

(1) Shares Beneficially Owned Before Resale include shares of the Common Stock underlying outstanding Resale Warrants ("W") and Resale Options ("O"). For purposes of this table, ownership of Shares Currently Outstanding ("S") is calculated based on the record number of outstanding shares held by such person as of May 15, 2000. For purposes of this table, ownership of Resale Warrants ("W") and Resale Options ("O") is based on the actual number of shares of the Common Stock underlying the referenced class of securities owned by such person as of June 15, 2000.

(2) Shares offered include Shares Currently Outstanding ("S") subject to the restrictions of the Securities Act and held by the Selling Stockholder less than two years as of the date of this Prospectus, and shares of the Common Stock underlying outstanding Resale Warrants ("W") and Resale Options ("O").

(3) Percentage based on the number of shares of the Common Stock outstanding as of June 15, 2000, without regard to beneficial ownership as may be calculated under Rule 13d-3 of the Exchange Act.

(4)  Denotes that Selling Shareholder is one of our officers and/or directors.

(5)  Denotes that Selling Shareholder is one of our employees.

     A current prospectus must be in effect at the time of the sale of the Common Stock to which this Prospectus relates. Any Selling Stockholder or dealer effecting a transaction in the registered securities, whether or not participating in a distribution, is required to deliver a Prospectus. Unless otherwise exempted, the Selling Stockholders and their agents engaged in the resale of the Common Stock may be deemed underwriters under the Securities Act.

                                LEGAL PROCEEDINGS

EXECUTIVE EMPLOYMENT AGREEMENT

     We filed suit against Kenneth M. Dodd, on February 24, 1999 in the 8th Judicial District Court, Clark County, Nevada, Case No. A399754, seeking to enforce confidentiality agreements and certain terms in connection with Mr. Dodd's employment contract and an unauthorized increase in options to acquire 500,000 shares of our common stock. Mr. Dodd resigned as CEO and President of CTICO, our subsidiary, in December 1998. Options granted to Mr. Dodd were granted pursuant to our 1995 Stock Option and Restricted Stock Plan that provides him 90 days following the termination of his employment with us in which to exercise any legal options in which he was vested. To date, no attempt has been made by Mr. Dodd to exercise such options. Accordingly, we believe that such options, if not relinquished upon termination of his employment with us, lapsed 90 days following his date of termination. Accordingly, we do not consider such options to be issued and outstanding. We believe that this suit will not materially prejudice our operations and results and that we will ultimately prevail.

FINANCIAL ADVISORY SERVICES CLAIM

     On March 29, 2000, Mr. Salah Al-Hasawi (the "Plaintiff"), a citizen and resident of Kuwait, filed suit in the United States District Court for the Southern District of New York, Docket No. 00CIV.2390, against us and Mr. David Johnston, our Chairman and Chief Executive Officer, alleging violations of under
Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 of the Code of Federal Regulations for commissions allegedly due to Plaintiff in connection with our $45 million private placement. The Plaintiff is seeking specified damages of $33,232,000, attorney fees and unspecified damages pursuant to five separate causes of action. On April 12, 2000, Mr. Al-Hasawi filed a similar complaint in the United States District Court for the District of Utah under Case No. 2:00CV-0317K.

     In connection with our private placement, we reached an understanding with Plaintiff and other individuals to assist in the placement of our common stock and warrants. The Plaintiff, in concert with two other individuals (the "Participants"), successfully raised approximately $10.7 million in the placement. By letter dated February 10, 2000, the Plaintiff informed us that Plaintiff and Participants had reached an agreement to equally share commissions attributable to the $10.7 million. Subsequently, we were notified that, during the time that Plaintiff was engaged to provide services to us, Plaintiff was an employee and/or agent of Financial Services Group, an investment company doing business in Kuwait. Notwithstanding, the Plaintiff claims entitlement to 100 percent of the commissions attributable to the $10.7 million. We are awaiting a resolution of the issues between Plaintiff and Financial Services Group.

     We believe that the Plaintiff's claims are without merit and will vigorously defend ourselves against any and all claims.

BRISTOL ASSET MANAGEMENT

     On March 21, 2000, Bristol Asset Management, LLC (the "Plaintiff"), a California Limited Liability Company, filed a complaint in the Superior Court of the State of California for the County of Los Angeles, Case No. BC226822, against the Company alleging breach of contract. The Plaintiff seeks specific performance pursuant to a certain Investment Agreement dated January 20, 1998 (the "Agreement") between the Plaintiff and us wherein we were entitled (subject to limitations), to sell up to $7 million worth of our common stock by the issuance of "Put Notices" to the Plaintiff. The Agreement further provided that, absent our delivery of Put Notices to the Plaintiff on specified dates and in specified amounts, we were (subject to limitations) obligated to issue warrants to Plaintiff equal to the maximum dollar amount of Put Notices which would have been issued to Plaintiff had such Put Notices been delivered. The Agreement provides that it may be terminated at any time upon the mutual consent of the parties.

     Pursuant to discussions and correspondence between Plaintiff and us during late 1998 and early 1999, the Plaintiff advised us that they could not, for various reasons, act under the Agreement. In consequence thereof, we believe we mutually agreed to terminate the Agreement.

     In a separate and unrelated action, Bristol Asset Management, LLC filed a second complaint against us and Manhattan Financial Group (jointly, the "Defendants") on March 27, 2000 in the Superior Court of the State of California for the County of Los Angeles, Case No. BC227158 alleging breach of contract with respect to a certain Acquisition Agreement dated September 2, 1998 (the "Agreement") between Plaintiff and Defendants, whereby, the Plaintiff was to acquire 500,000 shares (subject to adjustment) of our common stock at a specified price and we were, in turn, to issue warrants to Plaintiff to acquire 150,000 shares (subject to adjustment) of our common stock at a specified exercise price (jointly, the "Shares"). Pursuant to the Agreement, MFG covenanted to provide a legal opinion to Plaintiff, in substance, that the Shares were transferable by Plaintiff on or after November 6, 1998.

     The Defendants timely provided the requested legal opinion to Plaintiff in form and place specified by the Agreement. The Plaintiff subsequently requested the Defendants to issue a second legal opinion incorporating information different from what was originally stipulated in the Agreement. The second legal opinion was provided to Plaintiff on December 14, 1998.

     The Plaintiff alleges that the Defendants did not provide the agreed legal opinion until the later date of December 14, 1998 and as a result of a delay on the exercise of its warrants, the Plaintiff suffered damages exceeding $6 million. We believe that we fulfilled our legal obligations in accordance with the Agreement.

     Notwithstanding, in order to defray defense costs and time spent in discovery and litigation, the parties entered into a "no-fault" settlement agreement on June 16, 2000 whereby we issued warrants, with a two-year term, to Plaintiff to acquire 400,000 shares of our common stock at a strike price of $7.25 per share for release of all claims made under the foregoing complaints.

STATE SECURITIES MATTERS

     On May 22, 2000, the Alabama Securities Commission, without a hearing, entered order No. CD-2000-0031 which sets forth that we cease and desist from further sales of our securities in Alabama. The order reflects that no commissions can be paid for soliciting except by a registered agent of a broker-dealer. We have a right to both a formal and an informal hearing before the order becomes final and on June 16, 2000, we requested an informal hearing.

     In a letter dated May 17, 2000, the Utah Division of Securities proposed terms of an order whereby we would cease and desist from paying commissions except to broker-dealers and we would pay a $500 fine. We intend to respond to this letter in a timely manner.

                                  LEGAL MATTERS

     Certain legal matters relating to the issuance and resale of shares hereby will be passed upon for us by Axelrod, Smith & Kirshbaum.

                                     EXPERTS

     The Consolidated Financial Statements and schedules for the year ended June 30, 1999 included in this Prospectus and in the Registration Statement to which this Prospectus relates have been audited by Jones Jensen & Company (now known as HJ & Associates, LLC), independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein. The Consolidated Financial Statements and schedules for the year ended June 30, 1998 included in this Prospectus and in the Registration Statement to which this Prospectus relates have been audited by Ham, Langston & Brezina, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein. All such Statements and Schedules are included in reliance upon such reports given upon the authority of said firms as experts in auditing and accounting.

                                 INDEMNIFICATION

     Our Articles of Incorporation do not specifically address indemnification of our directors and officers, except to make a general reference that the directors "may exercise all rights, powers, and privileges conferred upon similar corporations organized under and by virtue of the laws of the State of Nevada". Nevada law permits a corporation to indemnify, among others, any officer or director against certain liabilities under specified circumstances, and to purchase and maintain insurance on behalf of its officers and directors.

     Consistent with the overall scope of Nevada law, our Bylaws at Article VI provides that any director or officer who is the subject of or a participant in a threatened, pending or completed legal action by reason of the fact that such individual is or was a director or officer shall be indemnified and held harmless by us from and against the consequences of such action if it is determined that he acted in good faith and reasonably believed (i) his conduct was in our best interest, (ii) in all other cases, that his conduct was not opposed to our best interests, and (iii) with respect to criminal proceedings, that he had no reasonable cause to believe his conduct was unlawful; provided that if it is determined that such person is liable to us or is found liable on the basis that personal benefit was improperly received by such person, the indemnification is limited to reasonable expenses actually incurred by such person in connection with the legal action and shall not be made in respect of any legal action in which such person shall have been found liable for willful or intentional misconduct in the performance of his duty to us. Any indemnification (unless ordered by a court of competent jurisdiction) shall be made by us only upon a determination that indemnification of such person is proper in the circumstances by virtue of the fact that it shall have been determined that such person has met the applicable standard of conduct.

     Our Bylaws also provide that reasonable expenses, including court costs and attorneys' fees, incurred by our officers and directors in connection with a covered legal action shall be paid by us at reasonable intervals in advance of the final disposition of such action, upon receipt by us of a written affirmation by such person of his good faith belief that he has met the standard of conduct necessary for indemnification, and a written undertaking by or on behalf of such person to repay the amount paid or reimbursed by us if it is ultimately determined that he is not entitled to be indemnified.

     Our Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

     Our Bylaws also provide that we have the power and authority to purchase and maintain insurance or another arrangements on behalf of any director, officer, employee, or agent of us or any affiliate of the Company on similar terms.

     The foregoing discussion of our Bylaws is not intended to be exhaustive and is qualified in its entirety by our Bylaws.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                 CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANTS

     Ham, Langston & Brezina, L.L.P., Certified Public Accountants of Houston, Texas, audited our consolidated balance sheet as of June 30, 1998 and the related statements of operations, stockholders' deficit, and cash flows for the years ended June 30, 1998 and 1997, and for the period from inception on June 10, 1987 to June 30, 1998. These financial statements accompanied our Form SB-2 Registration Statement, as amended, filed with the Securities and Exchange Commission, and declared effective January 8, 1999. The report of Ham, Langston & Brezina on such financial statements, dated October 26, 1998, did not contain any adverse opinion or disclaimer of opinion, and with the exception of a "going concern" qualification because of our dependence on outside sources of financing for continuation of operations, was not qualified or modified as to uncertainty, audit scope or accounting principles. Ham, Langston & Brezina was dismissed on or about August 17, 1999.

     Jones, Jensen & Company L.L.C. (now known as HJ & Associates, LLC), Certified Public Accountants of Salt Lake City, Utah, were engaged by us on August 17, 1999, pursuant to a recommendation of our Board of Directors, to audit the financial statements of our fiscal year ended June 30, 1999.

     There were no disagreements between us and Ham, Langston & Brezina, whether resolved or not resolved, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved, would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

     We have provided Ham, Langston & Brezina with a copy of the disclosure provided under this caption of this Report, and Ham, Langston & Brezina has provided us with a letter addressed to the Securities and Exchange Commission pursuant to Regulation S-B Item 304.

                              FINANCIAL STATEMENTS

     The following comprise our audited consolidated financial statements for years ended June 30, 1999 and 1998 and our unaudited consolidated interim financial statements for the nine months ended March 31, 2000 and 1999.



                                 C O N T E N T S



Independent Auditors' Reports                                                             F-2

Independent Accountants' Review Report                                                    F-4

Consolidated Balance Sheet as of March 31, 2000 and June 30, 1999                         F-5

Consolidated Statement of Operations for the nine months ended March 31,
   2000 and 1999;  for the years  ended  June 30,  1999 and 1998 and for the              F-6
   period from inception on June 10, 1987 to March 31, 2000

Consolidated Statements of Stockholders' Deficit for the nine months ended March
   31, 2000;  for the years ended June 30, 1999 and 1998 and for the period from inception on June 10, 1987 to March 31, 2000
                                                                                          F-7
Consolidated  Statements  of Cash Flows for the nine months ended March 31, 2000 and 1999;  for the years ended June 30, 1999 and 1998 and for the period from
   inception on June 10, 1987 to March 31, 2000                                          F-14

Notes to Consolidated Financial Statements
                                                                                         F-17

                          JONES, JENSEN & COMPANY, LLC
                          ----------------------------
                  Certified Public Accountants and Consultants

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Computerized Thermal Imaging, Inc.
(A Development Stage Company)
Layton, Utah

We have audited the accompanying consolidated balance sheet of Computerized Thermal Imaging, Inc. (a development stage company) as of June 30, 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Computerized Thermal Imaging, Inc. (a development stage company) as of June 30, 1999, and the consolidated results of their operations and their cash flows for the year ended June 30, 1999, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the consolidated financial statements and discussed in Note 8, the Company has incurred significant recurring losses from operations since inception, has negative working capital and stockholders' equity (deficit) position at June 30, 1999, and is dependent on outside sources of financing for continuation of its operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to this matter are also discussed in Note 8. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Jones, Jensen & Company
Jones, Jensen & Company
Salt Lake City, Utah
October 7, 1999

50 South Main Street Suite 1450
Salt Lake City, Utah 84144
Telephone (801) 328-4408 Facsimile (801) 328-4461

                         Ham, Langston & Brezina, L.L.P.
                          Certified Public Accountants

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of
Computerized Thermal Imaging, Inc.

We have audited the accompanying consolidated statements of operations, stockholders' deficit and cash flows of Computerized Thermal Imaging, Inc. (a development stage company) for the year ended June 30, 1998 and for the period from inception, June 10, 1987, to June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Computerized Thermal Imaging, Inc. for the year ended June 30, 1998 and for the period from inception, June 10, 1987, to June 30, 1998 in conformity with generally accepted accounting principles.

As described in Note 9, since its inception the Company has undertaken various private placements and other offerings of its common stock without offering existing stockholders preemptive rights to acquire common stock so offered. Neither the likelihood of claims nor the range of loss that could arise from this matter is presently determinable. Accordingly, the financial statements do not include any adjustment that might result from the outcome of this uncertainty.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the consolidated financial statements and discussed in Note 11, the Company has incurred significant recurring losses from operations since inception, is in a negative working capital and stockholders' deficit position at June 30, 1998, and is dependent on outside sources of financing for continuation of its operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to this matter are also discussed in Note 11. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Ham, Langston & Brezina, LLP
----------------------------------
Ham, Langston & Brezina, L.L.P.
Houston, Texas
October 26, 1998

                             HJ & Associates, L.L.C.
                            ------------------------
                  Certified Public Accountants and Consultants
               American Institute of Certified Public Accountants
                Utah Association of Certified Public Accountants

                     INDEPENDENT ACCOUNTANTS' REVIEW REPORT

To the Board of Directors
Computerized Thermal Imaging, Inc.
(A Development Stage Company)
Layton, Utah

We have reviewed the accompanying consolidated balance sheet of Computerized Thermal Imaging, Inc. as of March 31, 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the nine months ended March 31, 2000 and 1999. These consolidated financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim consolidated financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, which will be performed for the full year with the objective of expressing an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States.


/s/ HJ & Associates, LLC
---------------------------
HJ & Associates, LLC
Salt Lake City, Utah
May 19, 2000

50 South Main Street Suite 1450
Salt Lake City, Utah 84144
Telephone (801) 328-4408 Facsimile (801) 328-4461

                       COMPUTERIZED THERMAL IMAGING, INC.
                          (A Development Stage Company)
                           Consolidated Balance Sheets


                                     ASSETS

                                                                                      (UNAUDITED)             (AUDITED)
                                                                                        March 31,              June 30,
                                                                                           2000                  1999
                                                                                       ------------          ------------
CURRENT ASSETS
   Cash and cash equivalents                                                           $ 47,287,836          $    137,162
   Prepaid expenses                                                                          30,782                    --
   Software maintenance contract (Note 3)                                                   471,918                    --
                                                                                       ------------          ------------
      Total Current Assets                                                               47,790,536               137,162
                                                                                       ------------          ------------
PROPERTY AND EQUIPMENT, NET (Notes 1 and 2)                                                 434,190               238,643
SOFTWARE LICENSES, NET (Notes 1 and 3)                                                    3,627,814                    --
GOODWILL                                                                                    225,500                    --
                                                                                       ------------          ------------
         TOTAL ASSETS                                                                  $ 52,078,040          $    375,805
                                                                                       ============          ============

                  LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
   Accounts payable - trade                                                            $    229,872          $    470,870
   Commissions payable (Note 4)                                                           2,646,976                    --
   Accrued employee costs                                                                   117,030                    --
   Accrued liabilities                                                                      436,971                64,644
   Software license contract payable (Note 3)                                             2,888,000                    --
                                                                                       ------------          ------------
      Total Current Liabilities                                                           6,318,849               535,514
                                                                                       ------------          ------------

BUILDING LEASE PAYABLE                                                                       45,793                    --

COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDERS' EQUITY (DEFICIT) (Note 5)
   Convertible preferred stock, $5.00 par value, 100,000 shares authorized                       --                    --
   Common stock, $.001 par value, 100,000,000 shares authorized, 67,709,001 issued and outstanding and 11,735,220 and unissued on March 31, 2000; and
     62,275,560 issued and outstanding on June 30, 1999                                      79,444                62,276
   Additional paid in capital                                                            76,682,155            25,486,825
   Losses accumulated during the development stage                                      (31,048,201)          (25,708,810)
                                                                                       ------------          ------------
      Total Stockholders' Equity (Deficit)                                               45,713,398              (159,709)
                                                                                       ------------          ------------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                          $ 52,078,040          $    375,805
                                                                                       ============          ============


                   The accompanying notes are an integral part of these consolidated financial statements.

                       COMPUTERIZED THERMAL IMAGING, INC.
                          (A Development Stage Company)
                      Consolidated Statement of Operations


                                                                                                                      (UNAUDITED)
                                                                                                                         From
                                                                                                                      Inception on
                                                  (UNAUDITED)                              (AUDITED)                    June 10,
                                                Nine Months Ended                     For the Years Ended             1987 through
                                                    March 31,                                June 30,                   March 31,
                                       ----------------------------------       -------------------------------       ------------
                                           2000                  1999               1999               1998               2000
                                       ------------          ------------       ------------       ------------       ------------
REVENUES

Interest income                        $    268,833          $      4,853       $      6,124       $      3,307       $    294,840
Income from sale of prototypes                   --                    --                 --                 --            180,815
                                       ------------          ------------       ------------       ------------       ------------
   Total Revenues                           268,833                 4,853              6,124              3,307            475,655
                                       ------------          ------------       ------------       ------------       ------------

COSTS AND EXPENSES

Operating, general and
   administrative expenses                2,097,676             1,450,770          2,626,562          3,167,690         18,238,677
Research and development costs            3,196,065             1,452,481          1,837,182          2,430,038         10,228,311
Interest expense                                576               541,077            568,221            415,101          2,140,909
Depreciation and amortization
   expense                                  251,407                33,962                 --                 --            404,716
Litigation settlement                        62,500                    --                 --                 --            576,880
                                       ------------          ------------       ------------       ------------       ------------
   Total Costs and Expenses               5,608,224             3,478,290          5,031,965          6,012,829         31,589,493
                                       ------------          ------------       ------------       ------------       ------------
LOSS BEFORE
   EXTRAORDINARY ITEM                    (5,339,391)           (3,473,437)        (5,025,841)        (6,009,522)       (31,113,838)

EXTRAORDINARY GAIN ON
   EXTINGUISHMENT OF DEBT                        --                    --                 --             65,637             65,637
                                       ------------          ------------       ------------       ------------       ------------
   NET LOSS                            $ (5,339,391)         $ (3,473,437)      $ (5,025,841)      $ (5,943,885)      $(31,048,201)
                                       ============          ============       ============       ============       ============

WEIGHTED AVERAGE SHARES
   OUTSTANDING                           65,684,683            50,441,705         57,525,818         41,943,867
                                       ============          ============       ============       ============
BASIC LOSS PER COMMON SHARE            $      (0.08)         $      (0.07)      $      (0.09)      $      (0.14)
                                       ============          ============       ============       ============


                   The accompanying notes are an integral part of these consolidated financial statements.

                       COMPUTERIZED THERMAL IMAGING, INC.
                          (A Development Stage Company)
            Consolidated Statement of Stockholders' Equity (Deficit)

                                                                                                      Losses
                                                                                                    Accumulated
                                           Common Stock                Additional                    During the
                                    --------------------------          Paid-in       Subscription   Development
                                      Shares            Amount          Capital          Rec'ble       Stage           Total
                                    ----------         -------         ----------     ------------  ------------     ----------
Balance at inception,
   June 10, 1987                            --         $    --         $       --         $ --         $  --         $       --
Stock issued for cash to
   founders in 1987 at
   $0.001 per share                  5,000,000           5,000                 --           --            --              5,000
Stock issued for cash in
   connection with public
   offering in 1988 at
   $0.004 per share                  5,000,000           5,000             14,562           --            --             19,562
Stock issued for cash in
   connection with a
   Regulation D offering in
   1989 at $3.13 per share              80,000              80            249,930           --            --            250,010
Stock issued for services
   in 1990 at $0.51 per
   share                               500,000             500            254,500           --            --            255,000
Stock issued for cash in
   connection with a
   Regulation D offering in
   1991 at $0.50 per share             180,000             180             89,820           --            --             90,000
Stock issued for services
   in 1991 at $0.50 per
   share                             3,240,000           3,240          1,616,760           --            --          1,620,000
Stock issued for services
   in 1992 at $0.12 per
   share                             4,860,000           4,860            578,340           --            --            583,200
Stock issued for services
   in 1993 at $0.06 per
   share                             1,134,500           1,134             82,726           --            --             83,860
Stock issued for extension
   of debt agreement in
   1993 at $0.08 per share               9,000               9                691           --            --                700
Stock issued in connection
   with claims of certain
   stockholders in 1993 at
   $0.06 per share                       1,000               1                 59           --            --                 60
Stock issued for cash in
   1994 at $0.07 per share             387,000             387             25,613           --            --             26,000
Stock issued for services
   in 1994 at $0.10 per
   share                             1,485,660           1,486            149,148           --            --            150,634
Stock issued for extension
   of debt agreement in
   1994 at $0.07 per share               9,000               9                591           --            --                600
                                    ----------         -------         ----------         ----         -----         ----------
Balance Forward                     21,886,160          21,886          3,062,740           --            --          3,084,626
                                    ----------         -------         ----------         ----         -----         ----------


                   The accompanying notes are an integral part of these consolidated financial statements.

                       COMPUTERIZED THERMAL IMAGING, INC.
                          (A Development Stage Company)
      Consolidated Statement of Stockholders' Equity (Deficit) (Continued)

                                                                                                           Losses
                                                                                                         Accumulated
                                              Common Stock             Additional                        During the
                                        -------------------------       Paid-in      Subscription        Development
                                          Shares           Amount       Capital        Rec'ble             Stage           Total
                                        ----------         ------      ---------     ------------       ------------     ---------
Balance Forward                         21,886,160         21,886      3,062,740           --                 --         3,084,626
Stock issued in connection
   with claims by certain
   stockholders in 1994 at
   $0.12 per share                          51,000             51          5,989           --                 --             6,040
Stock issued for cash in
   1995 at $0.60 per share                 679,202            680        407,995           --                 --           408,675
Stock issued for services
   in 1995 at $0.87 per
   share                                 3,506,461          3,506      3,049,200           --                 --         3,052,706
Stock issued to convert
   notes payable in 1996 at
   $0.17 per share                         702,400            702        117,941           --                 --           118,643
Common stock issued upon
   conversion of preferred
   shares in 1995 at $1.69
   per share                               124,600            125        209,875           --                 --           210,000
Stock issued for cash in
   connection with a
   Regulation D offering in
   1996 at $1.00 per share               1,462,600          1,463      1,461,137           --                 --         1,462,600
Stock issued for note
   receivable in connection
   with a Regulation D offering
   in 1996 at $1.00 per share              525,000            525        524,475     (525,000)                --                --
Stock issued in satisfaction of
   offering costs in connection
   with a Regulation D offering
   in 1996 at $0.00 per share               53,650             53            (53)          --                 --                --
Stock issued in connection
   with the settlement of a
   note payable to an
   individual in 1996 at
   $0.98 per share                         734,942            735        721,345           --                 --           722,080
Stock issued in connection
   with the settlement of
   claims by certain
   stockholders in 1996 at
   $0.88 per share                         578,000            578        507,702           --                 --           508,280
                                        ----------     ----------     ----------     --------          ---------         ---------
Balance Forward                         30,340,015     10,068,346       (525,000)          --          9,573,650
                                        ----------     ----------     ----------     --------          ---------         ---------


                   The accompanying notes are an integral part of these consolidated financial statements.

                       COMPUTERIZED THERMAL IMAGING, INC.
                          (A Development Stage Company)
      Consolidated Statement of Stockholders' Equity (Deficit) (Continued)

                                                                                                           Losses
                                                                                                         Accumulated
                                              Common Stock             Additional                        During the
                                        -------------------------       Paid-in      Subscription        Development
                                          Shares           Amount       Capital        Rec'ble             Stage           Total
                                        ----------         ------      ----------    ------------       ------------     ---------
Balance Forward                          30,304,015        30,340      10,068,346        (525,000)                --      9,573,650
Common stock issued upon
   conversion of preferred
   shares in 1996 at $1.70
   per share                                 14,700            14          24,986              --                 --         25,000
Stock issued in repayment
   of notes
   payable/interest expense
   in 1996 at $1.05 per
   share                                    146,590           147         153,060              --                 --        153,207
Stock issued for cash in
   1996 at $0.68 per share                1,163,625         1,164         795,306              --                 --        796,470
Stock issued for services
   in 1996 at $1.05 per
   share                                  1,277,633         1,278         891,874              --                 --        893,152
Stock issued as a bonus to
   investors in connection
   with the Company's 1996
   Regulation D offering at
   $0.00 per share                          211,900           212            (212)             --                 --             --
Conversion of debentures to
   common stock at $0.65
   per share                                 98,768            99          64,026              --                 --         64,125
Stock issued for cash at
   $0.55 per share                        1,833,152         1,833       1,008,376              --                 --      1,010,209
Stock issued for services
   at $0.59 per share                       687,266           687         404,811              --                 --        405,498
Losses accumulated during
   the period from inception,
   June 10, 1987 to June 30, 1997                --            --              --              --        (14,739,084)    (3,349,614)
                                         ----------        ------      ----------        --------        -----------     ----------
Balance, June 30, 1997                   35,737,649        35,738      13,410,573        (525,000)       (14,739,084)    (1,817,773)

Conversion of debentures to
   common stock at $0.41
   per share                              2,403,838         2,404         977,951              --                 --        980,355
                                         ----------        ------      ----------        --------        -----------     ----------
Balance Forward                          38,141,487        38,142      14,388,524        (525,000)       (14,739,084)      (837,418)
                                         ----------        ------      ----------        --------        -----------     ----------


                   The accompanying notes are an integral part of these consolidated financial statements.

                       COMPUTERIZED THERMAL IMAGING, INC.
                          (A Development Stage Company)
      Consolidated Statement of Stockholders' Equity (Deficit) (Continued)

                                                                                                           Losses
                                                                                                         Accumulated
                                              Common Stock             Additional                        During the
                                        -------------------------       Paid-in      Subscription        Development
                                          Shares           Amount       Capital        Rec'ble             Stage           Total
                                        ----------         ------      ----------    ------------       ------------     ---------
Balance Forward                         38,141,487         38,142      14,388,524       (525,000)        (14,739,084)      (837,418)
Stock issued to convertible
   debenture holders for
   failure to complete
   registration of the
   underlying common stock
   in a timely manner at
   $0.42 per share                         197,574            198          82,018             --                  --         82,216
Stock issued for cash at
   $0.31 per share                       9,476,418          9,476       2,896,760             --                  --      2,906,236
Stock issued for services
   at $0.59 per share                      521,478            521         305,860             --                  --        306,381
Warrants issued for services                    --             --       1,006,000             --                  --      1,006,000
Stock subject to recission
   offer                                  (771,200)          (771)       (306,102)            --                  --       (306,873)
Net loss accumulated in 1998                    --             --              --             --          (5,943,885)    (5,943,885)
                                        ----------        -------      ----------       --------         -----------     ----------
Balance, June 30, 1998                  47,565,757         47,566      18,373,060       (525,000)        (20,682,969)    (2,787,343)

Reclassification of stock
   no longer subject to
   recission offer at $0.40
   per share                               771,200            771         306,102             --                  --        306,873
Stock issued in a private
   placement to a director
   and a stockholder for
   cash at $0.70 per share                 285,000            285         199,715             --                  --        200,000
Stock issued for cash with 169,837
   shares issued for a placement
   fee to a third party at
   $0.47 per share                       2,133,862          2,134         997,866             --                  --      1,000,000
Stock issued in
   satisfaction of cash
   advances at $0.47 per
   share                                   460,861            461         217,316             --                  --        217,777
Stock issued in
   satisfaction of cash
   advances from affiliate
   at $0.48 per share                    4,403,323          4,403       2,098,558             --                  --      2,102,961
                                        ----------        -------      ----------       --------         -----------     ----------
Balance Forward                         55,620,003         55,620      22,192,617       (525,000)        (20,682,969)     1,040,268
                                        ----------        -------      ----------       --------         -----------     ----------


                   The accompanying notes are an integral part of these consolidated financial statements.

                       COMPUTERIZED THERMAL IMAGING, INC.
                          (A Development Stage Company)
      Consolidated Statement of Stockholders' Equity (Deficit) (Continued)

                                                                                                     Losses
                                                                                                   Accumulated
                                               Common Stock            Additional     Subscrip     During the
                                           ---------------------         Paid-in        -tion      Development
                                             Shares      Amount          Capital       Rec'ble        Stage            Total
                                           ----------   --------      ------------   ----------    ------------     -----------
Balance Forward                            55,620,003     55,620        22,192,617     (525,000)    (20,682,969)     1,040,268
Stock issued upon conversion of
   warrants at $0.71 per share,
   net of placement fee of $2,000             264,166        264           187,936           --              --        188,200
Stock issued for services at
   $0.67 per share                             45,800         46            30,640           --              --         30,686
Stock issued in private placement
   at $0.37 per share                       2,364,865      2,365           872,635           --              --        875,000
Stock issued for cash to redeem
   two notes totaling $597,500,
   accrued discount of $597,500,
   accrued interest of $49,638,
   for a total of $1,244,638 at
   $0.37 per share                          2,140,164      2,140         1,242,498           --              --      1,244,638
Stock issued for cash at $0.55 per
   share, net of offering costs
   of $87,660                               1,669,127      1,669           910,671           --              --        912,340
Stock issued in satisfaction of
   liability at $0.29 per share               171,435        172            49,828           --              --         50,000
Net loss accumulated in 1999                       --         --                --      525,000      (5,025,841)    (4,500,841)
                                           ----------   --------      ------------   ----------    ------------     ----------
Balance, June 30, 1999 (AUDITED)           62,275,560     62,276        25,486,825            0     (25,708,810)      (159,709)

Stock issued for cash at $0.55 per
   share                                      913,916        914           499,086           --              --        500,000
Stock issued for cash, net of
   offering expenses of $25,000,
   at $0.54 per share                         933,707        934           474,066           --              --        475,000
Stock issued for cash, net of
   offering expenses of $25,000,
   at $0.60 per share                         875,657        876           502,583           --              --        503,459
Stock issued to corporation for
   services at $0.94 per share                 33,997         34            31,839           --              --         31,873
                                           ----------   --------      ------------   ----------    ------------     ----------
Balance Forward                            65,032,837     65,034        26,994,399            0     (25,708,810)     1,350,623
                                           ----------   --------      ------------   ----------    ------------     ----------

                   The accompanying notes are an integral part of these consolidated financial statements.

                       COMPUTERIZED THERMAL IMAGING, INC.
                          (A Development Stage Company)
      Consolidated Statement of Stockholders' Equity (Deficit) (Continued)

                                                                                        Losses
                                                                                      Accumulated
                                     Common Stock          Additional    Subscrip      During the
                                ---------------------       Paid-in       -tion       Development
                                 Shares       Amount        Capital      Rec'ble         Stage            Total
                                ----------    -------     -----------     --------    ------------     -----------
Balance Forward                 65,032,837    65,034       26,994,399            0    (25,708,810)       1,350,623
Stock issued for cash, net
   of offering expenses of
   $25,000, at $1.25 per
   share                           400,641       401          474,569            -              -          474,970
Warrants exercised for cash
   at $0.46 per share              150,000       150           68,850            -              -           69,000
Warrants exercised for cash
   at $0.72 per share              108,957       109           78,340            -              -           78,449
Warrants exercised for cash
   at $1.19 per share              254,155       254          302,203            -              -          302,457
Stock issued to two
   individuals for services
   at $1.20 per share              200,000       200          239,800            -              -          240,000
Stock issued to individual
   for shares of CTICO (a
   subsidiary) at $1.20 per
   share                            15,000        15           17,985            -              -           18,000
Stock issued to individual
   for shares of CTICO (a
   subsidiary) at $1.50 per
   share                             5,000         5            7,495            -              -            7,500
Warrants exercised for cash
   at $2.50 per share              656,700       657        1,641,093            -              -        1,641,750
Stock issued to individual
   for services at $2.80
   per share                         2,000         2            5,598            -              -            5,600
Stock issued to individual
   for shares of CTICO (a
   subsidiary) at $2.80 per
   share                            50,000        50          139,950            -              -          140,000
Stock issued to corporation
   for services at $2.50
   per share                        18,521        18           46,284            -              -           46,302
Warrants exercised for
   services at $3.63 per
   share                            13,885        13           50,319            -              -           50,332
Warrants exercised for
   services at $3.72 per
   share                            15,623        16           58,083            -              -           58,099
                                ----------    -------     -----------     --------    ------------     -----------
Balance Forward                 66,923,319    66,924       30,124,968            0    (25,708,810)       4,483,082
                                ----------    -------     -----------     --------    ------------     -----------


                   The accompanying notes are an integral part of these consolidated financial statements.

                       COMPUTERIZED THERMAL IMAGING, INC.
                          (A Development Stage Company)
      Consolidated Statement of Stockholders' Equity (Deficit) (Continued)

                                                                                          Losses
                                                                                        Accumulated
                                     Common Stock          Additional     Subscrip       During the
                                ---------------------       Paid-in         -tion       Development
                                  Shares       Amount       Capital        Rec'ble         Stage            Total
                                ----------    -------   ---------------   --------     ------------     -----------
Balance Forward                 66,923,319    66,924       30,124,968            0      (25,708,810)     4,483,082
Warrants exercised for cash
   at $2.50 per share              600,125       600        1,499,714            -                -      1,500,314
Warrants exercised for cash
   at $.72 per share                24,209        24           17,406            -                -         17,430
Warrants exercised for cash
   at $1.50 per share               50,000        50           74,950            -                -         75,000
Warrants exercised for cash
   at $2.00 per share              100,000       100          199,900            -                -        200,000
Stock issued to Company's
   401K plan at $3.81 per
   share                            11,348        11           43,225            -                -         43,236
Net loss accumulated for
   nine months ended March
   31, 2000                              -         -                -            -       (5,339,391)    (5,339,391)
                                ----------   --------   ---------------   --------     ------------     -----------
Balance at March 31, 2000,
   issued and outstanding
   (UNAUDITED)                  67,709,001   $67,709      $31,960,163     $      0     $(31,048,201)    $  979,671
                                ==========   ========   ===============   ========     ============     ===========



UNISSUED COMMON STOCK
---------------------

Warrants subscribed for
   cash at $2.50 per share          76,250        76          190,548            -                -        190,624
Stock subscribed to by
   Informix Corporation for
   cash at $9.80 per share         510,204       510        4,999,490            -                -      5,000,000
Stock and warrants
   subscribed for
   cash, net of
   offering expenses
   of $2,933,793, at
   $3.81 per share and
   warrant in
   connection with the
   private placement            11,148,766    11,149       39,531,954            -                -     39,543,103
                                ----------   --------   ---------------   --------     ------------     -----------

Balance at March 31, 2000,
   unissued, (UNAUDITED)        11,735,220    11,735       44,721,992            -                -     44,733,727
                                ==========   ========   ===============   ========     ============     ===========

Balance at March 31, 2000,
   (UNAUDITED)                  79,444,221   $79,444      $76,682,155     $      0     $(31,048,201)   $45,713,398
                                ==========   ========   ===============   ========     ============     ===========


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                       COMPUTERIZED THERMAL IMAGING, INC.
                          (A Development Stage Company)
                      Consolidated Statement of Cash Flows


                                                                                                         (UNAUDITED)
                                                                                                            From
                                              (UNAUDITED)                                              From Inception
                                           Nine Months Ended                   (AUDITED)                  through
                                               March 31,                  Years Ended June 30,            March 31,
                                     -----------      -----------      -------------------------       ------------
                                         2000            1999             1999            1998             2000
                                     -----------      -----------     -----------     -----------      ------------
CASH FLOWS FROM OPERATING
   ACTIVITIES:

Net loss                             $(5,339,391)     $(3,473,437)    $(5,025,841)    $(5,943,885)     $(31,048,201)
Adjustments to reconcile net loss
   to net cash used in operating
   activities:
   Depreciation and amortization         251,407           33,962          50,393          32,344           404,716
   Amortization of debt issuance
     costs and discounts on notes
     payable                                   -          475,368         597,500         287,051           937,969
   Common stock, warrants, and
     options issued as
     compensation for services           432,206           30,686         555,686       1,311,860         9,343,802
   Common stock issued for
     interest expense                          -                -               -         155,831           423,596
   Common stock issued to settle
     litigation                                -                -               -               -           514,380
   Common stock issued for
     failure to complete timely
     registration                              -                -               -          82,216            82,216
   Common stock issued to 401(k)
     plan                                 43,226                -               -               -            43,226
   Extraordinary gain on
     extinguishment of debt                    -                -               -         (65,637)          (65,637)
   Changes in operating assets
     and liabilities:
     Decrease in maintenance
       contract                         (471,918)               -               -               -          (471,918)
     Increase in receivables and
       prepaids                          (30,782)               -               -               -           (30,782)
     Decrease in deposits                      -                -           2,204               -                 -
     Increase (decrease) in
       accounts payable and
       accrued liabilities             5,783,335           62,273        (204,517)       (401,535)        6,318,849
                                     -----------      -----------     -----------     -----------      ------------
Net Cash Used in Operating
   Activities                            668,083       (2,871,148)     (4,024,575)     (4,541,755)      (13,547,784)
                                     -----------      -----------     -----------     -----------      ------------



                   The accompanying notes are an integral part of these consolidated financial statements.

                       COMPUTERIZED THERMAL IMAGING, INC.
                          (A Development Stage Company)
                Consolidated Statement of Cash Flows (Continued)


                                                                                                        (UNAUDITED)
                                                                                                           From
                                              (UNAUDITED)                                                Inception
                                           Nine Months Ended                   (AUDITED)                  through
                                               March 31,                  Years Ended June 30,           March 31,
                                     -----------      -----------      -------------------------       ------------
                                         2000            1999             1999            1998             2000
                                     -----------      -----------     -----------     -----------      ------------
CASH FLOWS FROM INVESTING
   ACTIVITIES:

   Proceeds from sale of assets                -                -           4,790               -             4,790
   Capital expenditures                 (236,768)         (11,575)       (144,569)        (66,066)         (633,510)
   Purchase of software license       (3,838,000)               -               -               -        (3,838,000)
   Acquisition of goodwill              (225,500)               -               -               -          (225,500)
                                     -----------      -----------     -----------     -----------      ------------
Net Cash Used in Investing
   Activities                         (4,300,268)         (11,575)       (139,779)        (66,066)       (4,692,220)
                                     -----------      -----------     -----------     -----------      ------------

CASH FLOWS FROM FINANCING
   ACTIVITIES:

   Common stock and warrants
     issued for cash                  53,745,859        2,263,200       3,175,540       2,906,236        63,771,161
   Stock offering costs               (3,008,793)               -               -               -        (3,008,793)
   Advances from stockholders                  -          659,686         904,164       1,416,574         2,320,738
   Proceeds from borrowings and
     accrued interest                     45,793          462,525         292,971         409,292         3,258,925
   Legal fees and interest added
     to note                                   -          189,521         258,146         238,453           496,599
   Payment of debt issuance costs              -                -               -               -          (133,600)
   Retirement of notes and
     debentures                                -         (450,000)       (559,369)       (326,522)       (1,177,190)
                                     -----------      -----------     -----------     -----------      ------------
Net Cash Provided by Financing
   Activities                         50,782,859        3,124,932       4,071,452       4,644,033        65,527,840
                                     -----------      -----------     -----------     -----------      ------------

NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS               47,150,674          242,209         (92,902)         36,212        47,287,836

CASH AND CASH EQUIVALENTS AT
   BEGINNING OF PERIOD                   137,162          230,064         230,064         193,852                 -
                                     -----------      -----------     -----------     -----------      ------------
CASH AND CASH EQUIVALENTS AT END
   OF PERIOD                         $47,287,836        $ 472,273       $ 137,162       $ 230,064      $ 47,287,836
                                     ===========      ===========     ===========     ===========      ============


                   The accompanying notes are an integral part of these consolidated financial statements.

                       COMPUTERIZED THERMAL IMAGING, INC.
                          (A Development Stage Company)
                Consolidated Statement of Cash Flows (Continued)


                                                                                                        (UNAUDITED)
                                                                                                           From
                                              (UNAUDITED)                                               Inception
                                           Nine Months Ended                   (AUDITED)               through March
                                               March 31,                  Years Ended June 30,           March 31,
                                     -----------      -----------      -------------------------       ------------
                                         2000            1999             1999            1998             2000
                                     -----------      -----------     -----------     -----------      ------------
SUPPLEMENTAL CASH FLOW INFORMATION

Cash paid for:
 Interest expense                    $         -      $         -     $         -      $    3,477      $      8,770
 Income taxes                                  -                -               -               -                 -

SUPPLEMENTAL SCHEDULE OF NON-CASH
   FINANCING AND INVESTING
   ACTIVITIES

Common stock issued to
   individuals to acquire goodwill   $   225,500      $         -     $         -      $        -      $    225,500
Common stock issued for advances
   from shareholders                           -                -       2,320,738               -         2,320,738
Common stock issued for notes
   payable, accrued discount &
   interest                                    -                -       1,244,638         980,355         2,224,953
Common stock issued for
   convertible subordinated
   debentures                                  -                -               -         640,660           640,660
Common stock returned to equity,
   recission offer declined                    -                -         306,873        (306,873)                -
Common stock issued for
liabilities                                    -                -          50,000               -            50,000




                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                       COMPUTERIZED THERMAL IMAGING, INC.
                         (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                   March 31, 2000 and June 30, 1999 and 1998



NOTE 1 -  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Computerized Thermal Imaging, Inc. (the "Company") is a Nevada Corporation, involved in the development of a thermal imaging system for applications in the health care industry. The Company's system is based upon computer interpretation of thermal photography using proprietary software developed by the Company. The Company was originally incorporated as Business Helpers, Inc. on June 10, 1987 and subsequently adopted name changes to DTI Dorex, Ltd. and, finally, to Computerized Thermal Imaging, Inc. The Company is considered a development stage enterprise because it has not yet generated significant revenues from sale of its products. Since its inception, the Company has devoted substantially all of its efforts in three areas: 1) the development and improvement of systems for commercial application of thermal imaging technology in the medical industry; 2) the development of markets for thermal imaging technology; and 3) the search for sources of capital to fund its efforts.

Unaudited Financial Statements
------------------------------

Included in the accompanying consolidated financial statements are the Company's interim consolidated balance sheets as of March 31, 2000 and related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the nine-month periods ended March 31, 2000 and 1999. These condensed, consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to Regulation S-B. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of results of operations have been included in the financial statements. Results of operations for the nine months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the fiscal year ended June 30, 2000.

Following is a summary of the Company's significant accounting policies:

         a. Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its majority-owned subsidiary, Computerized Thermal Imaging Company ("CTICO"), formerly known as Thermal Medical Imaging, Inc. All significant intercompany transactions and accounts have been eliminated in consolidation.

         b. Significant Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of

                       COMPUTERIZED THERMAL IMAGING, INC.
                         (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                   March 31, 2000 and June 30, 1999 and 1998



NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         (CONTINUED)

contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from estimates making it reasonably possible that a change in the estimates could occur in the near term.

         c. Cash and Cash Equivalents

The Company considers all highly liquid short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

         d. Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Expenditures for major renewals and betterments that extend the original estimated economic useful lives of the applicable assets are capitalized. Expenditures for normal repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts, and any gain or loss is included in operations.

         e. Software Licenses

Software licenses are recorded at cost. Amortization is provided on the straight-line method over the estimated useful lives of the licenses, which is three years. The cost and related accumulated amortization of licenses sold or otherwise disposed of are removed from the accounts, and any gain or loss is included in operations.

         f. Income Taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of temporary differences between the tax basis of assets and liabilities and their financial amounts at year-end. The Company has reviewed its net deferred tax assets, together with net operating loss carryforwards, and has decided to forego recognition of potential tax benefits arising therefrom. In making this determination, the Company has considered the Company's history of tax losses incurred since inception and the fact that the Company is still within the development stage. The Company has provided a valuation allowance to reduce its potential deferred tax assets to their net realizable value.

                       COMPUTERIZED THERMAL IMAGING, INC.
                         (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                   March 31, 2000 and June 30, 1999 and 1998



NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         (CONTINUED)

         g. Research and Development Expenses

Research and development costs are expensed as incurred. These costs consist of direct and indirect costs associated with the development of the Company's software and hardware associated with its thermal imaging systems.

         h. Stock-Based Compensation

Stock-based compensation is accounted for using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees", rather than applying the fair value method prescribed in SFAS No. 123, "Accounting for Stock-Based Compensation".

         i. Basic Loss Per Share

Basic loss per share is computed on the basis of the weighted average number of shares of common stock outstanding during each period. Common equivalent shares from common stock options and warrants are excluded from the computation as their effect would dilute the loss per share for all periods presented.

         j. Reclassification

Certain amounts for the nine months ended March 31, 2000 and 1999, and the year ended June 30, 1998, have been reclassified to conform with the presentation used at June 30, 1999. The reclassifications have no effect on net income for the nine months ended March 31, 2000 and 1999, or the year ended June 30, 1998.

NOTE 2 - PROPERTY AND EQUIPMENT

Property and equipment at March 31, 2000 and June 30, 1999 consists of the following:

                                                           (UNAUDITED)      (AUDITED)
                                                             March 31,       June 20
                                                               2000            1999          Life
                                                           -----------     ----------     ---------
           Office furniture, fixtures and equipment        $   616,381     $  379,613     5-7 years
           Less accumulated depreciation                      (182,191)      (140,970)
                                                           -----------     ----------
           Net property and equipment                      $   434,190     $  238,643
                                                           ===========     ==========


Depreciation expense during the nine months ended March 31, 2000 and 1999 was $41,221 and $33,962, respectively. Depreciation expense during the years ended June 30, 1999 and 1998 was $50,393 and $32,344, respectively.

                       COMPUTERIZED THERMAL IMAGING, INC.
                         (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                   March 31, 2000 and June 30, 1999 and 1998



NOTE 3 - SOFTWARE MAINTENANCE CONTRACT/SOFTWARE LICENSES

On December 22, 1999, the Company acquired various software licenses and a 12-month software maintenance contract from Informix Software, Inc. The Company's agreement with Informix provides for a total purchase price of $4,488,000 for the software licenses and maintenance contract to be paid in installments as follows:

                  January 15, 2000                                $1,600,000
                  June 15, 2000                                    1,925,000
                  December 15, 2000                                  963,000
                                                                  ----------
                  Total installments                               4,488,000
                   Less installment payments                      (1,600,000)
                                                                  ----------
                  Software license contract
                    payable at March 31, 2000                     $2,888,000
                                                                  ==========


The amount of the purchase price attributable to the software maintenance agreement was $650,000. The maintenance agreement is effective December 22, 1999 and expires on December 21, 2000. As of March 31, 2000, the Company has recorded a current asset of $471,918 relating to the unexpired element of the maintenance agreement.

Software licenses at March 31, 2000 consists of the following:


                                                              (UNAUDITED)
                                                                March 31,
                                                                  2000          Life
                                                             --------------    -------
           Software licenses                                 $    3,838,000    3 years
           Less accumulated amortization                           (210,186)
                                                             --------------
           Net software licenses                             $    3,627,814
                                                             ==============


Amortization expense during the nine months ended March 31, 2000 was $210,186.

NOTE 4 - COMMISSIONS PAYABLE

         On March 31, 2000, the Company concluded a private placement (the "Offering") of its securities pursuant to Regulation D, Rule 506, of the Securities Act of 1933. In connection therewith, the Company raised, net of offering costs, approximately $39,543,103. In connection with the Offering, the Company entered into commission agreements with various individuals and entities (jointly referred hereinto as "Advisors") to assist with the Offering. Such agreements stipulate that the Company will compensate Advisors cash consideration equal to seven percent of the final gross proceeds derived by the Advisors in connection with the Offering, plus additional consideration in the form of common stock options of the Company, the number of which will be equal to ten percent of the final gross proceeds derived by the Advisors in connection with the Offering divided by the closing price of the Company's common shares on February 29, 2000 as quoted

                       COMPUTERIZED THERMAL IMAGING, INC.
                       (A Development Stage Company)
                Notes to Consolidated Financial Statements
                 March 31, 2000 and June 30, 1999 and 1998


NOTE 4 - COMMMISSIONS PAYABLE (CONTINUED)

on the OTC Bulletin Board of the NASD. Options granted pursuant to the agreements are exercisable at any time during the three-year period from February 29, 2000 through February 28, 2003 at a strike price of $1.70 per share. Based on the foregoing, cash commissions of approximately $2.9 million and options to acquire approximately 419,000 shares of the Company's common stock will be paid or granted to the Advisors in April 2000. As of March 31, 2000, $233,000 has been paid to the Advisors. At March 31, 2000, the balance of the cash commissions owed to the Advisers was $2,646,976.

NOTE 5 - STOCKHOLDERS' EQUITY

Preferred Shares

The Company has one class of preferred shares authorized pursuant to an amendment to its Articles of Incorporation in April of 1992 with the power to designate the rights and preferences of the Preferred Shares or any class or series within the preferred shares vested in Board of Directors. The Board of Director has the authority without further stockholder action, to issue up to 3,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series or designation of such series. The Company has no preferred shares outstanding as of its fiscal year ended June 30, 1999 and interim period ended March 31, 2000.

Subscription Receivable

The Company treated as compensation the subscription note receivable in the amount of $525,000 to Manhattan Financial Group ("MFG") in the fiscal year end June 30, 1999. The subscription receivable had originally been issued in exchange for a note from MFG in the amount of $525,000 for 525,000 shares of the Company's common stock sold during the year ended June 30, 1996.

Unissued Common Stock and Warrants

During March 2000, the Company concluded a private placement for principal amount of $45 million. Proceeds from the $45 million placement, net of costs of $2,933,793, totaled $39,543,103. In connection therewith, 11,148,766 shares of the Company's common stock and 11,148,766 warrants were subscribed at an agreed price of $2.81 per share and $1.00 per warrant. Warrants subscribed to are convertible into common shares of the Company at a rate of 50 percent of the initial number of shares purchased at $5.00 per share (subject to specified anti-dilution provisions) and terminate on the fifth year following the close of the placement. Common stock shares and warrants of the Company subscribed to in the placements are restricted and cannot be resold without registration under applicable federal and state laws. As of March 31, 2000, the common stock shares and warrants subscribed were not

                        COMPUTERIZED THERMAL IMAGING, INC.
                       (A Development Stage Company)
                Notes to Consolidated Financial Statements
                 March 31, 2000 and June 30, 1999 and 1998




NOTE 5 - STOCKHOLDERS' EQUITY (CONTINUED)

issued. The Company's Board of Directors approved issuance of 11,148,766 shares of the Company's common stock, and an equal number of warrants, to Subscribers at a Special Meeting held in April 2000. The common stock and warrants were issued shortly thereafter.

On March 30, 2000, the Company signed an agreement with Informix Software, Inc. ("Informix"), providing for the sale of $5,000,000 of the Company's common stock at a purchase price per share equal to 80 percent of the closing bid price per share, as quoted on the OTC Bulletin Board of the NASD, on the day previous to execution of the agreement. In connection therewith, Informix subscribed to 510,204 shares of the Company's common stock. The shares were issued in reliance upon the exemption available under Section 4(2) of the Securities Act of 1933, as amended, as a "transaction not involving a public offering." Gross proceeds from shares subscribed were received by the Company on March 31, 2000. Common stock shares of the Company subscribed to by Informix are restricted and cannot be resold without registration under applicable federal and state laws. The Company's Board of Directors approved issuance of 510,204 shares of the Company's common stock to Informix at a Special Meeting held in April 2000. The common stock was issued shortly thereafter.

Prior to March 31, 2000, various individuals exercised warrants subscribing to 76,250 shares of the Company's common stock at an exercise price of $2.50 per share. The Company's Board of Directors approved issuance of 76,250 shares of the Company's common stock to applicable warrant holders at a Special Meeting held in April 2000. The common stock was issued shortly thereafter.

Common Stock Subject to Recission Offers

During 1998, the Company issued a total of 8,876,418 shares of common stock to the Affiliates (See Note 6) for cash or other consideration and such common shares are considered to be "restricted" securities with limited transferability under state and federal securities laws. The Affiliates, in secondary transactions, subsequently sold or otherwise transferred 1,187,000 shares of the common stock between themselves and to fourteen non-affiliates and it has come to the Company's attention that the transactions between Affiliates and non-affiliates may have been in violation of various state and/or federal securities laws.

In the event that the subsequent transfers of "restricted" shares of the Company's common stock by the Affiliates are deemed to be in violation of state and/or federal securities laws, the exemptions from registration, relied upon by the Company for the initial issuance of those shares, could be lost. Additionally, if an exemption from registration for the issuances is not available, and the Company is found to have engaged in a public offering of securities, the Company may face claims by the subsequent purchasers for rescission and/or administrative sanctions, fines and penalties even though

                      COMPUTERIZED THERMAL IMAGING, INC.
                       (A Development Stage Company)
                Notes to Consolidated Financial Statements
                 March 31, 2000 and June 30, 1999 and 1998

NOTE 5 - STOCKHOLDERS' EQUITY (CONTINUED)

the Company took the step of applying appropriate restrictive legends to the stock certificates in question.

Based on the limited number of parties involved in the above-described transactions and the precautions taken by the Company, management does not believe that there was any public offering of the Company's shares of the Common Stock, and consequently, the exemption available to the Company at the time of the issuance of the securities was not forfeited. However, in order to lessen any problems which may emanate from the transfer of the above-described shares of the Common Stock, the Company and the Affiliates offered to rescind the sales of all such shares, pursuant to the securities laws of the various states where the transfers took place. The Company made its rescission offer in the form of an exempt offering in conformity with the applicable state securities laws. Subsequent to June 30, 1998, all of the stockholders in question elected to reject the rescission offers.

Consequently, the Company does not believe that significant exposure exists in connection with the issuance of such shares. However, the rescission offers with respect to state securities laws do not cure any potential federal securities laws problems.

The 771,200 shares of restricted Common stock transferred to non-affiliates and subject to rescission orders at June 30, 1998 were reclassified as no longer subject to recission at June 30, 1999.

NOTE 6 - INCOME TAX

The composition of deferred tax assets and the related tax effects at March 31, 2000 and June 30, 1999 are as follows:


                                             (UNAUDITED)      (AUDITED)
                                              March 31,        June 30,
                                                2000             1999
                                             -----------     -----------
       Benefit from carryforward of net
         operating losses                    $ 7,115,000     $ 5,300,000
       Less valuation allowance               (7,115,000)     (5,300,000)
                                             -----------     -----------
       Net deferred tax asset                $         -     $         -
                                             ===========     ===========

The difference between the income tax benefit in the accompanying statements of operations and the amount that would result if the U.S. Federal statutory rate of 34% were applied to pre-tax loss is as follows:

                      COMPUTERIZED THERMAL IMAGING, INC.
                       (A Development Stage Company)
                Notes to Consolidated Financial Statements
                 March 31, 2000 and June 30, 1999 and 1998

NOTE 6 - INCOME TAX (CONTINUED)

                                       (UNAUDITED)                                         (AUDITED)
                                        March 31,                                          June 30,
                         -----------------------------------------         --------------------------------------------
                              2000                     1999                     1999                      1998
                         ------------------     ------------------         -------------------       ------------------
                                    % of                     % of                       % of                     % of
                                    Pre-Tax                 Pre-Tax                    Pre-Tax                  Pre-Tax
                          Amount     Loss         Amount     Loss           Amount       Loss         Amount     Loss
                         ----------  ------     ----------  ------         ----------   ------       ----------  ------

Benefit for income
   tax at federal
   statutory rate        $1,815,000   34.0%     $1,181,000   34.0%         $1,500,000    34.0%       $2,021,000    34.0%
Non-deductible
   expenses                      -       0%              -      0%            (25,000)   (1.7%)        (446,000)   (7.5%)
Increase in
   valuation
   allowance             (1,815,000) (34.0%)    (1,181,000) (34.0%)        (1,475,000)  (32.3%)      (1,575,000)  (26.5%)
                         ----------  ------     ----------  ------         ----------   ------       ----------   ------
Total                    $        -      0%     $        -      0%         $        -       0%       $        -       0%
                         ==========  ======     ==========  ======         ==========   ======       ==========   ======

The non-deductible expenses shown above related primarily to the issuance of common stock for services using different valuation methods for financial and tax reporting purposes.

At June 30, 1999, for federal income tax and alternative minimum tax reporting purposes, the Company has approximately $14.6 million of unused net operating losses available for carryforward to future years. The benefit from carryforward of such net operating losses will expire in various years between 2002 and 2014 and could be subject to severe limitations if significant ownership changes occur in the Company.

NOTE 7. STOCK WARRANTS AND OPTIONS

Warrants

During the nine months ended March 31, 2000, warrants were exercised for the purchase of 1,719,499 common stock shares of the Company for proceeds of $3,690,374. Subsequent to the period ended, an additional 76,250 shares were issued for $190,624 pursuant to the exercise of warrants occurring prior the period ended. The warrants were exercised at prices ranging from $0.46 to $3.72 per common share. Furthermore, in connection with the Company's private placement of 11,658,970 shares of common stock during the quarter ended March 31, 1999, the Company issued 11,658,970 warrants entitling holders thereof, for a period of five years, to purchase 5,574,450 shares of the Company's common stock at $5 per share. Although subscribed to, these warrants were not issued until April 2000.

During 1999, as an inducement to exercise certain warrants (the underlying shares of which were registered in the Company's Prospectus) the Company

                      COMPUTERIZED THERMAL IMAGING, INC.
                       (A Development Stage Company)
                Notes to Consolidated Financial Statements
                 March 31, 2000 and June 30, 1999 and 1998


NOTE 7 - STOCK WARRANTS AND OPTIONS (CONTINUED)

issued an aggregate of 264,166 warrants to three parties. The parties were the beneficial owners of certain of those warrants discussed in the Company's Prospectus and in the record name of Ambient Capital. The Company received $188,200 net of a $2,000 fee, from the exercise of the warrants, and issued 264,166 common shares in connection with the exercise. The same number of new warrants were issued to the three parties in denominations of 104,066 warrants, 150,000 warrants and 10,000 warrants. Each warrant is convertible into one common share of the Company's common stock at an exercise price of $1.19 per share and must be exercised on or before February 1, 2002.

During the year ended June 30, 1998, the Company, in order to attract additional investment, revised the terms and increased the number of shares covered by warrants issued in connection with a 1996 Regulation D offering of the Company's common stock. The revised warrants include a 50 percent increase in shares (from 2,199,500 to 3,299,250), a reduction in the exercise price (from $5.00 to $2.50 per share) and an extension of the expiration date to December 31, 1999. In December 1999, the expiration date was further extended to December 31, 2000.

During the year ended June 30, 1998, the Company also issued 83,333 shares of its common stock and issued warrants for an additional 416,655 shares at $0.72 per share to a consulting firm that provides public relations and certain other advisory services. In connection with this transaction, the Company recognized consulting expense of approximately $200,000.

A summary of warrant activity for the period from July, 1 1997 through March 31, 2000 is as follow:

                                                         Number of
                                                         Shares       Exercise Price
                                                         ----------  -----------------
              Balance at June 30, 1997                   2,349,500    $1.50 - $5.00

                Warrants issued in connection with
                 a consulting agreement                    416,665    $        0.72
                Warrants reissued to participants
                 in 1996 Regulation D offering           3,299,250    $        2.50
                Warrants canceled for reissuance        (2,199,500)   $        5.00
                                                        ------------
              Balance at June 30, 1998                   3,865,515    $0.72 - $2.50

                Warrants exercised                       ( 264,166)   $        0.72
                New warrants issued to three parties       264,166    $        1.19
                                                        ------------
              Balance at June 30, 1999                   3,865,515    $0.46 - $3.72

                Warrants exercised                      (1,756,784)   $0.46 - $3.72
                New warrants subscribed                  5,574,316    $        5.00
                                                        ------------
              Balance at March 31, 2000                  7,683,047    $0.72 - $5.00
                                                        ============

                       COMPUTERIZED THERMAL IMAGING, INC.
                       (A Development Stage Company)
                Notes to Consolidated Financial Statements
                 March 31, 2000 and June 30, 1999 and 1998

NOTE 7 - STOCK WARRANTS AND OPTIONS (CONTINUED)

Options

Periodically the Company issues incentive stock options to employees, officers and directors as well as outside consultants to promote the success of the Company and enhance its ability to attract and retain the services of qualified persons. The issuance of such options are approved by the Board of Directors. Options are usually granted under the Company's 1997 Stock Option and Restricted Stock Plan (the "Plan").

On May 24, 1999, the Company granted an option to purchase 100,000 shares of the Company's common stock to one non-executive employee under its Plan. The options vest at one-third each, starting from the first, anniversary date of employee at an exercise price of $0.76 per share and will expire five years from the grant date.

The Company considers two options grants forfeited: one to a consultant for 275,000 shares due to termination of the consulting agreement in November of 1998, and an option to purchase 500,000 commons shares granted to one executive of the Company which were forfeited upon termination of his employment contract.

The Company has granted the following stock options during the period July 1, 1996 through June 30, 1999. No options were granted during the nine months ended March 31, 2000:

                                                Number of Shares
                                    -----------------------------------------
                                        Employee      Non-Employee     Total      Exercise Price
                                    ------------      ------------ ------------   --------------
  Options outstanding, July 1, 1996    2,500,000                 -    2,500,000    $       1.25
  Options granted                        500,000                 -      500,000    $       0.97
                                    ------------      ------------ ------------
  Options outstanding, July 1, 1997    3,000,000                 -    3,000,000    $0.97 - 1.25
  Options granted                      2,250,000         2,275,000    4,525,000    $0.60 - 0.75
                                    ------------      ------------ ------------
  Options outstanding, July 1, 1998    5,250,000         2,275,000    7,525,000    $0.60 - 1.25
  Options granted                        100,000                 -      100,000    $       0.76
  Options forfeited during 1999         (500,000)         (275,000)    (775,000)   $0.75 - 1.25
                                    ------------      ------------ ------------
  Balance at June 30, 1999 and
   March 31, 2000                      4,850,000         2,000,000    6,850,000    $0.60 - 1.25
                                    ============      ============ ============

Following is a summary of outstanding options at March 31, 2000:

           Number of Shares         Vested     Expiration Date    Exercise Price
         --------------------     ----------   ---------------    --------------
              1,250,000              937,500    August, 2001       $       0.70
                500,000              333,333    April, 2002        $       0.97
              1,000,000              750,000    September, 2002    $       0.75
              2,000,000            2,000,000    November, 2002     $       0.60
              2,000,000            2,000,000    June, 2005         $       1.25
                100,000                    0    May 24, 2004       $        .76
          -------------------      ---------
              6,850,000            6,020,833
          ===================      =========

                       COMPUTERIZED THERMAL IMAGING, INC.
                       (A Development Stage Company)
                Notes to Consolidated Financial Statements
                 March 31, 2000 and June 30, 1999 and 1998



NOTE 7 - STOCK WARRANTS AND OPTIONS (CONTINUED)

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation', requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options is greater than or equals the market price of the underlying stock on the date of grant, no compensation expense has been recognized.

Proforma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using Black-Scholes option pricing model with the following weighted-average assumptions for 1999 and 1998: risk-free interest rate of 4.5%; no dividend yield; weighted average volatility factor of the expected market price of the Company's common stock of
0.70 and a weighted-average expected life of the options of 3 years.

The Black-Scholes option valuation model was developed for use in estimating fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of proforma disclosures, the estimated fair value of the options is included in expense at the date of issuance because the options may be fully exercised at that date. The Company's proforma information follows:

                                          (Unaudited)                    (Audited)
                                       Nine Months Ended                Year Ended
                                            March 31,                     June 30,
                                   ---------------------------   ---------------------------
                                       2000           1999           1999          1998
                                   ------------   ------------   ------------   ------------
Net loss available to common
  stockholders                     $(5,339,391)   $(3,473,437)   $(4,500,841)   $(5,943,885)
Proforma net loss available to
  common stockholders              $(5,339,391)   $(3,473,437)   $(4,538,841)   $(6,967,195)
Proforma basic and dilutive
  loss per share                   $     (0.08)   $     (0.07)   $     (0.08)   $     (0.17)


                       COMPUTERIZED THERMAL IMAGING, INC.
                       (A Development Stage Company)
                Notes to Consolidated Financial Statements
                 March 31, 2000 and June 30, 1999 and 1998

NOTE 8. RELATED PARTY TRANSACTIONS

Since its inception, the Company has been dependent upon certain individuals, officers/ stockholders and the related corporations under their control (collectively referred to as the "Affiliates") to provide capital, management services, assistance in finding new sources for debt and equity financing and guidance in the development of the Company's thermal imaging system. The Affiliates have generally provided services and incurred expenses on behalf of our in exchange for shares of The Company's common stock. However, in certain instances in years prior to 1996, one such Affiliate deposited directly to its account, cash collected on behalf of the Company. Such cash was raised through issuance of notes payable and common stock of the Company for which a complete accounting for the proceeds was not made by the Affiliate. In this circumstance the difference has been charged to compensation expense and reflected as operating, general and administrative expenses in the accompanying financial statements. Following is an analysis of transactions involving the Affiliates during the years ended June 30, 1999 and 1998:

                                      Affiliate 1                   Affiliate 2                   Affiliate 3
                              -------------------------     -------------------------     -----------------------
                                Shares         Amount         Shares         Amount         Shares        Amount
                              ----------     ----------     ----------     ----------     ----------    ----------
Year ended June 30, 1999
---------------------
Balance of debt and cash
   advances at June 30, 1998           -     $1,192,854              -     $  223,720              -    $  354,167

Funding included in notes
   payable                             -              -              -              -              -       347,750

Non-interest bearing
   advances to fund current
   operations,
   uncollateralized                    -      1,080,582              -        122,094      2,140,164    (1,244,638)

Payments via stock and
   cash, cash of $62,300       4,514,507     (2,273,436)       440,851       (345,814)             -             -

Interest accrued and
   accretion of discount on
   notes                               -              -              -              -              -       542,721
                              ----------     ----------     ----------     ----------     ----------    ----------
Total balance of debt and
   cash advances at June
   30, 1999                    4,514,507     $        -        440,861     $        -      2,140,164    $        -
                              ==========     ==========     ==========     ==========     ==========    ==========

                        COMPUTERIZED THERMAL IMAGING, INC.
                       (A Development Stage Company)
                Notes to Consolidated Financial Statements
                 March 31, 2000 and June 30, 1999 and 1998



NOTE 8. RELATED PARTY TRANSACTIONS (CONTINUED)

                                      Affiliate 1                   Affiliate 2                   Affiliate 3
                              -----------------------       -----------------------       -----------------------
                                Shares         Amount         Shares         Amount         Shares        Amount
                              ----------     ----------     ----------     ----------     ----------    ----------
Year Ended June 30, 1998
---------------------
Warrants issued as
   compensation                         -     $        -           -     $        -              -     $  740,000

Shares of common stock
   issued as compensation
   at $0.76 per share                   -              -           -              -        100,000         76,000

Cash investment                 5,463,477      1,827,130     666,666        250,000      2,746,275        689,106
                                ---------     ----------     -------     ----------     ----------     ----------
Total investment by
   Affiliates - 1998            5,463,477     $1,827,130     666,666     $  250,000      2,846,275     $1,505,106
                                =========     ==========     =======     ==========     ==========     ==========

Funding included in notes
   payable                              -     $        -           -     $        -              -     $  354,167

Non-interest bearing
   advances to fund current
   operations,
   uncollateralized                     -      1,192,854           -        223,720              -              -
                                ---------     ----------     -------     ----------     ----------     ----------
Total debt to
   Affiliates - 1998
                                        -     $1,192,854           -     $  223,720              -     $  354,167
                                =========     ==========     =======     ==========     ==========     ==========

Interest expense recognized
   on note                              -     $        -           -     $        -              -     $  104,167
                                ---------     ----------     -------     ----------     ----------     ----------
Total interest to
   Affiliates - 1998                    -     $        -           -     $        -              -     $  104,167
                                =========     ==========     =======     ==========     ==========     ==========

The Company has been involved in certain stockholder disputes concerning its technology and has generally been successful in settling such disputes primarily through issuances of common stock. Affiliate 1 has agreed to indemnify the Company should additional stockholder disputes regarding the Company's technology arise.

NOTE 9. COMMITMENTS AND CONTINGENCIES

Litigation

At March 31, 2000 and June 30, 1999, the Company was not involved in any pending or threatened legal dispute that the Company believes would have a material adverse impact on the Company's financial statements.

                       COMPUTERIZED THERMAL IMAGING, INC.
                       (A Development Stage Company)
                Notes to Consolidated Financial Statements
                 March 31, 2000 and June 30, 1999 and 1998


NOTE 9. COMMITMENTS AND CONTINGENCIES (CONTINUED)

Contingencies

The Company has funded its operations in part by means of various offerings thought to be exempt from the registration requirements of the Securities Act of 1933 or various applicable state securities laws. In the event that any of the exemptions upon which the Company relied were not, in fact, available, the Company could face claims from federal and state regulators and from purchasers of their securities. Management and legal counsel, although not aware of any alleged specific violations, cannot predict the likelihood of claims or the range of potential liability that could arise from this issue.

As a Nevada Corporation organized prior to October 1, 1991, the Company's stockholders have, with limited exceptions, had preemptive rights to acquire the Company's common stock when such securities were offered for sale. However, in various offerings of the Company's securities, the Company failed to properly offer their existing stockholders the preemptive rights to which they were entitled. Should any stockholder assert preemptive rights for past offerings, the Company plans to make available the shares of stock and at the price to which the stockholder was originally entitled. Management is not aware of any stockholder who intends to make any claim with respect to the failure by the Company to offer preemptive rights. However, there can be no assurance that litigation asserting such claims will not be initiated, or that the Company would prevail in any such litigation. On February 4, 1998 a majority of the stockholders, by written consent, amended the Articles of Incorporation of the Company to deny preemptive rights from and after that date with respect to the issuance of shares of the common stock. The amendment to the Articles of Incorporation will have no effect with respect to preemptive rights which may have existed for certain offerings prior to such amendment.

Operating Leases

As of June 30, 1999, the Company had two existing lease agreements for office space which is accounted for as an operating leases. One of the leases expired in August of 1999 and the Company continued to occupy the space on a month-to-month basis at a monthly rental fee $1750 per month. The Company entered into a new lease on the premises prior to the quarter ended December 31, 1999. At June 30, 1999, the future minimum payments required under the noncancelable operating leases are as follows:

                 Year Ended
                  June 30,             Portland, OR                  Layton, UT
                 ----------            -------------                ------------
                   2000                $    3,500                   $    37,119
                   2001                                                  38,604
                   2002                                                  40,148
                   2003                                                  17,001
                                       -------------                ------------
                       Total                3,500                   $   132,872
                                       =============                ============

                     COMPUTERIZED THERMAL IMAGING, INC.
                       (A Development Stage Company)
                 Notes to Consolidated Financial Statements
                 March 31, 2000 and June 30, 1999 and 1998


NOTE 10 - MATERIAL SUBSEQUENT EVENT, BALES ACQUISITION

On April 4, 2000, the Company signed a Memorandum of Agreement to acquire up to 100 percent of the outstanding common stock of Bales Scientific, Inc. ("Bales"), a leading supplier of high-speed, high-resolution thermal imaging equipment, for a total purchase price of $11.1 million. The deal was closed on April 18, 2000 wherein the Company acquired 100% of Bales including inventory, equipment, order backlog and all intellectual property and rights. Pursuant to the deal, the total purchase price of $11.1 million comprised a $500,000 nonrefundable commitment fee, $5.1 million cash, and $5.5 million of the Company's common stock as determined from the listed bid price on the last business day prior to closing, or 709,677 shares at a price of $7.75 per share. The purchase price is subject to a working capital adjustment to be determined within 30 days of closing. Cashed needed to consummate the deal was provided by funds derived from the Company's recently concluded private placements.

In connection with the deal, Maurice Bales, previous majority-shareholder of Bales and noted authority in thermal imaging technology, entered into a three-year employment contract with the Company as the Company's senior officer in charge of scientific development. In addition to his normal compensation, Mr. Bales will be granted options to acquire 100,000 shares of the Company's common stock during each year of his employment at a purchase price equal to the listed bid price of such shares on the business day immediately preceding the granting of such options. The first 100,000 options were granted upon closing the deal and each additional 100,000 options will be granted upon each subsequent anniversary date of his employment. In connection with the Employment Agreement, the Company is required to pay Mr. Bales royalties of $250 upon the sales of some of its specified products. The Company believes that this royalty burden will not exceed 4 percent for any specific sale and could be less. In connection with the acquisition, the Company also entered into a three-year office lease agreement with Mr. Bales that provides for monthly lease payments to him, subject to annual cost-of-living adjustments, of $7,500.

Due to the fact that Bales was closely-held, audited and proforma financial statements are not yet available for presentation herein.

NOTE 11 - GOING CONCERN

Since its inception as a development stage enterprise, the Company has not generated significant revenue and has been dependent on debt and equity raised from individual investors to sustain its operations. The Company has conserved cash by issuing its common stock to satisfy obligations, to compensate individuals and vendors and to settle disputes that have arisen. However, during the years ended June 30, 1999 and 1998, the Company incurred net losses of $5,025,841 and $5,943,885 respectively, and negative cash flows from operations of $(4,024,575) and $(4,541,755), respectively. These factors, along with a $(398,352) negative working capital position at June 30, 1999, raised substantial doubt about the Company's ability to continue as a going concern.

                     COMPUTERIZED THERMAL IMAGING, INC.
                       (A Development Stage Company)
                 Notes to Consolidated Financial Statements
                 March 31, 2000 and June 30, 1999 and 1998



NOTE 11 - GOING CONCERN (CONTINUED)

During the nine months ended March 31, 2000, the Company took specific steps to address its financial situation. First, the Company completed two private placements of its common stock and warrants raising net proceeds of approximately $44.5 million. Second, the Company elected to participate in its financing arrangement with Beach Boulevard, LLC under which 3,123,921 shares of the Company's common stock were sold for net proceeds of approximately $2.0 million. The Company also received approximately $4.0 million from the exercise of warrants. In total, the Company raised approximately $51.2 million, net of placement costs, during the nine months ended March 31, 2000.

Furthermore, at March 31, 2000, there are approximately 14.53 million shares underlying the Company's outstanding options and warrants that can be purchased upon conversion at exercise prices ranging from $.60 to $5.00. Additional net proceeds of approximately $38.9 million are available to the Company upon the exercise of these securities.

Based on the foregoing, the Company believes that it has adequate liquid resources to meet its obligations and business plan for the foreseeable future. In the long-term, the Company believes that cash flows from commercialization of its thermal imaging systems will provide the resources for continued operations. However, there can be no assurance that the Company will have the ability to commercialize its thermal imaging systems and ultimately attain profitability. The Company's long-term viability as a going concern is dependent upon three key factors:

* The Company's ability to obtain adequate sources of debt or equity funding to meet commitments and fund the commercialization of its thermal imaging systems.

* The Company's ability to obtain positive test results of its thermal imaging systems in clinical trials currently in progress.

* The Company's ability to ultimately achieve adequate profitability and cash flows to sustain its operations.

                                     PART II

                    Information Not Required in Prospectus

Item 24.  Indemnification of Directors and Officers

         Our Articles of Incorporation do not specifically address indemnification of our directors and officers, except to make a general reference that the directors "may exercise all rights, powers, and privileges...conferred upon similar corporations organized under and by virtue of the laws of the State of Nevada". Sections 78.751 and 78.752 of the Nevada Revised Statutes permit a corporation to indemnify, among others, any officer or director against certain liabilities under specified circumstances, and to purchase and maintain insurance on behalf of its officers and directors.

         Consistent with the overall scope of Section 78.751 of the Nevada Revised Statutes, Article VI of our Bylaws, included in Exhibit 3.2 hereto and incorporated herein by reference, provides, in general, that any director or officer who is the subject of or a participant in a threatened, pending or completed legal action by reason of the fact that such individual is or was a director or officer shall be indemnified and held harmless by our from and against the consequences of such action if it is determined that he acted in good faith and reasonably believed (i) his conduct was in our best interest,
(ii) in all other cases, that his conduct was not opposed to our best interests, and (iii) with respect to criminal proceedings, that he had no reasonable cause to believe his conduct was unlawful; provided that if it is determined that such person is liable to us or is found liable on the basis that personal benefit was improperly received by such person, the indemnification is limited to reasonable expenses actually incurred by such person in connection with the legal action and shall not be made in respect of any legal action in which such person shall have been found liable for willful or intentional misconduct in the performance of his duty to us. Any indemnification (unless ordered by a court of competent jurisdiction) shall be made by us only upon a determination that indemnification of such person is proper in the circumstances by virtue of the fact that it shall have been determined that such person has met the applicable standard of conduct.

         Our Bylaws also provide that reasonable expenses, including court costs and attorneys' fees, incurred by our officers and directors in connection with a covered legal action shall be paid by us at reasonable intervals in advance of the final disposition of such action, upon receipt by us of a written affirmation by such person of his good faith belief that he has met the standard of conduct necessary for indemnification, and a written undertaking by or on behalf of such person to repay the amount paid or reimbursed by us if it is ultimately determined that he is not entitled to be indemnified.

         Our Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

         Our Bylaws also provide that we have the power and authority to purchase and maintain insurance or another arrangements on behalf of any director, officer, employee, or agent of our or any affiliate of the Company on similar terms as those described in Section 78.752 of the Nevada Revised Statutes. Our Articles of Incorporation relieve our directors from liability for monetary damages to the full extent permitted by Nevada law. Sections 78.751 and
78.752 of the General Corporation Law of the State of Nevada authorize a corporation to indemnify, among others, any officer or director against certain liabilities under specified circumstances, and to purchase and maintain insurance on behalf of its officers and directors.

Item 25.  Other Expenses of Issuance and Distribution

         The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by the Registrant. No expenses will be paid by the security holders.


                      SEC Registration Fee..............     $ 58,756 *
                      Printing and Engraving Expenses...     $  5,000 *
                      Legal Fees and Expenses...........     $ 45,000 *
                      Accounting Fees and Expenses......     $  5,000 *
                      Blue Sky Fees and Expenses........     $  5,000 *
                      Transfer Agent Fees...............          500 *
                      Miscellaneous.....................        1,000 *
                                                            ---------
                        Total...........................     $120,256 *
                                                            =========
                      * Estimated.


Item 26.  Recent Sales of Unregistered Securities

         During the past three years, the following transactions were effected by us in reliance upon exemptions from registration under the Securities Act of 1933 as amended (the "Act"). Unless stated otherwise, we believe that:

1. Each of the persons who received these unregistered securities had knowledge and experience in financial and business matters which allowed them to evaluate the merits and risk of the receipt of these securities, and that they were knowledgeable about our operations and financial condition.

2. Unless otherwise indicated, no underwriter participated in, nor did we pay any commissions or fees to any underwriter in connection with the transactions.

3.    These transactions did not involve any public offerings.

4. Each certificate issued for these unregistered securities contained a Legend stating that the securities have not been registered under the Act and setting forth the restrictions on the transferability and the sale of the securities.

         In April 1997, we issued our 12% Series A Senior Subordinated Convertible Redeemable Debentures (aggregate face value of $662,500), through Select Capital Advisors, Inc., to various investors for a cash contribution of $530,000. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         From April through June 1997, we issued warrants covering 3,299,250 shares of the Common Stock to warrant holders who were subscribers to the Private Placement Memorandum dated November 13, 1995. The Warrants were issued as a settlement with subscribers in the private placement concerning our obligation to register the shares of the Common Stock in the private placement. The terms of the settlement provided that subscribers would turn in the warrants held for new warrants entitling the holder to purchase 1.5 times the number of original shares of Common Stock at $2.50 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         In July 1997, we issued 50,000 shares of the Common Stock to an individual for services valued at $50,000. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         In July 1997, we issued 500,000 shares of the Common Stock to Manhattan Financial Group for contributions of $150,000. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         In July 1997, we issued 322,545 shares of the Common Stock to Cameron Capital, Ltd. in connection with the conversion of $150,000 of our 6% Convertible Debentures. The shares of the Common Stock issued in exchange for the securities surrendered are exempt from registration pursuant to Section 3(a)(9) of the Act.

         In July 1997, we issued 138,000 shares of the Common Stock to an individual for services valued at $42,780. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         In July 1997, we issued 740,656 shares of the Common Stock to Thermal Imaging, Inc. for cash contributions of $339,000. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         In September 1997, we issued 666,666 shares of the Common Stock to PDH, Ltd. for a cash contribution of $250,000. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         In September 1997, we issued 941,176 shares of the Common Stock to Thermal Imaging, Inc. for a cash contribution of $320,000. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         In November 1997, we issued 551,429 shares of the Common Stock to Thermal Imaging, Inc. for a cash contribution of $193,000. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         In November 1997, we issued 478,894 shares of the Common Stock to Cameron Capital, Ltd. in connection with the conversion of $200,000 of our 6% Convertible Debentures. The shares of the Common Stock issued in exchange for the securities surrendered were exempt from registration pursuant to Section 3(a)(9) of the Act.

         During October and November 1997, we issued 83,333 shares of the Common Stock to Ambient Capital Group, Inc. for services valued at $29,167. In addition, we issued 83,333 warrants to Ambient Capital Group, Inc., at an exercise price of $0.72 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         In January 1998, we issued 100,000 shares of the Common Stock to Manhattan Financial Group for services valued at $30,000. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         In January and February 1998, we issued 3,230,216 shares of the Common Stock to Thermal Imaging, Inc. for cash contributions of $975,130. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         In January 1998, we issued 102,752 shares of the Common Stock to two individuals for legal services valued at $64,220. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         During January and February 1998, we issued 603,489 shares of the Common Stock to Cameron Capital, Ltd. in connection with the conversion of $200,000 of our 6% Convertible Debentures and payment of penalties. The shares of the Common Stock issued in exchange for the securities surrendered were exempt from registration pursuant to Section 3(a)(9) of the Act.

         In March 1998, we issued 600,000 shares of our Common Stock to two individuals for cash contributions of $140,000. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         In March 1998, we issued 2,098,550 shares to Manhattan Financial Group for cash contributions of $539,106. This transaction was a private placement made in reliance on Section 4(2) of the Act.

In April 1998, we issued 216,598 shares of the Common Stock to Cameron Capital, Ltd. in connection with the conversion of $62,500, 8% Convertible Debenture and payment of penalties. The shares of the Common Stock issued in exchange for the securities surrendered were exempt from registration pursuant to Section 3(a)(9) of the Act.

         In June 1998, we issued 978,000 shares of the Common Stock to Lynch, Rowin, Novack, Burnbaum & Crystal P.C. FBO Y. L. Hirsch and Lockwood Resources on conversion of our 12% Convertible Debentures and in settlement of all claims between us and Y. L. Hirsch and Lockwood Resources. The shares issued had a value of $415,000. The shares of the Common Stock issued in exchange for the securities surrendered were exempt from registration pursuant to Section 3(a)(9) of the Act.

         In October 1998, we issued 208,261 shares of the Common Stock to Cameron Capital, Ltd. in connection with the conversion of $62,500, 8% Convertible Debentures and payment of penalties. The shares of the Common Stock issued in exchange for the securities surrendered were exempt from registration pursuant to Section 3(a)(9) of the Act.

         During October and November 1998, we issued 142,500 common shares to an individual for $0.70 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         On November 3, 1998, we issued 142,500 common shares to Harry Aderholt, one of our Directors, for $0.70 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         During November, December and January 1998, we issued 1,964,025 common shares to Southwest Securities for $0.47 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         During November, December and January 1998, we issued 169,837 common shares to National Investment Resources valued at $0.47 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         On January 20, 1999, we issued 355,350 common shares to PHD, Ltd. in satisfaction of cash advances valued at $0.47 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         On January 20, 1999, we issued 3,580,800 common shares to Thermal Imaging, Inc. in satisfaction of cash advances valued at $0.48 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         On June 30, 1999, we issued 105,511 common shares to PHD, Ltd. in satisfaction of cash advances valued at $0.47 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         On June 30, 1999, we issued 822,523 common shares to Thermal Imaging, Inc. in satisfaction of cash advances valued at $0.48 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         On February 7, 1999, we issued 264,166 common shares to Bristol Asset Management upon conversion of warrants at $0.71 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         On February 8, 1999, we issued 2,364,865 shares to Manhattan Financial Group for $0.37 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         On March 31, 1999, we issued 45,800 common shares to two individuals as consideration for services rendered valued at $0.67 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         On May 6, 1999, we issued 2,140,164 common shares to Thermal Imaging, Inc. to redeem two notes totaling $1,244,638 at $0.37 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         During May, June, July and August 1999, we issued 2,583,043 common shares to Beach Boulevard for $0.55 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         During August 1999, we issued 933,707 common shares to Beach Boulevard for $0.54 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         On September 9, 1999, we issued 875,657 common shares to Beach Boulevard for $0.60 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         In October 1999, we issued 33,997 common shares to Sitrick & Company as compensation for services at $0.94 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         On October 21, 1999, we issued 400,641 common shares to Beach Boulevard for $1.25 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         On October 13, 1999, we issued 150,000 common shares to Anslie Investments and Gisborne Capital upon conversion of warrants at $0.46 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         On October 13, 1999, we issued 104,155 common shares to Bristol Asset Management upon conversion of warrants at $1.19 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         From November 12 through December 14, we issued 108,957 common shares to five individuals upon conversion of warrants at $0.72 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         On November 24, 1999, we issued 150,000 common shares to an individual upon conversion of warrants at $1.19 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         In December 1999, we issued 200,000 common shares to two individuals for services valued at $1.20 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         In December 1999, we issued 15,000 common shares to an individual in exchange for shares of CTICO (a subsidiary) at $1.20 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         In December 1999, we issued 5,000 common shares to an individual in exchange for shares of CTICO (a subsidiary) at $1.50 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         In November and December 1999, we issued 656,700 common shares to 12 individuals upon conversion of warrants at $2.50 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         In December 1999, we issued 2000 common shares to an employee for services at $2.80 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         On December 14, 1999, we issued 13,885 common shares to Sitrick & Company upon conversion of warrants at $3.63 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         In December 1999, we issued 50,000 common shares to an individual in exchange for shares of CTICO (a subsidiary) at $2.80 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         On February 1, 2000, we issued 28,810 warrants to Sitrick & Company for services. Each warrant entitles the holder thereof, upon exercise, to one share of common stock at an exercise price $0.9375 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         On February 1, 2000, we issued 11,348 common shares to our 401K profit-sharing plan as a contribution to the plan for the year ended December 31, 1999. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         On February 3, 2000, we issued 15,623 common shares to Sitrick & Company upon conversion of warrants at $3.72 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         On March 14, 2000, we issued 24,209 common shares to two individuals upon conversion of warrants at $0.72 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         On March 14, 2000, we issued 50,000 common shares to Cameron Capital upon conversion of warrants at $1.50 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         On March 14, 2000, we issued 100,000 common shares to Cameron Capital upon conversion of warrants at $2.00 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         During January through March 2000, we issued 676,375 common shares to fourteen individuals upon conversion of warrants at $2.50 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         On April 10, 2000, we issued 510,204 common shares to Informix Corporation for $9.80 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         On April 17, 2000, we issued 200,000 warrants to Sutro & Company for services. Each warrant entitles the holder thereof, upon exercise, to one share of common stock at an exercise price $1.70 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         On April 17, 2000, we issued 11,148,766 common shares and 11,148,766 warrants to certain private investors for $2.18 per share and $1.00 per warrant. Each warrant entitles the holder thereof, upon exercise, to one-half share of common stock at an exercise price $5.00 per share. This was a private placement made in reliance on Regulation D, Rule 506, of the Act. Approximately $2.9 million was paid and options to acquire approximately 419,000 shares of our common stock at a strike price of $1.70 per share were granted to certain individuals as commissions on this private placement.

         On April 17, 2000, we issued 100,000 options to an employee. Each option entitles the holder thereof, upon exercise, to one share of common stock at an exercise price $9.0625 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

         On April 17, 2000, we issued 269,432 options to four consultants for services. Each option entitles the holder thereof, upon exercise, to one share of common stock at an exercise price $1.70 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

      On April 17, 2000, we issued 111,076 options to an employee for services. Each option entitles the holder thereof, upon exercise, to one share of common stock at an exercise price $1.70 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

      On April 20, 2000, we issued 8,838 warrants to Sitrick & Company for services. Each warrant entitles the holder thereof, upon exercise, to one share of common stock at an exercise price $0.9375 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

      On May 1, 2000, we issued 677,420 common shares, valued at $7.75 per share, to three persons in exchange for common stock of Bales Scientific, Inc. This transaction was a private placement made in reliance on Section 4(2) of the Act.

      On May 1, 2000, we issued 32,258 common shares, valued at $7.75 per share, to an individual in exchange for release of certain intellectual property rights in connection with our acquisition of Bales Scientific, Inc. This transaction was a private placement made in reliance on Section 4(2) of the Act.

      On May 2, 2000, we issued 170,000 warrants to an employee for services. Each warrant entitles the holder thereof, upon exercise, to one share of common stock at an exercise price $1.5625 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

      On June 15, 2000, we issued 35,000 shares to an officer and director upon exercise of options at $.70 per share. This transaction was a private placement made in reliance on Section 4(2) of the Act.

      On June 16, 2000, we issued 400,000 warrants to Bristol Asset
Management in settlement of various alleged claims. Each warrant entitles the holder thereof, upon exercise, to one share of common stock at an exercise price of $7.25 per share. This transaction was a private placement made in reliance on
Section 4(2) of the Act.

Item 27.  Exhibits
                                      INDEX

      The following exhibits are filed, or were previously filed, as part of this Registration Statement:

      * Incorporated herewith by reference to Registration Statement Form SB-2 filed March 3, 1998, as subsequently amended.
      **   Filed herewith.
      ***  Incorporated by reference as noted.
      --------------------------------------------------------------------------
      Exhibit No.                         Identification of Exhibit
      ----------                          -----------------------------------
      3(a)*                               Articles of Incorporation.

      3(b)*                               Amendment to Articles of
                                          Incorporation.

      3(c)*                               Amendment to Articles of
                                          Incorporation.

      3(d)*                               Amendment to Articles of
                                          Incorporation.

      3(e)*                               Amendment to Articles of
                                          Incorporation.

      3(f)*                               Amendment to Articles of
                                          Incorporation.

      3(g)*                               Bylaws, as Amended.

      4*                                  Common Stock Specimen.

      5**                                 Legal Opinion of Axelrod, Smith and
                                          Kirshbaum regarding Legality.

      10(e)* Consulting Agreement dated November 5, 1997 between the Company and Daron Dillia doing business as Manhattan Financial Group.

      10(m)* Employment Agreement dated April 30, 1997 between the Company and David A. Packer.

      10(q)*                              Computerized Thermal Imaging, Inc.
                                          Employee Stock Option Agreement
                                          dated October 29, 1997 between the
                                          Company and David B. Johnston.

      10(r)* Employment Agreement dated October 29, 1997 between the Company and David B. Johnston.

      10(t)*                              License Agreement dated June 8,
                                          1996 between the Company and
                                          Thermal Imaging, Inc.

      10(x)* Employment Agreement dated November 13, 1997 between the Company and Richard V. Secord.

      10(y)*                              Computerized Thermal Imaging, Inc.
                                          Employee Stock Option Agreement
                                          dated January 15, 1998 between the
                                          Company and Richard V. Secord.

      10(z)*                              Computerized Thermal Imaging, Inc.
                                          Employee Stock Option Agreement
                                          dated June 12, 1995 between the
                                          Company and Richard V. Secord.

      10(aa)*                             Computerized Thermal Imaging, Inc.
                                          Employee Stock Option Agreement
                                          dated June 12, 1995 between the
                                          Company and Richard V. Secord.

      10(ee)* Amendment to Employee Stock Option Agreement dated January 26, 1998 between the Company and David
                                          Packer.

      10(gg)* Amendment to Employee Stock Option Agreement dated January 26, 1998 between the Company and Richard V. Secord.

      10(ii)*                             Computerized Thermal Imaging, Inc.
                                          Consultant Stock Option Agreement
                                          dated November 18, 1997 between the
                                          Company and Daron Dillia d/b/a
                                          Manhattan Financial Group.

      10(kk)*                             Computerized Thermal Imaging, Inc.
                                          1995 Stock Option Plan.

      10(ll)*                             Computerized Thermal Imaging, Inc.
                                          1997 Stock Option and Restricted
                                          Stock Plan.

      10(pp)* Contract between TRW Systems Integration Group and Computerized Thermal Imaging, Inc. dated October 29, 1996. [Articles VI, XXIV,
                                          XXXII, and Appendix A have been
                                          omitted pursuant to a Request for
                                          Confidential Treatment.
                                          Accordingly, the material has been
                                          filed separately with the SEC.]

      10(qq)* Clinical Trial Agreement dated September 16, 1997 between Thermal Medical Imaging, Inc. and Health Research Association.

      10(rr)*                             Contract between TRW Systems
                                          Integration Group and Thermal
                                          Medical Imaging, Inc. dated June
                                          19, 1997. [Articles VI, XXIV,
                                          XXXII, and Appendix A have been
                                          omitted pursuant to a Request for
                                          Confidential Treatment.
                                          Accordingly, the material has been
                                          filed separately with the SEC.]

      10(ss)* Clinical Trial Agreement dated November 7, 1997 between Thermal Medical Imaging, Inc. and the
                                          University of Southern California.

      10(tt)* Clinical Trial Agreement dated June 4, 1998 between Thermal Medical Imaging, Inc. and Mt. Sinai
                                          Hospital.

      10(uu)* Clinical Trial Agreement dated February 14, 1998 between Thermal Medical Imaging, Inc. and
                                          Providence Hospital.

      10(vv)*                             Clinical Study of Examination of
                                          Breast for Identification of
                                          Suspicious Tissue Using Clinical
                                          Examination and Mammography With
                                          and Without the TMI Thermal Imaging
                                          System (Protocol for all clinical
                                          trial agreements).

      10(ccc)* Marketing Agreement dated November 19, 1998 between the Company and T.S.E.T., Inc.

      10(eee)*                            Beach Boulevard L.L.C. Securities
                                          Purchase Agreement.

      10(fff)*                            Executive Severance Agreement.

      10(ggg)***                          Bales Scientific, Inc Acquisition
                                          documents incorporated by reference
                                          to Form 8-K dated April 18, 2000
                                          and filed April 27, 2000 and Form
                                          8-K/A dated April 18, 2000 and
                                          filed June 16, 2000.

      10(hhh)***                          Letter Agreements dated October 28,
                                          1999 with Computerized Thermal
                                          Imaging International incorporated
                                          by reference to Form 10-QSB dated
                                          December 31, 1999 and filed
                                          February 18, 2000

      16(a)*** Letter from Ham, Langston & Brezina dated August 23, 1999 and included in Form 8-K/A dated August 17, 1999 and filed August 25, 1999 consenting to the statements contained in the registration statement.

      21**                                Subsidiaries of the Registrant.

      23(a)**                             Consent of Counsel (included in
                                          Exhibit 5).

      23(b)** Consent of HJ & Associates, LLC (formerly known as Jones, Jensen & Company).

      23(c)**                             Consent of Ham, Langston & Brezina,
                                          LLP.

      24(1)*                              Powers of Attorney.

      27(1)*                              Financial Data Schedules.

      99*                                 Audit Committee Charter.
                                             ________________________
      * Incorporated herewith by reference to Registration Statement Form SB-2 filed March 3, 1998, as subsequently amended.
      **  Filed herewith.
      *** Incorporated by reference as noted.

Item 28.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required in Section 10(a)(3) of the Securities
Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That for purposes of determining any liability under the Securities Act, (i) the information omitted from the Prospectus filed as part of this Registration Statement, as permitted by Rule 430A of the Securities Act and to be contained in the form of Prospectus to be filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act, shall be deemed to be incorporated by reference into this Registration Statement at the time it is declared effective, and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on the Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Layton, State of Utah, on June 20, 2000.

                                                 COMPUTERIZED THERMAL IMAGING,
                                                 INC.



                                                 /s/ David A. Packer
                                                 -------------------------------
                                                 David A. Packer, President




         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


/s/David B. Johnston                                              June 20, 2000
-------------------------------
DAVID B. JOHNSTON
Chairman of the Board and Chief Executive
 Officer


/s/Richard V. Secord                                              June 20, 2000
-------------------------------
RICHARD V. SECORD
Vice Chairman of the Board and Secretary


/s/David A. Packer                                                June 20, 2000
-------------------------------

DAVID A. PACKER
Director, President, Chief Operating Officer and Treasurer


/s/Brent M. Pratley, M.D.                                         June 20, 2000
-------------------------------
BRENT M. PRATLEY, M.D.
Director


/s/Milton R. Geilmann                                             June 20, 2000
-------------------------------
MILTON R. GEILMANN
Director


/s/Harry C. Aderholt                                              June 20, 2000
-------------------------------
HARRY C. ADERHOLT
Director


/s/Kevin L. Packard                                               June 20, 2000
-------------------------------
KEVIN L. PACKARD
Chief Financial Officer


/s/David A. Packer                                                June 20, 2000
-------------------------------
David A. Packer
Attorney in Fact


--------------------------------------------------------------------------------